Exhibit 10.5

AMENDED AND RESTATED CREDIT AND SECURITY AGREEMENT

Dated: May 9, 2006

among

THE FINANCIAL INSTITUTIONS NAMED HEREIN,

as Lenders

and

BANK OF AMERICA, N.A., as Administrative Agent

and

WELLS FARGO FOOTHILL, LLC, as Syndication Agent

and

THE CIT GROUP/BUSINESS CREDIT, INC.,

LASALLE BANK NATIONAL ASSOCIATION, and

WACHOVIA CAPITAL FINANCE CORPORATION (CENTRAL)

as Co-Documentation Agents

and

PNA GROUP, INC.,

SMITH PIPE & STEEL COMPANY,

INFRA-METALS CO.,

FERALLOY CORPORATION,

DELNOR CORPORATION,

DELTA STEEL L.P.,

DELTA GP, L.L.C.,

DELTA LP, L.L.C.,

TRAVEL MERGER CORPORATION and

TRAVEL MAIN CORPORATION

as Borrowers

and

BANC OF AMERICA SECURITIES LLC, as Sole Lead Arranger and Book Manager

8.1.	General Provisions	74
8.2.	Administration of Accounts	76
8.3.	Administration of Inventory	77
8.4.	Administration of Equipment	78
8.5.	Borrowing Base Certificates	79
Section 9.	REPRESENTATIONS AND WARRANTIES	79
9.1.	General Representations and Warranties	79
9.2.	Reaffirmation of Representations and Warranties	86
9.3.	Survival of Representations and Warranties	86
Section 10.	COVENANTS AND CONTINUING AGREEMENTS	86
10.1.	Affirmative Covenants	86
10.2.	Negative Covenants	91
10.3.	Financial Covenants	96
Section 11.	CONDITIONS PRECEDENT	97
11.1.	Conditions Precedent to Initial Credit Extensions	97
11.2.	Conditions Precedent to All Credit Extensions	100
11.3.	Inapplicability of Conditions	100
11.4.	Limited Waiver of Conditions Precedent	101
Section 12.	EVENTS OF DEFAULT; RIGHTS AND REMEDIES ON DEFAULT	101
12.1.	Events of Default	101
12.2.	Acceleration of Obligations; Termination of Commitments	103
12.3.	Other Remedies	104
12.4.	Setoff	105
12.5.	Remedies Cumulative; No Waiver	106
Section 13.	AGENTS	106
13.1.	Appointment, Authority and Duties of Agents	106
13.2.	Agreements Regarding Collateral and Examination Reports	108
13.3.	Reliance By Agents	109
13.4.	Action Upon Default	109
13.5.	Ratable Sharing	110
13.6.	Indemnification of Agent Indemnitees	110
13.7.	Limitation on Responsibilities of Agents	111
13.8.	Successor Agent and Co-Agents	112
13.9.	Consents, Amendments and Waivers; Out-of-Formula Loans	113
13.10.	Due Diligence and Non-Reliance	115
13.11.	Representations and Warranties of Lenders	115
13.12.	The Required Lenders	115
13.13.	Several Obligations	115
13.14.	Agents in their Individual Capacities	115
13.15.	No Third Party Beneficiaries	116
13.16.	Notice of Transfer	116
13.17.	Replacement of Certain Lenders	116
13.18.	Remittance of Payments and Collections	117
13.19.	No Reliance on Agents’ Customer Identification Program	117
13.20.	USA PATRIOT Act.	118
Section 14.	BENEFIT OF AGREEMENT; ASSIGNMENTS AND PARTICIPATIONS	118
14.1.	Successors and Assigns	118
14.2.	Participations	118
14.3.	Assignments	119
14.4.	Tax Treatment	120

Section 15	.MISCELLANEOUS	120
15.1.	Power of Attorney	120
15.2.	General Indemnity	121
15.3.	Survival of All Indemnities	121
15.4.	Modification of Agreement	121
15.5.	Severability	122
15.6.	Cumulative Effect; Conflict of Terms	122
15.7.	Execution in Counterparts	122
15.8.	Consent	122
15.9.	Notices	122
15.10.	Performance of Borrowers’ Obligations	122
15.11.	Credit Inquiries	123
15.12.	Time of Essence	123
15.13.	Indulgences Not Waivers	123
15.14.	Entire Agreement; Exhibits and Schedules	123
15.15.	Interpretation	123
15.16.	Obligations of Lenders Several	123
15.17.	Advertising and Publicity	124
15.18.	Disclosure	124
15.19.	Governing Law; Consent to Forum	124
15.20.	Waivers by Borrowers	124
15.21.	Waiver of Consumer Rights	125
15.22.	Limitation of Liability	125
15.23.	Amendment and Restatement	125

LIST OF EXHIBITS AND SCHEDULES

Exhibit A	Form of Revolver Note
Exhibit B	Forms of Term Notes
Exhibit C	Form of Notice of Conversion/Continuation
Exhibit D	Form of Notice of Borrowing
Exhibit E	Compliance Certificate
Exhibit F	Opinion Letter Requirements
Exhibit G	Form of Assignment and Acceptance
Exhibit H	Form of Notice
Exhibit I	Joint Ventures Constituting Permitted Affiliates
Exhibit J	Approved Processors
Exhibit K	Form of Borrowing Base Certificate
Exhibit L	Imported Inventory Agreement

Schedule 1	Commitments
Schedule 2	Notice Addresses
Schedule 8.1.1	Borrowers’ Business Locations
Schedule 8.1.2	Borrowers’ Insurance
Schedule 9.1.1	Jurisdictions in which Borrowers and each Subsidiary is Authorized to do Business
Schedule 9.1.4	Capital Structure of Borrowers
Schedule 9.1.5	Corporate Names
Schedule 9.1.12	Surety Obligations
Schedule 9.1.13	Tax Identification and Organizational Identification Numbers of Borrowers and Subsidiaries
Schedule 9.1.15	Patents, Trademarks, Copyrights and Licenses
Schedule 9.1.18	Contracts Restricting Borrowers’ Right to Incur Debts
Schedule 9.1.19	Litigation
Schedule 9.1.21	Capitalized and Operating Leases
Schedule 9.1.23	Labor Relations
Schedule 9.1.27	Real Property
Schedule 9.1.28	Environmental Matters
Schedule 9.1.30	Bank Accounts
Schedule 10.2.5	Permitted Liens
Schedule 10.2.8	Restrictions on Upstream Payments

AMENDED AND RESTATED CREDIT AND SECURITY AGREEMENT

THIS AMENDED AND RESTATED CREDIT AND SECURITY AGREEMENT (this “Agreement”) is made on May 9, 2006, by and among PNA GROUP, INC. (individually “PNA” and, in its capacity as the representative of the other Borrowers pursuant to Section 4.4 hereof, “Borrower Agent”), a Delaware corporation with its chief executive office and principal place of business at 400 Northridge Road, Suite 850, Atlanta, Georgia 30350; SMITH PIPE & STEEL COMPANY, an Arizona corporation (“Smith”) with its chief executive office and principal place of business at 5599 San Felipe, Suite 600, Houston, Texas 77056; INFRA-METALS CO., formerly known as Preussag International Steel Corporation, a Georgia corporation (“Infra-Metals”), with its chief executive office and principal place of business at 400 Northridge Road, Suite 850, Atlanta, Georgia 30350; FERALLOY CORPORATION, a Delaware corporation (“Feralloy”) with its chief executive office and principal place of business at 8755 W. Higgins, Chicago, Illinois 60631; DELTA STEEL L.P., a Texas limited partnership and successor by conversion to Delta Steel, Incorporated (“Delta Steel”) with its chief executive office and principal place of business at 5599 San Felipe, Suite 600, Houston, Texas 77056; DELTA GP, L.L.C., a Texas limited liability company (“delta GP”) with its chief executive office and principal place of business at 5599 San Felipe, Suite 600, Houston, Texas 77056; DELTA LP, L.L.C., a Delaware limited liability company (“Delta LP”) with its chief executive office and principal place of business at 400 Northridge Road, Suite 850, Atlanta, Georgia 30350; DELNOR CORPORATION, a Texas corporation (“Delnor”) with its chief executive office and principal place of business at 5599 San Felipe, Suite 600, Houston, Texas 77056; TRAVEL MERGER CORPORATION, a Delaware corporation (“Merger Sub”) with its chief executive office and principal place of business at 360 North Crescent Drive, Beverly Hills, California 90210; and TRAVEL MAIN CORPORATION, a Delaware corporation (“PropertyCo”) with its chief executive office and principal place of business at 360 North Crescent Drive, Beverly Hills, California 90210 (PNA, Smith, Infra-Metals, Feralloy, Delta Steel, Delta GP, Delta LP, Delnor, Merger Sub And PropertyCo being referred to collectively as “Borrowers,” and individually as a “Borrower”); the various financial institutions listed on the signature pages hereof and their respective successors and permitted assigns which become “Lenders” as provided herein; BANK OF AMERICA, N.A., a national banking association with an office at 300 Galleria Parkway, Suite 800, Atlanta, Georgia 30309, as successor agent to Fleet Capital Corporation in its capacity as collateral and administrative agent for the Lenders pursuant to section 13 hereof (together with its successors in such capacity, “Administrative Agent”); WELLS FARGO FOOTHILL, LLC a Delaware limited liability company, in its capacity as syndication agent for the Lenders pursuant to Section 13 hereof (together with its successors in such capacity, “Syndication Agent”), and THE CIT GROUP/BUSINESS CREDIT, INC., a New York corporation, LASALLE BANK NATIONAL ASSOCIATION, a national banking association and WACHOVIA CAPITAL FINANCE CORPORATION (CENTRAL), an Illinois corporation in their capacities as co-documentation agents for the Lenders pursuant to Section 13 hereof (together with their successors in such capacity, “Co-Documentation Agents” and collectively with Administrative Agent and Syndication Agent, the “Agents”).

W I T N E S S E T H:

WHEREAS, Borrowers, Fleet Capital Corporation, as the prior Administrative Agent, Bank of America, N.A., as the prior Syndication Agent, LaSalle Bank, National Association, The CIT Group/Business Credit, Inc. and Wells Fargo Foothill, LLC, as the prior Co-Documentation Agents and certain financial institutions named as “Lenders” therein (the “Existing Lenders”) are parties to that certain Credit and Security Agreement dated September 30, 2003, as amended by that certain letter amendment dated February 24, 2004, by that certain Second Amendment to Credit and Security Agreement dated April 30, 2004, by that certain Third Amendment to Credit and Security Agreement dated May 24, 2004, and by that certain Fourth Amendment to Credit and Security Agreement dated

January 21, 2005 (as at any time amended, modified, supplemented or restated prior to the date hereof, the “Existing Credit Agreement”), pursuant to which the Existing Lenders have made certain revolving credit loans, term loans and other financial accommodations to Borrowers in an amount not exceeding $250,000,000; and

WHEREAS, Bank of America, N.A. acquired all of Fleet Capital Corporation’s title and interest in and to the Existing Credit Agreement, and constitutes the Administrative Agent thereunder; and

WHEREAS, PNA, Preussag North America, Inc. (“Seller”), Travel Holding Corporation (“New Parent”) and Merger Sub have entered into that certain Agreement and Plan of Merger dated as of February 14, 2006 (the “Merger Agreement”), pursuant to which Merger Sub will merge with and into PNA with PNA being the surviving corporation after giving effect to such merger and with PNA thereafter being a wholly-owned subsidiary of New Parent; and

WHEREAS, in connection with the transactions contemplated by the Merger Agreement, each Borrower has requested that the Existing Credit Agreement be amended and restated in its entirety to become effective and binding on the Borrowers and the other Obligors (as defined below) pursuant to the terms hereof, and the Lenders (including the Existing Lenders that are parties hereto) and the Agents have agreed, subject to the terms of this Agreement, to amend and restate the Existing Credit Agreement in its entirety to read as set forth herein, and it has been agreed by the parties hereto that (a) the Commitments (as defined below) which the Existing Lenders that are parties hereto extended under the Existing Credit Agreement and the Commitments of new Lenders that are or become parties hereto shall be extended or advanced upon the amended and restated terms and conditions contained in this Agreement and (b) the Loans and other Obligations (as defined below) outstanding under the Existing Credit Agreement shall be governed by and deemed to be outstanding under the amended and restated terms and conditions contained herein; and

WHEREAS, all existing Obligations are and shall continue to be (and all Obligations incurred pursuant hereto shall be) secured by, among other things, the Security Documents and the other Credit Documents (as defined below) and shall be guaranteed pursuant to the Guaranties (as defined below).

NOW, THEREFORE, for Ten Dollars ($10.00) in hand paid and other good and valuable consideration, the receipt and sufficiency of which are hereby severally acknowledged, the parties hereto, intending to be legally bound hereby, agree to amend and restate the Existing Credit Agreement as follows:

General Definitions.

Defined Terms. Capitalized terms used in this Agreement shall have the following respective meanings (unless otherwise defined herein):

Account - shall have the meaning ascribed to “account” in the UCC and shall include any and all rights of a Borrower to payment for goods sold or leased or for services rendered that are not evidenced by an Instrument or Chattel Paper, whether or not they have been earned by performance.

Account Debtor - a Person who is or becomes obligated under or on account of an Account.

Accounts Formula Amount - on any date of determination thereof, an amount equal to the lesser of (i) the Revolver Commitments on such date or (ii) 85% of the net amount of Eligible Accounts on such date. As used herein, the phrase “net amount of Eligible Accounts” shall mean the face amount of such Accounts on any date less any and all returns, rebates, discounts (which may, at Administrative Agent’s option, be calculated on shortest terms), credits, allowances or Taxes (including sales, excise or other taxes but excluding Taxes based on income) at any time issued, owing, claimed by Account Debtors, granted, outstanding or payable in connection with, or any interest accrued on the amount of, such Accounts at such date.

ACH Transactions - any cash management or related services including the automatic clearing house transfer of funds by any Lender, or any of its Affiliates for the account of a Borrower pursuant to agreement.

Adjusted LIBOR Rate - with respect to each Interest Period for a LIBOR Loan, an interest rate per annum (rounded upwards, to the next 1/16th of 1%) equal to the quotient of (a) the LIBOR Rate in effect for such Interest Period divided by (b) a percentage (expressed as a decimal) equal to 100% minus Statutory Reserves.

Affiliate - a Person (other than a Subsidiary): (i) which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, another Person; (ii) which beneficially owns or holds 10% or more of any class of the Equity Interests of a Person; or (iii) 10% or more of the Equity Interests with power to vote of which is beneficially owned or held by another Person or a Subsidiary of another Person. For purposes hereof, (i) “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of any Equity Interest, by contract or otherwise and (ii) for avoidance of doubt, New Parent, its Subsidiaries and the Joint Ventures constitute Affiliates of each Borrower.

Affiliate Liability - on any date of determination, the amount owing by any or all Borrowers to any Affiliate of a Borrower on such date.

Affiliate Loan - a loan or other extension of credit from a Borrower to a Permitted Affiliate at any time the Affiliate Loan Conditions are satisfied and that is for the sole purpose of working capital of such Permitted Affiliate but not for the purpose of a loan, investment or distribution by such Permitted Affiliate to another Person.

Affiliate Loan Conditions - the following conditions, the satisfaction of each of which is a condition to the authority of a Borrower to make an Affiliate Loan: (i) no Default or Event of Default shall exist or result therefrom; (ii) after giving effect to the Affiliate Loan and all other Affiliate Loans then outstanding, the principal amount of Affiliate Loans outstanding would not exceed $7,500,000; and (iii) if any Affiliate Loan is evidenced by a note or other negotiable instrument or document, and if requested by Administrative Agent, such Borrower or holder of such note or other negotiable instrument or document shall pledge such note or other negotiable instrument or document shall pledge such note or other negotiable instrument or document to Administrative Agent as security for the Obligations pursuant to a pledge agreement in form and substance satisfactory to Administrative Agent and shall deliver the original of such note or other negotiable instrument or document to Administrative Agent.

Agent Indemnitees - Administrative Agent in its capacity as collateral and administrative agent for the Lenders under the Credit Documents and all of Administrative Agent’s present and future officers, directors and agents; Syndication Agent in its capacity as syndication agent for the Lenders under the Credit Documents and all of Syndication Agent’s present and future officers, directors and agents; and Co-Documentation Agents in their capacity as co-documentation agents for the Lenders under the Credit Documents and all of Co-Documentation Agents’ present and future officers, directors and agents.

Agent Professionals - attorneys, accountants, appraisers, business valuation experts, environmental engineers or consultants, turnaround consultants and other professionals or experts retained by Administrative Agent or BAS.

Agreement - this Agreement and all Exhibits and Schedules hereto.

Anti-Terrorism Laws - any laws relating to terrorism or money laundering, including Executive Order No. 13224 and the USA PATRIOT Act.

Applicable Law - all laws, rules and regulations applicable to the Person, conduct, transaction, covenant, Credit Document or Material Contract in question, including all applicable common law and equitable principles; all provisions of all applicable state, federal and foreign constitutions, statutes, rules, regulations and orders of Governmental Authorities; and all orders, judgments and decrees of all courts and arbitrators.

Applicable Margin - a percentage equal to 0.25% with respect to Revolver Loans that are Base Rate Loans, 1.75% with respect to Revolver Loans that are LIBOR Loans, 0.25% with respect to each Term Loan 1 Advance made or outstanding as a Base Rate Loan, 2.00% with respect to each Term Loan 1 Advance made or outstanding as a LIBOR Loan, 3.50% with respect to each Term Loan 2 Advance made or outstanding as a LIBOR Loan, 2.00% with respect to each Term Loan 2 Advance made or outstanding as a Base Rate Loan, and 0.375% with respect to fees payable to Lenders pursuant to Section 3.2.2, provided that, commencing September 30, 2006, the Applicable Margin shall be increased or (if no Default or Event of Default exists) decreased, based upon the Consolidated Fixed Charge Coverage Ratio, as follows:

			LIBOR Loans
Levels	Consolidated Fixed Charge Coverage Ratio	Base Rate	Revolver	Term Loan 1	Unused Line Fee
I	Less than 1.25 to 1.0	0.75%	2.25%	2.50%	0.375%
II	If equal to or greater than 1.25 to 1.0 but less than 1.50 to 1.0	0.50%	2.00%	2.25%	0.375%
III	If equal to or greater than 1.50 to 1.0 but less than 2.0 to 1.0	0.25%	1.75%	2.00%	0.375%
IV	If equal to or greater than 2.0 to 1.0 but less than 2.50 to 1.0	0.00%	1.50%	1.75%	0.250%
V	If equal to or greater than 2.50 to 1.0	0.00%	1.25%	1.50%	0.250%

The Applicable Margin with respect to each Term Loan 2 Advance constituting a LIBOR Loan shall be 3.50% at all times (and shall not be adjusted in accordance with the above grid), and the Applicable Margin with respect to each Term Loan 2 Advance constituting a Base Rate Loan shall be 2.00% at all times. If, on any date of determination, (i) no Default or Event of Default exists and (ii) Average Availability during the immediately preceding Fiscal Quarter exceeds $60,000,000, then the Base Rate and LIBOR margins (but not the Unused Line Fee) in effect on such date shall be 0.25% lower than the per annum percentage set forth at the appropriate level in the table above.

The Applicable Margin shall be subject to reduction or increase, as applicable and as set forth in the table above, on a quarterly basis according to the performance of Borrowers as measured by the Consolidated Fixed Charge Coverage Ratio for the Applicable Margin Test Period. Except as set forth in the last sentence hereof, any such increase or reduction in the Applicable Margin provided for herein shall be effective three (3) Business Days after receipt by Administrative Agent of the applicable financial statements and corresponding Compliance Certificate. If the financial statements and the Compliance Certificate of Borrowers setting forth the Consolidated Fixed Charge Coverage Ratio are not received by Administrative Agent by the date required pursuant to Section 10.1.3 of this Agreement, the Applicable Margin shall be determined as if the Consolidated Fixed Charge Coverage Ratio is at Level I until such time as such financial statements and Compliance Certificate are received and any Event of Default resulting from a failure to timely deliver such financial statements or Compliance Certificate is waived in writing by Agents and Lenders. Agents and Lenders shall be entitled within ten (10) Business Days after the occurrence of such Event of Default, to accrue and receive interest at the Default Rate to the extent authorized by Section 3.1.5 of this Agreement until Borrowers have delivered the delinquent financial statements and Compliance Certificate (but nothing contained herein shall constitute a waiver of Lenders’ right to charge the Default Rate upon the occurrence of any other Event of Default) and, on each date that the Default Rate accrues on any Loan, the Applicable Margin on such date for such Loan shall be the Applicable Margin that would apply if the Consolidated Fixed Charge Coverage Ratio is at Level I (without regard to the actual Consolidated Fixed Charge Coverage Ratio). For the final Fiscal Quarter of any Fiscal Year of Borrowers, Borrowers may provide the unaudited financial statements of Borrowers, subject only to year-end adjustments, for the purpose of determining the Applicable Margin; provided, however, that if, upon delivery of the annual audited financial statements required to be submitted by Borrowers to Administrative Agent pursuant to Section 10.1.3(i) of this Agreement, Borrowers have not met the criteria for reduction of the Applicable Margin pursuant to the terms hereinabove for the relevant financial period, including the final Fiscal Quarter of the Fiscal Year of Borrowers then ended, then (a) such Applicable Margin reduction shall be terminated and, effective on the first day of the month following receipt by Administrative Agent of such audited financial statements, the Applicable Margin shall be the Applicable Margin that would have been in effect if such reduction had been implemented based upon the audited financial statements of Borrowers for the final Fiscal Quarter of the Fiscal Year of Borrowers then ended, and (b) Borrowers shall pay to Administrative Agent, for the Pro Rata benefit of the Lenders, on the first Business Day of the month following receipt by Administrative Agent of such audited financial statements, an amount equal to the difference between the amount of interest and fees that would have been paid using the Applicable Margin determined based upon such audited financial statements and the amount of interest actually paid during the period in which the reduction of the Applicable Margin was in effect based upon the unaudited financial statements for the final Fiscal Quarter of the Fiscal Year of Borrowers then ended.

Applicable Margin Test Period - means (i) the period from the Closing Date through September 30, 2006, on a cumulative basis, (ii) the period from the Closing Date through December 31, 2006, on a cumulative basis, (iii) the period from the Closing Date through March 31, 2007, on a cumulative basis, and (iv) thereafter, as of the end of each Fiscal Quarter for the immediately preceding four (4) Fiscal Quarters.

Applicable Test Period - means, (i) for the period from the Closing Date through April 30, 2007, as of the last day of each fiscal month, on a cumulative basis, and (ii) thereafter, as of the last day of each fiscal month based upon the immediately preceding twelve month period.

Approved Processor Locations - those processor locations maintained by Persons (i) listed on Exhibit J attached hereto and (ii) from whom Administrative Agent has received a Lien Waiver.

Assignment and Acceptance - an assignment and acceptance entered into by a Lender and an Eligible Assignee and accepted by Administrative Agent, in the form of Exhibit G.

Audit Cure Period - as defined in Section 3.2.4.

Audit Reimbursement Test - as defined in Section 3.2.4.

Availability - on any date, the amount that Borrowers are entitled to borrow as Revolver Loans on such date, such amount being the difference derived when the sum of the principal amount of Revolver Loans then outstanding (including any amounts that Agents or Lenders may have paid for the account of Borrowers pursuant to any of the Credit Documents and that have not been reimbursed by Borrowers and any outstanding Settlement Loans) is subtracted from the Borrowing Base on such date. If the amount outstanding is equal to or greater than the Borrowing Base, Availability is zero.

Availability Reserve - on any date of determination thereof, an amount equal to the sum of the following (without duplication): (i) the Inventory Reserve; (ii) all amounts of past due rent, fees or other charges owing at such time by any Borrower to any landlord of any premises where any of the Collateral is located or to any processor, repairman, mechanic or other Person who is in possession of any Collateral or has asserted any Lien or claim thereto and a rent reserve equal to three (3) months rent for any leased location of a Borrower at which Collateral is located (other than the Decatur, Alabama leased location of Feralloy) and for which a Lien Waiver has not been delivered to Administrative Agent; (iii) any amounts which any Borrower is obligated to pay pursuant to the provisions of any of the Credit Documents that an Agent or any Lender elects to pay for the account of such Borrower in accordance with authority contained in any of the Credit Documents; (iv) the LC Reserve; (v) aggregate amount of reserves established by Administrative Agent in its reasonable credit judgment in respect of Banking Relationship Debt; (vi) the aggregate amount of all liabilities and obligations that are secured by Liens upon any of the Collateral that are senior in priority to Administrative Agent’s Liens if such Liens are not Permitted Liens (provided that the imposition of a reserve hereunder on account of such Liens shall not be deemed a waiver of the Event of Default that arises from the existence of such Liens); and (vii) such additional reserves, in such amounts and with respect to such matters, as Administrative Agent in its reasonable credit judgment may elect to impose from time to time.

Average Availability - on any date of determination, the amount of Availability during a consecutive Business Day period divided by the number of Business Days in such period.

Average Revolver Balance - for any period, the amount obtained by adding the aggregate of the unpaid balance of Revolver Loans and LC Obligations at the end of each day for the period in question and by dividing such sum by the number of days in such period.

Bank - Bank of America, N.A., a national banking association, and its successors and assigns.

Bank Indemnitees - Bank and all of its present and future officers, directors and agents.

Bank Products - any one or more of the following types of services or facilities extended to Borrowers by Bank, any Lender or any Affiliate of Bank or any Lender: (i) ACH Transactions; (ii) services provided under Cash Management Agreements, including controlled disbursement services; (iii) Hedging Agreements; and (iv) credit cards.

Banking Relationship Debt - Debt or other obligations of a Borrower to Bank or any Lender (or any Affiliate of Bank or any Lender) arising out of or relating to (i) demand deposit and operating account relationships between such Borrower and Bank, any Lender (or any Affiliate of Bank or any Lender) or any cash management services provided to such Borrower or any of its Subsidiaries, including any obligations under Cash Management Agreements, (ii) Hedging Agreements with Bank or any Lender (or any Affiliate of Bank or any Lender) and (iii) any other products or services provided by Bank or any Lender (or any Affiliate of Bank or any Lender) to such Borrower, including merchant card services, automated clearinghouse services and other Bank Products.

Bankruptcy Code - title 11 of the United States Code.

BAS - Banc of America Securities LLC, a Delaware limited liability company, and its successors and assigns.

Base Rate - the rate of interest announced or quoted by Bank from time to time as its prime rate. The prime rate announced by Bank is a reference rate and does not necessarily represent the lowest or best rate charged by Bank. Bank may make loans or other extensions of credit at, above or below its announced prime rate. If the prime rate is discontinued by Bank as a standard, a comparable reference rate designated by Bank as a substitute therefor shall be the Base Rate.

Base Rate Loan - a Loan, or portion thereof, during any period in which it bears interest at a rate based upon the Base Rate.

Base Rate Revolver Loan - a Revolver Loan that bears interest based on the Base Rate.

Board of Governors - the Board of Governors of the Federal Reserve System.

Book Value - with reference to the Inventory, the lesser of cost (on a first-in, first-out accounting basis) and fair market value of such Inventory.

Borrower Agent - as defined in the introductory paragraph to this Agreement and in Section 4.4 of this Agreement.

Borrowing - a borrowing consisting of Loans of one Type made on the same day by Lenders (or by Bank in the case of a Borrowing funded by Settlement Loans) or a conversion of a Loan or Loans of one Type from Lenders on the same day.

Borrowing Base - on any date of determination thereof, an amount equal to the lesser of: (a) the aggregate amount of the Revolver Commitments on such date minus the LC Obligations on such date, or (b) an amount equal to (i) the sum of the Accounts Formula Amount plus the Inventory Formula Amount on such date minus (ii) the Availability Reserve on such date.

Borrowing Base Certificate - a certificate, in the form attached hereto as Exhibit K or in a form otherwise requested by Administrative Agent from time to time, by which Borrowers shall certify to Agents and Lenders, with such frequency as Administrative Agent may request, the amount of the Borrowing Base as of the date of the certificate and the calculation of such amount.

Business Day - any day excluding Saturday, Sunday and any other day that is a legal holiday under the laws of the State of Georgia or State of North Carolina or is a day on which banking institutions located in such state are closed; provided, however, that when used with reference to a LIBOR Loan (including the making, continuing, prepaying or repaying of any LIBOR Loan), the term “Business Day” shall also exclude any day on which banks are not open for dealings in Dollar deposits on the London interbank market.

Business Interruption Insurance Assignment - the Collateral Assignment of Business Interruption Insurance executed by Borrowers in favor of Administrative Agent for the benefit of Secured Parties, in form and substance satisfactory to Administrative Agent, as security for the payment of the Obligations.

Capital Expenditures - expenditures made or liabilities incurred for the acquisition of any fixed assets or improvements, replacements, substitutions or additions thereto which have a useful life of more than one (1) year, including the total principal portion of Capitalized Lease Obligations.

Capitalized Lease Obligation - any obligations under a lease to the extent the same are required to be capitalized for financial reporting purposes in accordance with GAAP.

Cash Collateral - cash or Cash Equivalents, and any interest earned thereon, that is deposited with Administrative Agent in accordance with this Agreement for the Pro Rata benefit of Lenders as security for the Obligations.

Cash Collateralize - the delivery of cash to Administrative Agent, as security for the payment of Obligations, in an amount equal to (a) with respect to LC Obligations, 105% of the aggregate LC Obligations, and (b) with respect to any inchoate or contingent Obligations (including Obligations arising under Bank Products), Administrative Agent’s good faith estimate of the amount due or to become due, including all fees and other amounts relating to such Obligations. “Cash Collateralization” has a correlative meaning.

Cash Collateral Account - a demand deposit, money market or other account established by Administrative Agent at such financial institution as Administrative Agent may select in its reasonable credit judgment, which account shall be in Administrative Agent’s name and subject to Administrative Agent’s Liens for the Pro Rata benefit of Lenders.

Cash Equivalents - (i) marketable direct obligations issued or unconditionally guaranteed by the United States government and backed by the full faith and credit of the United States government having maturities of not more than twelve (12) months from the date of acquisition; (ii) domestic certificates of deposit and time deposits having maturities of not more than twelve (12) months from the date of acquisition, bankers’ acceptances having maturities of not more than twelve (12) months from the date of acquisition and overnight bank deposits, in each case issued by any commercial bank organized under the laws of the United States, any state thereof or the District of Columbia, which at the time of acquisition are rated A-1 (or better) by S&P or P-1 (or better) by Moody’s, and (unless issued by a Lender) not subject to offset rights in favor of such bank arising from any banking relationship with such bank; (iii) repurchase obligations with a term of not more than thirty (30) days for underlying securities of the types described in clauses (i) and (ii) entered into with any financial institution meeting the qualifications specified in clause (ii) above; (iv) commercial paper having at the time of investment therein or a contractual commitment to invest therein a rating of A-1 (or better) by S&P or P-1 (or better) by Moody’s, and having a maturity within nine (9) months after the date of acquisition thereof; and (v) any money market fund that has substantially all of its assets invested continuously in the types of investments referred to above, has net assets of at least $500,000,000 and has the highest rating obtainable from either Moody’s or S&P.

Cash Management Agreements - collectively (i) the Cash Management Agreement dated January 1, 2003 between Feralloy and LaSalle, and (ii) any other agreement entered into from time to time between any Borrower or any of its Subsidiaries, on the one hand, and Bank, or any of its Affiliates, on the other, in connection with cash management services for operating, collections, payroll and trust accounts of such Borrower or its Subsidiaries provided by such banking or financial institution, including automatic clearinghouse services, controlled disbursement services, electronic funds transfer services, information reporting services, lockbox services, stop payment services and wire transfer services.

Cash Management Services Agreement - that certain Cash Management Services Agreement dated on or prior to the Closing Date among Borrower Agent, Joint Ventures and Administrative Agent.

CERCLA - the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. § 9601 et seq. and its implementing regulations.

Chattel Paper - shall have the meaning given to “chattel paper” in the UCC.

Closing Date - the date on which all of the conditions precedent in Section 11 of this Agreement are satisfied and the initial Loans are made under this Agreement.

Collateral - all of the Property and interests in Property described in Section 7 of this Agreement; all Property described in any of the Security Documents as security for the payment or performance of any of the Obligations; and all other Property and interests in Property that now or hereafter secure (or are intended to secure) the payment and performance of any of the Obligations.

Commercial Tort Claim - shall have the meaning given to “commercial tort claim” in the UCC.

Commitment - at any date for any Lender, the aggregate amount of such Lender’s Revolver Commitment, Term Loan 1 Commitment and Term Loan 2 Commitment on such date, and “Commitments” means the aggregate amount of all Revolver Commitments, Term Loan 1 Commitments and Term Loan 2 Commitments.

Commitment Termination Date - the date that is the soonest to occur of (i) the last day of the Term; (ii) the date on which either Borrowers or Administrative Agent terminates the Commitments pursuant to Section 6.2 of this Agreement; or (iii) the date on which the Commitments are automatically terminated pursuant to Section 12.2 of this Agreement.

Compliance Certificate - a Compliance Certificate to be provided by Borrowers to Administrative Agent in accordance with, and in the form annexed as Exhibit E to, this Agreement, and the supporting schedules to be annexed thereto.

Consolidated - the consolidation in accordance with GAAP of the accounts or other items as to which such term applies.

Consolidated Adjusted Net Earnings - with respect to any fiscal period, means the net earnings (or loss) for such fiscal period of Borrowers and their Subsidiaries, all as reflected on the financial statement of Borrowers supplied to Administrative Agent pursuant to Section 10.1.3 hereof, but excluding: (i) any gain or loss arising from the sale of fixed assets; (ii) any gain arising from any write-up (or loss arising from any write-down) of fixed assets or general intangibles during such period; (iii) earnings of any Subsidiary accrued prior to the date it became a Subsidiary; (iv) earnings of any Person, substantially all the assets of which have been acquired in any manner by a Borrower or its Subsidiary, realized by such Person prior to the date of such acquisition; (v) net earnings of a Joint Venture or any other entity in which a Borrower or a Subsidiary has an ownership interest except to the extent actually distributed to Borrowers or their Subsidiaries; (vi) any portion of the net earnings of any Subsidiary which for any reason is unavailable for payment of Distributions to a Borrower or its Subsidiary; (vii) the earnings of any Person to which any assets of a Borrower or its Subsidiary shall have been sold, transferred or disposed of, or into which a Borrower or its Subsidiary shall have merged, or been a party to any consolidation or other form of reorganization, prior to the date of such transaction; (viii) management fees paid or payable to Platinum or its Affiliates, not to exceed $5,000,000 in the aggregate per Fiscal Year; (ix) any gain arising from the acquisition of any Securities of a Borrower or its Subsidiary; (x) any non-cash gain or non-cash loss arising from extraordinary or non-recurring items net of any Taxes (without duplication); and (xi) restructuring costs within twelve (12) months after the Closing Date, not to exceed $5,000,000 in the aggregate plus transaction costs incurred in connection with the Merger Agreement and this Agreement; all as determined in accordance with GAAP.

Consolidated EBITDA - for any fiscal period of Borrowers and their Subsidiaries, on a Consolidated basis (without duplication), an amount equal to the sum for such fiscal period of (i) Consolidated Adjusted Net Earnings, plus (ii) provision for taxes based on or determined by reference to income, plus (iii) Consolidated Interest Expense, plus (iv) depreciation, amortization and other non-cash charges.

Consolidated Fixed Charge Coverage Ratio - for any period of Borrowers and their Subsidiaries, on a Consolidated basis, the ratio of (i) Consolidated EBITDA for such period minus Unfinanced Capital Expenditures for such period minus cash income taxes paid minus Distributions to (ii) (without duplication) Consolidated Fixed Charges for such period.

Consolidated Fixed Charges - for any fiscal period of Borrowers and their Subsidiaries, on a Consolidated basis, the sum of Borrowers’ and their Subsidiaries’ (i) cash interest expense in respect of their Funded Debt (including with respect to the Seller Note but excluding interest with respect to the Seller Note that has been paid through a Distribution), plus (ii) scheduled payments of principal on their Funded Debt, paid during such period (excluding the Revolver Loans and excluding payments on the Seller Note that have been paid through a Distribution) plus (iii) to the extent not covered in the foregoing clause (ii), principal payments made during such period on Subordinated Debt (excluding payments on the Seller Note that have been paid through a Distribution).

Consolidated Interest Expense - for any period, the total interest expense of Borrowers and their Subsidiaries during such period, determined on a Consolidated basis in accordance with GAAP.

Contingent Obligation - with respect to any Person, any obligation of such Person arising from any guaranty, indemnity or other assurance of payment or performance of any Debt, lease, dividend or other obligation (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including (i) the direct or indirect guaranty, endorsement (other than for collection or deposit in the Ordinary Course of Business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of a primary obligor, (ii) the obligation to make take-or-pay or similar payments, if required, regardless of nonperformance by any other party or parties to an agreement, (iii) any obligation of such Person, whether or not contingent, (A) to purchase any such primary obligation or any Property constituting direct or indirect security therefor, (B) to advance or supply funds (1) for the purchase or payment of any such primary obligations or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (C) to purchase Property, Securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (D) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation with respect to which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability with respect thereto (assuming such Person is required to perform thereunder), as determined by such Person in good faith.

Controlled Disbursement Account - a demand Deposit Account maintained by Borrowers at the Controlled Disbursement Bank and to which proceeds of Loans will be wired from time to time.

Controlled Disbursement Bank - Bank or any Affiliate of Bank, or such other bank as may be mutually agreed to by Administrative Agent and Borrower Agent.

Credit Documents - this Agreement, the Other Agreements and the Security Documents.

Cure Period - as defined in Section 10.3.1 of this Agreement.

Cure Period Cap - as defined in Section 10.3.1 of this Agreement.

Current - with respect to applicable accounts payable of Borrowers and their Subsidiaries, means such payables are current in accordance with Borrowers’ past payment practices as determined by Administrative Agent in its reasonable credit judgment.

Current Assets - at any date, the amount at which all of the current assets of a Person would be properly classified as current assets shown on a balance sheet at such date in accordance with GAAP except that amounts due from Affiliates and investments in Affiliates shall be excluded therefrom.

Customs Broker - a Person serving as a customs broker for a Borrower in connection with such Borrower’s importation of Inventory.

CWA - the Clean Water Act (33 U.S.C. §§ 1251 et seq.).

Debt - as applied to a Person means, without duplication: (i) all items which in accordance with GAAP would be included in determining total liabilities as shown on the liability side of a balance sheet of such Person as of the date as of which Debt is to be determined, including Capitalized Lease Obligations; (ii) all Contingent Obligations of such Person; (iii) all reimbursement obligations in connection with letters of credit or letter of credit guaranties issued for the account of such Person; and (iv) in the case of a Borrower (without duplication), the Obligations. The Debt of a Person shall include any recourse Debt of any partnership or joint venture in which such Person is a general partner or joint venturer.

Default - an event or condition the occurrence of which would, with the lapse of time or the giving of notice, or both, become an Event of Default.

Default Rate - on any date, a rate per annum that is equal to (i) in the case of each Loan or LC Obligation outstanding on such date, two percent (2%) in excess of the rate otherwise applicable to such Loan or LC Obligation on such date, and (ii) in the case of any of the other Obligations outstanding on such date, two percent (2%) in excess of the highest Applicable Margin for Revolver Loans that are Base Rate Loans plus the Base Rate in effect on such date.

Deposit Account Control Agreements - collectively, (i) the Deposit Account Control Agreement among Borrowers, Administrative Agent, and Bank, in its capacity as depository bank and lockbox bank and (ii) the Deposit Account Control Agreement among Borrowers, Administrative Agent, and LaSalle Bank, National Association, in its capacity as depository bank and lockbox bank.

Deposit Accounts - all of a Person’s demand, time, savings, passbook, money market or other depository accounts, and all certificates of deposit, maintained by such Person with any bank, savings and loan association, credit union or other depository institution.

Distribution - in respect of any entity, (i) any payment of any dividends or other distributions on Equity Interests of the entity (except distributions in such Equity Interests), including any payment by any Borrower of management fees to Platinum, and (ii) any purchase, redemption or other acquisition or retirement for value of any Equity Interests of the entity or any Affiliate of the entity unless made contemporaneously from the net proceeds of the sale of Equity Interests.

Document - shall have the meaning given to “document” in the UCC.

DOL - the United States Department of Labor or any successor department or agency.

Dollars and the sign $ - lawful money of the United States of America.

Domestic In-Transit Inventory - Inventory that has been purchased by a Borrower and that is in-transit from (i) a Vendor from a location within the continental United States to a Borrower or a location designated by a Borrower that is in the continental United States or (ii) between two facilities operated by any Borrower in the continental United States.

Domestic Subsidiary - a Subsidiary of a Borrower (other than a Subsidiary that is a Borrower) that is incorporated under the laws of a state of the United States or the District of Columbia.

Dominion Account - a special account of Administrative Agent established by Borrowers at a bank selected by Borrowers, but acceptable to Administrative Agent in its reasonable credit judgment, and over which Administrative Agent shall have sole and exclusive access and control for withdrawal purposes.

Electronic Chattel Paper - shall have the meaning given to “electronic chattel paper” in the UCC.

Eligible Account - an Account which arises in the Ordinary Course of Business of a Borrower from the sale of goods or rendition of services, is payable in Dollars, is subject to Administrative Agent’s duly perfected first priority Lien, and which has not otherwise been deemed ineligible hereunder for borrowing purposes by Administrative Agent in its reasonable credit judgment. Without limiting the generality of the foregoing, no Account shall be an Eligible Account if: (i) it arises out of a sale made by a Borrower to a Subsidiary or an Affiliate of any Borrower or to a Person controlled by an Affiliate of any Borrower; (ii) it is unpaid for more than sixty (60) days after the original due date shown on the invoice (except Accounts owing to Infra-Metals with verbal terms greater than sixty (60) days, but not to exceed $10,000,000 in the aggregate at any time); (iii) it arises out of a sale made by Delta, Smith or Feralloy and it is due or unpaid more than one hundred thirty five (135) days after the original invoice date; (iv) it arises out of a sale made by Infra-Metals and it is due or unpaid more than one hundred twenty (120) days after the original invoice date; (v) it arises out of a sale made by a Borrower other than Delta, Smith, Feralloy or Infra-Metals and it is due or unpaid more than one hundred twenty (120) days after the original invoice date; (vi) 50% or more of the Accounts from the Account Debtor are not deemed Eligible Accounts hereunder; (vii) the total unpaid Accounts of the Account Debtor exceed 15% of the aggregate amount of all Eligible Accounts or exceed a credit limit established by Administrative Agent for such Account Debtor, in each case, to the extent of such excess; (viii) any covenant, representation or warranty contained in this Agreement with respect to such Account has been breached; (ix) the Account Debtor is also such Borrower’s creditor or supplier, or the Account Debtor has disputed liability with respect to such Account, or the Account Debtor has made any claim with respect to any other Account due from such Account Debtor to such Borrower, or the Account otherwise is or may become subject to any right of setoff, counterclaim, recoupment, reserve or chargeback, provided that, the Accounts of such Account Debtor shall be ineligible only to the extent of such offset, counterclaim, disputed amount, reserve or chargeback; (x) an Insolvency Proceeding has been commenced by or against the Account Debtor or the Account Debtor has failed, suspended business or ceased to be Solvent; (xi) it arises from a sale to an Account Debtor with its principal office, assets or place of business outside the United States, Puerto Rico or Canada (except that Accounts owing by any Account Debtor located in Quebec shall be ineligible) (but with respect to Account Debtors located in Canada, such Accounts that may be eligible hereunder shall not exceed $2,000,000 at any time), unless the sale is backed by an irrevocable letter of credit issued or confirmed by a bank acceptable to Administrative Agent and that is in form and substance acceptable to Administrative Agent and payable in the full amount of the Account in freely convertible Dollars at a place of payment within the United States and, if requested by Administrative Agent, such letter of credit, or amounts payable thereunder, is assigned to Administrative Agent (with such assignment acknowledged by the issuing or confirming bank); (xii) it arises from a sale to the Account Debtor on a bill-and-hold, guaranteed sale, sale-or-return, sale-on-approval, consignment or any other repurchase or return basis until the sale is final and there are no rights of the Account Debtor to return the goods; (xiii) the Account Debtor is the United States of America or any department, agency or instrumentality thereof, unless the applicable Borrower is not prohibited from assigning the Account and does assign its right to payment of such Account to Administrative Agent, in a manner satisfactory to Administrative Agent, so as to comply with the Assignment of Claims Act of 1940 (31 U.S.C. §3727 and 41 U.S.C. §15), or is a state, county or municipality, or a political subdivision or agency thereof and Applicable Law disallows or restricts an assignment of Accounts on which it is the Account Debtor; (xiv) the Account Debtor is located in New Jersey, Indiana or Minnesota or any other state which imposes conditions on the right of a creditor to collect accounts receivable unless the applicable Borrower has filed a Notice of Business Activities Report or other required report with the appropriate officials in those states for the then current year or is duly qualified to do business in such state; (xv) the Account Debtor is located in a state in which such Borrower is deemed to be doing business under the laws of such state and which denies creditors access to its courts in the absence of qualification to transact business in such state or of the filing of a Notice of Business Activity Report or any other reports with such state, unless such Borrower has qualified as a foreign entity authorized to transact business in such state or has filed a Notice of Business Activity Report or any other all required reports; (xvi) the Account is subject to a Lien other than a Permitted Lien or Administrative Agent does not have a duly perfected, first priority security interest in such Account; (xvii) the goods giving rise to such Account have not been delivered to and accepted by the Account Debtor or the services giving rise to such Account have not been performed by such Borrower and accepted by the Account Debtor or the Account otherwise does not represent a final sale; (xviii) the Account is evidenced by Chattel Paper or an Instrument of any kind, or has been reduced to judgment; (xix) the Account represents a progress billing or a retainage; (xx) such Borrower has made any agreement with the Account Debtor for any deduction therefrom, except for discounts or allowances which are made in the Ordinary Course of Business; (xxi) such Borrower has made an agreement with the Account Debtor to extend the time of payment thereof beyond the time permitted in (ii), (iii), (iv) and (v) above; (xxii) the Account represents, in whole or in part, a billing for interest, fees or late charges, provided that such Account shall be ineligible only to the extent of the amount of such billing; (xxiii) the Account Debtor has made a partial payment with respect to such Account, provided that such Account shall be ineligible only to the extent of the amount of the underlying invoice that has not been fully paid; or (xxiv) it arises from a retail sale of Inventory to a Person who is purchasing the same primarily for personal, family or household purposes.

Eligible Assignee - a Person that is a Lender or a U.S. based Affiliate of a Lender; a commercial bank, finance company, insurance company or other financial institution, in each case that is organized under the laws of the United States or any state, has total assets in excess of $2,500,000,000, extends credit of the type contemplated herein in the Ordinary Course of Business and whose becoming an assignee would not constitute a prohibited transaction under Section 4975 of ERISA or any other Applicable Law and is acceptable to Administrative Agent in its reasonable credit judgment and, unless a Default or an Event of Default exists, Borrowers (such approval by Borrowers, when required, not to be unreasonably withheld, conditioned or delayed and to be deemed given by Borrowers if no objection is received by the assigning Lender and Administrative Agent from Borrowers within five (5) Business Days after notice of such proposed assignment has been provided by the assigning Lender as set forth in Section 14.3 of this Agreement); and, at any time that an Event of Default exists, any other Person acceptable to Administrative Agent in its reasonable credit judgment.

Eligible Customs Broker - a Customs Broker which is acceptable to Administrative Agent and with which Administrative Agent and Borrowers have entered into an Imported Inventory Agreement.

Eligible In-Transit Inventory - on any date, In-Transit Inventory that meets all of the criteria for Eligible Inventory on such date, provided that (i) such Inventory is fully insured in such amounts, with such insurance companies and subject to such deductibles as are satisfactory to Administrative Agent in its reasonable credit judgment and in respect of which Administrative Agent has been named as sole loss payee; (ii) such Inventory has been identified to the contract between the Vendor and a Borrower and, unless the Vendor of such Inventory has signed a Vendor Agreement in favor of Administrative Agent that is in full force and effect, under the terms of sale of such Inventory, title has passed with respect to such Inventory from the Vendor to a Borrower and the Vendor has not retained title to any of the Inventory; (iii) a Borrower is not in default of any of its obligations to the Vendor of such Inventory, whether or not such default relates to the Inventory in question, if the result of such default would be to allow the Vendor on such date under Applicable Law to reclaim, divert the shipment of, reroute, repossess, stop delivery of or otherwise assert any Lien rights with respect to such Inventory; (iv) such Inventory is in the possession of a common carrier, which is not affiliated with the Vendor and which has issued a negotiable bill of lading to the order of a Borrower (or, if otherwise required by Administrative Agent in its reasonable discretion, to the order of Administrative Agent); (v) such bill of lading (or an original counterpart thereof in the case of Foreign In-Transit Inventory) is in the possession, in the United States, of a Borrower, Administrative Agent or an Eligible Customs Broker; (vi) the Vendor of such Inventory is an Eligible Vendor (or, in the case of Foreign In-Transit Inventory, the purchase price is to be paid pursuant to a documentary Letter of Credit issued by Issuing Bank); and (vii) in the case of Foreign In-Transit Inventory, the Inventory is to be received by an Eligible Customs Broker and the terms of the applicable Imported Inventory Agreement with respect to such Foreign In-Transit Inventory are adhered to by the parties thereto.

Eligible Inventory - Inventory which is owned by a Borrower (other than packaging materials, labels, samples, bags and supplies) and which has not otherwise been deemed ineligible hereunder for borrowing purposes by Administrative Agent in its reasonable credit judgment. Without limiting the generality of the foregoing, no Inventory shall be Eligible Inventory unless: (i) it is finished goods, raw materials or work-in-process unless, in Administrative Agent’s reasonable credit judgment, it is not readily marketable in its current form; (ii) it is owned by a Borrower and it is not held by such Borrower on consignment from or subject to any guaranteed sale, sale-or-return, sale-on-approval or repurchase agreement with any supplier; (iii) it is in good, new and saleable condition and is not damaged or defective; (iv) it is not obsolete or unmerchantable and is not goods returned to such Borrower by or repossessed from an Account Debtor; (v) it meets in all material respects all standards imposed by any Governmental Authority; (vi) it conforms in all respects to the warranties and representations set forth in this Agreement and is fully insured in the manner required by this Agreement; (vii) it is at all times subject to Administrative Agent’s duly perfected, first priority security interest and no other Lien except a Permitted Lien; (viii) it is in such Borrower’s possession and control at a location in compliance with this Agreement, is not in transit (except for Eligible In-Transit Inventory) or outside the continental United States (except for Eligible In-Transit Inventory) and is not consigned to any Person and is not located at a processor location (except for Inventory located at Approved Processor Locations, not to exceed $7,500,000 in the aggregate at any time); (ix) it is not the subject of a negotiable warehouse receipt or other negotiable Document; (x) it has not been sold or leased and such Borrower has not received any deposit or downpayment in respect thereof in anticipation of a sale; (xi) it is not subject to any license agreement or other agreement that limits, conditions or restricts such Borrower’s or Administrative Agent’s right to sell or otherwise dispose of such Inventory unless the licensor has entered into an agreement with Administrative Agent, in form and substance satisfactory to Administrative Agent, with respect to such Inventory; and (xii) it is not the subject of an Intellectual Property Claim.

Eligible Vendor - on any date, (i) a Vendor with which Administrative Agent has entered into a Vendor Agreement that is in full force and effect on such date (and has not been revoked or terminated on such date); or (ii) any other Vendor but only if (a) such Vendor is the seller of

Domestic In-Transit Inventory, a Borrower is not in breach of any of its obligations to such Vendor and such Borrower has diligently and in good faith attempted to procure a Vendor Agreement from such Vendor, (b) such Vendor is a seller of Foreign In-Transit Inventory to a Borrower and the purchase price for such Inventory is paid or to be paid pursuant to a documentary Letter of Credit issued by Issuing Bank and such Borrower is not in breach of any of its obligations to such Vendor, or (c) such Vendor is a seller of Foreign In-Transit Inventory to a Borrower, such Vendor is not an Affiliate of a Borrower, such Borrower is not in breach of any of its obligations to such Vendor, and such Borrower has diligently and in good faith attempted to procure a Vendor Agreement from such Vendor.

Environmental Agreement - the Amended and Restated Agreement Regarding Environmental Matters to be executed by Borrowers in favor of Administrative Agent on or about the Closing Date and by which each Borrowers shall, among other things, indemnify Agents and Lenders from liability for such Borrower’s failure to comply with any Environmental Laws.

Environmental Damages - all claims, judgments, damages, losses, penalties, fines, liabilities (including strict liability), encumbrances, Liens, costs and expenses of investigation and defense of any claim, whether or not such claim is ultimately defeated, and of any good faith settlement, of whatever kind or nature, contingent or otherwise, matured or unmatured, foreseeable or unforeseeable, including reasonable attorneys’ fees and disbursements and consultants’ fees, any of which are incurred at any time by Borrowers, and including:

(i) damages for personal injury, or injury to property or natural resources, occurring upon or off of any of the Real Estate, including lost profits, consequential damages, punitive damages, the cost of demolition and rebuilding of any improvements on real property, interest and penalties;

(ii) fees and expenses incurred for the services of attorneys, consultants, contractors, experts, laboratories and all other costs and expenses incurred in connection with investigation, remediation or post-remediation monitoring, operation and maintenance, of any Regulated Substances or contamination or violation of any Environmental Laws, including the preparation of any feasibility studies or reports or the performance of any cleanup, remediation, removal, response, abatement, contaminant, closure, restoration, treatment, investigation work or monitoring work required by any Environmental Laws, or reasonably necessary to make full economic use of any of the Real Estate or any other Property or otherwise expended in connection with such conditions, including any and all corrective work, and further including any attorneys’ fees, costs and expenses incurred in enforcing this Agreement or collecting any sums due hereunder;

(iii) any additional costs required to take necessary precautions to protect against an Environmental Release on, in, under or affecting the Real Estate into the air, any body of water, any other public domain or any surrounding or adjoining areas;

(iv) any costs incurred to comply, in connection with all or any portion of the any of the Real Estate or any area surrounding or adjoining the Real Estate, with all Environmental Laws;

(v) liability to any third persons or Governmental Authorities for costs expended in connection with the items referenced in clause (ii) above; and

(vi) diminution in the value of any of the Real Estate, and damages for the loss of business and restriction on the use or adverse impact on the marketing of rentable or usable space or of any amenity of any of the Real Estate.

Environmental Laws - all federal, state, local and foreign laws, rules, regulations, codes, ordinances, orders and consent decrees (together with all programs, permits and guidance documents promulgated by Governmental Authorities, to the extent having the force of law), now or hereafter in effect, that relate to public health (but excluding occupational safety and health, to the extent regulated by the OSHA) or the protection or pollution of the environment, whether new or hereafter in effect, including the CERCLA, the RCRA and the CWA.

Environmental Lien - a Lien imposed by and in favor of any Governmental Authority for any (i) liabilities arising under any Environmental Laws or (ii) Environmental Damages arising from, or costs incurred by such Governmental Authority in response to, an Environmental Release.

Environmental Notice - a notice (whether written or oral) from any Governmental Authority or any other Person of a possible or alleged noncompliance with or liability under any Environmental Laws, including any complaints, citations, demands or request from any Governmental Authority for correction or remediation of any asserted violation of any Environmental Laws or any investigations concerning any asserted violation of any Environmental Laws.

Environmental Permit - any permit, license, approval, authorization, consent or waiver of or from any Governmental Authority that is applicable to any Property owned, leased, operated or otherwise used by a Borrower or the operations of a Borrower and that is required to be obtained under any Environmental Law.

Environmental Release - a release as defined in the CERCLA or under any other applicable Environmental Laws, unless the release is permitted under the CERCLA or other applicable Environmental Laws.

Equipment - all of a Borrower’s machinery, apparatus, equipment, fittings, furniture, fixtures, motor vehicles and other tangible personal Property (other than Inventory) of every kind and description, whether now owned or hereafter acquired by such Borrower and wherever located, and all parts, accessories and special tools therefor, all accessions thereto, and all substitutions and replacements thereof.

Equity Contribution - as defined in Section 11.1.23 of this Agreement.

Equity Interest - the interest of (i) a shareholder in a corporation, (ii) a partner (whether general or limited) in a partnership (whether general, limited or limited liability), (iii) a member in a limited liability company, or (iv) any other Person having any other form of equity security or ownership interest.

ERISA - the Employee Retirement Income Security Act of 1974 and all rules and regulations from time to time promulgated thereunder.

ERISA Event - (a) a Reportable Event with respect to a Pension Plan, (b) a withdrawal by any Borrower from a Pension Plan, or a withdrawal by any Person for which any Borrower may have any direct or indirect liability under a pension plan (as defined in Section 3(3) of ERISA), subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations which is treated as such a withdrawal under Section 4062(e) of ERISA, (c) a complete or partial withdrawal by any Borrower, or any Person for which any Borrower may have any direct or indirect liability, from a Multi-employer Plan or notification that a Multi-employer Plan is in reorganization, (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multi-employer Plan, (e) the occurrence of an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multi-employer Plan, or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Borrower or any Person for which any Borrower may have a direct or indirect obligation to pay such liability.

Event of Default - as defined in Section 12 of this Agreement.

Executive Order No. 13224 - Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

Extraordinary Expenses - all costs, expenses, fees (including fees incurred to Agent Professionals) or advances that any Agent or any Lender may suffer or incur, whether prior to or after the occurrence of an Event of Default, and whether prior to, after or during the pendency of an Insolvency Proceeding of a Borrower, on account of or in connection with (i) the audit, inspection, repossession, storage, repair, appraisal, insuring, completion of the manufacture of, preparing for sale, advertising for sale, selling, collecting or otherwise preserving or realizing upon any Collateral; (ii) the defense of Administrative Agent’s Lien upon any Collateral or the priority thereof or any adverse claim with respect to the Loans, the Credit Documents or the Collateral asserted by any Borrower, any receiver or trustee for any Borrower or any creditor or representative of creditors of any Borrower; (iii) the settlement or satisfaction of any Liens upon any Collateral (whether or not such Liens are Permitted Liens); (iv) the collection or enforcement of any of the Obligations; (v) the negotiation, documentation, and closing of any restructuring or forbearance agreement with respect to the Credit Documents or Obligations; (vi) amounts advanced by Administrative Agent pursuant to Section 8.1.3 of this Agreement; (vii) the enforcement of any of the provisions of any of the Credit Documents; or (viii) any payment under a guaranty, indemnity or other payment agreement provided by an Agent or (with Administrative Agent’s consent) any Lender, which is reimbursable to an Agent or such Lender by Borrowers pursuant to Section 3.4.2 of this Agreement. Such costs, expenses and advances may include transfer fees, taxes, storage fees, insurance costs, permit fees, utility reservation and standby fees, legal fees, appraisal fees, brokers’ fees and commissions, auctioneers’ fees and commissions, accountants’ fees, environmental study fees, wages and salaries paid to employees of any Borrower or independent contractors in liquidating any Collateral, travel expenses, all other fees and expenses payable or reimbursable by Borrowers or any other Borrower under any of the Credit Documents, and all other fees and expenses associated with the enforcement of rights or remedies under any of the Credit Documents, but excluding compensation paid to employees (including inside legal counsel who are employees) of Agents.

Federal Funds Rate - for any period, a fluctuating interest rate per annum equal for each date during such period to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business

Day) in Atlanta, Georgia by the Federal Reserve Bank of Atlanta, or if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Administrative Agent from 3 federal funds brokers of recognized standing selected by Administrative Agent.

Fee Letter - the Fee Letter dated on or prior to the Closing Date among Bank, BAS and Platinum, as amended by that certain Amendment to Fee Letter dated March 17, 2006, and as amended and restated by that certain Fee Letter to be executed on or before the Closing Date by Borrowers and Platinum in favor of Administrative Agent.

FEIN - with respect to any Person, the Federal Employer Identification Number of such Person.

Financed Capital Expenditures - Capital Expenditures funded with the proceeds of Permitted Purchase Money Debt and those represented by Capitalized Lease Obligations.

Fiscal Quarter - three (3) months ended March 31, June 30, September 30 and December 31 of each Fiscal Year.

Fiscal Year - the fiscal year of Borrowers and their Subsidiaries for accounting and tax purposes, which ends on December 31 of each year.

FLSA - the Fair Labor Standards Act of 1938.

Foreign In-Transit Inventory - Inventory of a Borrower that is in-transit from a Vendor of Borrower from a location outside the continental United States to such Borrower or a location designated by such Borrower that is in the continental United States.

Foreign Lender - any Lender that is organized under the laws of a jurisdiction other than the laws of the United States, any state thereof or the District of Columbia.

Foreign Subsidiary - a Subsidiary that is not a Domestic Subsidiary.

Formula Test - as defined in Section 10.3.1 of this Agreement.

Floor Test - as defined in Section 10.3.1 of this Agreement.

Funded Debt - collectively, (a) the aggregate principal amount of Debt for Money Borrowed (including Subordinated Debt) which would, in accordance with GAAP, be classified as long-term debt, together with the current maturities thereof and the face amount of all outstanding letters of credit; (b) all Debt outstanding under any revolving credit, line of credit or renewals thereof, notwithstanding that any such Debt is created within one (1) year of the expiration of such agreement; and (c) all Capitalized Lease Obligations.

GAAP - generally accepted accounting principles in the United States of America in effect from time to time.

General Intangibles - all general intangibles of a Borrower, whether now owned or hereafter created or acquired by such Borrower, including all choses in action, causes of action, company or other business records, inventions, blueprints, designs, patents, patent applications, trademarks, trademark applications, trade names, trade secrets, service marks, goodwill, brand names, copyrights, registrations, licenses, franchises, customer lists, permits, tax refund claims, computer programs, operational manuals, internet addresses and domain names, insurance refunds and premium rebates, all claims under guaranties, security interests or other security held by or granted to such Borrower to secure payment of any of any of such Borrower’s Accounts by an Account Debtor, all rights to indemnification, all interests of a Borrower in any Joint Venture (but only to the extent of any proceeds (cash and non-cash) that such Borrower is entitled to receive from any sale or other disposition of such Borrower’s interest in such Joint Venture and rights to payment that such Borrower may have from such Joint Venture or on account of its interest in such Joint Venture), and all other intangible property of such Borrower of every kind and nature (other than Accounts).

Goods - shall have the meaning given to “goods” in the UCC.

Governmental Approvals - all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and reports to, all Governmental Authorities.

Governmental Authority - any federal, state, municipal, national, foreign or other governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity or officer exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the District of Columbia or a foreign entity or government.

Guarantor - New Parent, each Subsidiary of a Borrower that is not itself a Borrower, whether now existing or hereafter created or acquired, and each other Person who, in writing, guarantees payment or performance of the whole or any part of the Obligations.

Guaranty - each guaranty agreement now or hereafter executed by a Guarantor in favor of Administrative Agent with respect to any of the Obligations.

Hedging Agreement - any Interest Rate Contract, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.

Hedging Agreement Reserve - on any date, a reserve imposed by Administrative Agent in its reasonable credit judgment, equal to the aggregate amount of the estimated liability of Borrowers and their respective Subsidiaries under all Hedging Agreements with Bank or any Lender or any of their Affiliates and in effect on such date, as determined by the Administrative Agent applying its customary methodology (but Administrative Agent shall have no liability to any Lender for Administrative Agent’s failure to establish such a reserve or its erroneous calculation of the amount of the liability of Borrowers and their respective Affiliates under such Hedging Agreements).

Hedging Obligations - any and all indebtedness, obligations and debt arising from any Hedging Agreement between a Borrower and Bank or any Lender or any of their Affiliates.

Imported Inventory Agreement - an Imported Inventory Agreement in the form annexed hereto as Exhibit L.

Increase Effective Date - shall have the meaning given to such term in Section 2.1.8(ii) hereof.

Indemnified Amount - in the case of Agent Indemnitees, the amount of any loss, cost, expenses or damages suffered or incurred by Agent Indemnitees and against which Lenders or any Borrower have agreed to indemnify Agent Indemnitees pursuant to the terms of this Agreement or any of the other Credit Documents; in the case of Lender Indemnitees, the amount of any loss, cost, expenses or damages suffered or incurred by Lender Indemnitees and against which Lenders or any Borrower have agreed to indemnify Lender Indemnitees pursuant to the terms of this Agreement or any of the other Credit Documents; and, in the case of Bank Indemnitees, the amount of any loss, cost, expenses or damages suffered or incurred by Bank Indemnitees and against which Lenders or any Borrower have agreed to indemnify Bank Indemnitees pursuant to the terms of this Agreement or any of the other Credit Documents.

Indemnified Claim - any and all claims, demands, liabilities, obligations, losses, damages, penalties, actions, judgments, suits, awards, remedial response costs, expenses or disbursements of any kind or nature whatsoever (including reasonable attorneys’, accountants’, consultants’ or paralegals’ fees and expenses), whether arising under or in connection with the Credit Documents, any Applicable Law (including any Environmental Laws) or otherwise, that may now or hereafter be instituted or asserted against any Indemnitee and whether instituted or asserted in or as a result of any investigation, litigation, arbitration or other judicial or non-judicial proceeding or any appeals related thereto.

Indemnitees - the Agent Indemnitees, the Lender Indemnitees, the Bank Indemnitees and the Issuing Bank Indemnitees.

Indiana Lease - that certain Lease Agreement dated May 7, 1997, between Feralloy and Indiana Port Commission with respect to the real Property and improvements thereon located in Portage, Porter County, Indiana.

Initial Lenders - Bank; Wells Fargo Foothill, LLC; The CIT Group/Business Credit, Inc.; LaSalle Bank National Association; Wachovia Capital Finance Corporation (Central); Citizens Bank of Massachusetts; National City Business Credit, Inc.; PNC Bank, National Association; Textron Financial Corporation; and E*Trade Bank, each in its capacity as a Lender under this Agreement on the Closing Date.

Initial Management Fee - the management fee payable by PNA or New Parent to Platinum or one of its Affiliates on the Closing Date equal to the lesser of $5,000,000 or the amount of the Equity Contribution in excess of $60,000,000.

Insolvency Proceeding - any action, case or proceeding commenced by or against a Person under any state, federal or foreign law, or any agreement of such Person, for (i) the entry of an order for relief under any chapter of the Bankruptcy Code or other insolvency or debt adjustment law (whether state, federal or foreign), (ii) the appointment of a receiver (or administrative receiver), trustee, liquidator administrator, conservator or other custodian for such Person or any part of its Property, (iii) an assignment or trust mortgage for the benefit of creditors of such Person, or (iv) the liquidation, dissolution or winding up of the affairs of such Person.

Instrument - shall have the meaning ascribed to the term “instrument” in the UCC.

Intellectual Property - all intellectual and similar Property of a Person of every kind and description, including inventions, designs, patents, patent applications, copyrights, trademarks, service marks, tradenames, mask works, trade secrets, confidential or proprietary information, know-how, software and databases and all embodiments or fixations thereof and related documentation, registrations and franchises, all books and records describing or used in connection with the foregoing and all licenses, or other rights to use any of the foregoing.

Intellectual Property Claim - the assertion by any Person of a claim (whether asserted in writing, by action, suit or proceeding or otherwise) that any Borrower’s ownership, use, marketing, sale or distribution of any Inventory, Equipment, Intellectual Property or other Property is violative of any ownership or right to use any Intellectual Property of such Person.

Interest Period - shall have the meaning ascribed to it in Section 3.1.3 of this Agreement.

Interest Rate Contract - any interest rate agreement, interest rate collar agreement, interest rate swap agreement, or other agreement or arrangement at any time entered into by any or all Borrowers with Bank or any Lender, or any of their Affiliates that is designed to protect against fluctuations in interest rates.

In-Transit Inventory - Inventory of a Borrower that is either Domestic In-Transit Inventory or Foreign In-Transit Inventory.

Inventory - shall have the meaning ascribed to the term “inventory” in the UCC and shall include all goods intended for sale or lease by a Borrower, or for display or demonstration; all work in process, all raw materials and other materials and supplies of every nature and description used or which might be used in connection with the manufacture, printing, packing, shipping, advertising, selling, leasing or furnishing such goods or otherwise used or consumed in such Borrower’s business (but excluding Equipment).

Inventory Formula Amount - on any date of determination thereof, an amount equal to the lesser of:

(i) Maximum Inventory Loan Amount or

(ii) the sum of:

(a) the lesser of:

(x) 65% of the Value of Eligible Inventory (other than Eligible In-Transit Inventory) on such date or

(y) 85% of the NOLV Percentage of Eligible Inventory (other than Eligible In-Transit Inventory) (and, for purposes of this clause (y), to the extent that the NOLV Percentage accounts for the slow moving nature or aged status of Inventory, such slow moving nature or aged status as in existence on the date of the most recent Qualified Appraisal shall not be used as a basis to exclude Inventory from eligibility nor used as a basis for the institution of an Inventory Reserve);

plus

(b) the lesser of:

(i) $30,000,000, or

(ii) the lesser of:

(x) 65% of the Value of Eligible In-Transit Inventory on such date or

(y) 85% of the NOLV Percentage of Eligible In-Transit Inventory (and, for purposes of this clause (y), to the extent that the NOLV Percentage accounts for the slow moving nature or aged status of Inventory, such slow moving nature or aged status as in existence on the date of the most recent Qualified Appraisal shall not be used as a basis to exclude Inventory from eligibility nor used as a basis for the institution of an Inventory Reserve).

Inventory Reserve - such reserves as may be established from time to time by Administrative Agent in its reasonable credit judgment with respect to reflect changes in the saleability of any Eligible Inventory in the Ordinary Course of Business or such other factors as may negatively impact the Value of any Eligible Inventory. Without limiting the generality of the foregoing, such reserves may include reserves based on obsolescence, seasonality, theft or other shrinkage, imbalance, change in composition or mix, or markdowns.

Investment Property - shall have the meaning given to “investment property” in the UCC and shall include all Securities (whether certificated or uncertificated), security entitlements, securities accounts, commodity contracts and commodity accounts.

IRS - the Internal Revenue Service and any Governmental Authority succeeding to any of its principal functions under the Internal Revenue Code.

Issuing Bank - Bank, in its capacity as issuer of Letters of Credit.

Issuing Bank Indemnitees - Issuing Bank and its officers, directors, employees, Affiliates, Agents and attorneys.

Joint Ventures - Feralloy Processing Company, Indiana Pickling and Processing Company, Feralloy Wheeling Specialty Processing Company, Acero Prime and Oregon Feralloy Partners and any other joint business arrangement or undertaking by a Borrower with a third party (other than another Borrower or a Guarantor) involving a sharing of profits and liabilities by the parties, whether constituting under Applicable Law a partnership, joint venture or other legal status.

LC Application - an application by Borrower Agent to Issuing Bank for issuance of a Letter of Credit, in form and substance satisfactory to Issuing Bank.

LC Conditions - the following conditions necessary for issuance of a Letter of Credit: (a) each of the conditions set forth in Section 11 is satisfied as determined by Administrative Agent; (b) after giving effect to such issuance, total LC Obligations do not exceed the Letter of Credit Subline, no Out-of-Formula Condition exists and, if no Revolver Loans are outstanding, the LC Obligations do not exceed the Borrowing Base (without giving effect to the LC Reserve for purposes of this calculation); (c) the expiration date of such Letter of Credit is (i) no more than 365 days from issuance, in the case of standby Letters of Credit (subject to annual renewals so long as Issuing Bank does not give notice of non-renewal pursuant to the terms of such Letter of Credit at least 30 days prior to the expiration date thereof), (ii) no more than 180 days from issuance, in the case of documentary Letters of Credit, and (iii) at least 20 Business Days prior to the Revolver Commitment Termination Date; (d) the Letter of Credit and payments thereunder are denominated in Dollars; and (e) the form of the proposed Letter of Credit is satisfactory to Administrative Agent and Issuing Bank in their discretion.

LC Documents - all documents, instruments and agreements (including LC Requests and LC Applications) delivered by Borrowers or any other Person to Issuing Bank or Administrative Agent in connection with issuance, amendment or renewal of, or payment under, any Letter of Credit.

LC Obligations - the sum (without duplication) of (a) all amounts owing by Borrowers for any drawings under Letters of Credit; (b) the aggregate undrawn amount of all outstanding Letters of Credit; and (c) all fees and other amounts owing with respect to Letters of Credit.

LC Request - a request for issuance of a Letter of Credit, to be provided by Borrower Agent to Issuing Bank, in form satisfactory to Administrative Agent and Issuing Bank.

LC Reserve - the aggregate of all LC Obligations, other than (a) those that have been Cash Collateralized, and (b) if no Default or Event of Default exists, those constituting charges owing to the Issuing Bank.

Lender Indemnitee - a Lender in its capacity as a lender under this Agreement and its present and future officers, directors and agents.

Lenders - Bank (whether in its capacity as a provider of Loans under Section 2 of this Agreement, as the provider of Settlement Loans under Section 4.1.3 of this Agreement, or as the procurer of Letters of Credit under Section 2.3 of this Agreement) and any other Person who may from time to time become a “Lender” under this Agreement.

Letter of Credit - any standby letter of credit or documentary letter of credit issued by Issuing Bank for the account of a Borrower or any indemnity, guarantee, exposure transmittal memorandum or similar form of credit support issued by Administrative Agent or Issuing Bank for the benefit of a Borrower.

Letter-of-Credit Right - a right of a Borrower to payment or performance under a letter of credit (whether the letter of credit is written or electronic), whether or not such Borrower has demanded or is at the time entitled to demand payment or performance.

Letter of Credit Subline - an aggregate amount not to exceed $30,000,000 at any time.

LIBOR Lending Office - with respect to a Lender, the office designated as a LIBOR Lending Office for such Lender on Schedule 2 hereof (or on any Assignment and Acceptance, in the case of an assignee) and such other office of such Lender or any of its Affiliates that is hereafter designated by written notice to Administrative Agent.

LIBOR Loan - a Loan, or portion thereof, during any period in which it bears interest at a rate based upon the applicable Adjusted LIBOR Rate.

LIBOR Rate - with respect to an Interest Period, the rate per annum reported to Administrative Agent by Bank as the rate at which deposits of Dollars approximately equal in principal amount to or comparable to the amount of the LIBOR Loan to which such Interest

Period relates and for a term comparable to such Interest Period are offered to Bank by prime banks in the London interbank foreign currency deposits market at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period. Each determination by Administrative Agent of any LIBOR Rate shall, in the absence of any manifest error, be conclusive.

LIBOR Revolver Loan - a Revolver Loan that bears interest based upon the Adjusted LIBOR Rate.

Lien - any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on common law, statute or contract. The term “Lien” shall also include reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases pursuant to which the owner of the Property is the lessor, and other title exceptions and encumbrances affecting Property. For the purpose of this Agreement, a Borrower shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person for security purposes.

Lien Waiver - an agreement duly executed in favor of Administrative Agent, in form and content acceptable to Administrative Agent, by which (i) for locations leased by a Borrower and at which any Collateral is located, an owner or mortgagee of premises upon which any Property of a Borrower is located agrees to waive or subordinate any Lien it may have with respect to such Property in favor of Administrative Agent’s Lien therein and to permit Administrative Agent to enter upon such premises and remove such Property or to use such premises to store or dispose of such Property, or (ii) for locations at which any Borrower places Inventory with a warehouseman or a processor, such warehouseman or processor agrees to waive or subordinate any Lien it may have with respect to such Property in favor of Administrative Agent’s Lien therein and to permit Administrative Agent to enter upon such premises and remove such Property or to use such premises to store or dispose of such Property.

Loan - a Revolver Loan, Term Loan 1 Advance or Term Loan 2 Advance (and each Base Rate Loan and LIBOR Loan comprising such Loan).

Loan Account - the loan account established by each Lender on its books pursuant to Section 5.8 of this Agreement.

Loan Year - a period commencing each calendar year on the same month and day as the date of this Agreement and ending on the same month and day in the immediately succeeding calendar year, with the first such period (i.e. the first Loan Year) to commence on the date of this Agreement.

Margin Stock - shall have the meaning ascribed to it in Regulation U and of the Board of Governors.

Material Adverse Effect - the effect of any event, condition, action, omission or circumstance, which, alone or when taken together with other events, conditions, actions, omissions or circumstances occurring or existing concurrently therewith, (i) has a material adverse effect upon the business, operations, Properties (including the Collateral) or condition (financial or otherwise) of Borrowers taken as a whole; (ii) has or could be reasonably expected to have any material adverse effect upon the validity or enforceability of this Agreement or any of the other Credit Documents or the ability of Administrative Agent or any Lender to realize upon any of the Collateral or to enforce or collect the Obligations; or (iii) has any material adverse effect upon the Liens of Administrative Agent with respect to the Collateral or the priority of any such Liens.

Material Contract - an agreement to which a Borrower is a party (other than the Credit Documents) (i) which is deemed to be a material contract as provided in Regulation S-K promulgated by the SEC under the Securities Act of 1933 or (ii) for which breach, termination, cancellation, nonperformance or failure to renew could reasonably be expected to have a Material Adverse Effect.

Maximum Inventory Loan Amount - $200,000,000.

Maximum Rate - the maximum non-usurious rate of interest permitted by Applicable Law that at any time, or from time to time, may be contracted for, taken, reserved, charged or received on the Debt in question or, to the extent that at any time Applicable Law may thereafter permit a higher maximum non-usurious rate of interest, then such higher rate. Notwithstanding any other provision hereof, the Maximum Rate shall be calculated on a daily basis (computed on the actual number of days elapsed over a year of three hundred sixty five (365) or three hundred sixty six (366) days, as the case may be).

Merger Agreement - has the meaning ascribed to such term in the recitals to this Agreement.

Merger Sub - has the meaning ascribed to such term in the recitals to this Agreement.

Money Borrowed - as applied to any Borrower, without duplication, (i) Debt arising from the lending of money by any other Person to such Borrower; (ii) Debt, whether or not in any such case arising from the lending of money by another Person to such Borrower, (A) which is represented by notes payable or drafts accepted that evidence extensions of credit, (B) which constitutes obligations evidenced by bonds, debentures, notes or similar instruments, or (C) upon which interest charges are customarily paid (other than accounts payable) or that was issued or assumed as full or partial payment for Property (other than accounts payable); (iii) Debt that constitutes a Capitalized Lease Obligation; (iv) reimbursement obligations with respect to letters of credit or guaranties of letters of credit; and (v) Debt of such Borrower under any guaranty of obligations that would constitute Debt for Money Borrowed under clauses (i) through (iii) hereof, if owed directly by such Borrower.

Moody’s - Moody’s Investors Services, Inc.

Mortgages - the mortgages, deeds of trust or deeds to secure debt or amendments to mortgages, deeds of trust or deeds to secure debt (i) to be executed by Borrowers on or before the Closing Date in favor of Administrative Agent and pursuant to which Borrowers shall grant and convey to Administrative Agent, for the Pro Rata benefit of Lenders, Liens upon the Real Estate, and (ii) to the extent provided in Section 7.3 of this Agreement, after the Closing Date with respect to all other real property of Borrowers then or thereafter owned or acquired, which mortgages, deeds of trust or deeds to secure debt shall be security for the payment of the Obligations.

Multi-employer Plan - a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA which is or was at any time during the current year or the immediately preceding six (6) years contributed to by any Borrower or any Person for which any Borrower may have any direct or indirect liability for contributions.

Net Disposition Proceeds - with respect to a disposition of any Collateral, proceeds (including cash receivable (when received) by way of deferred payment) received by a Borrower in cash from the sale, lease, transfer or other disposition of Collateral, including insurance proceeds and awards of compensation received with respect to the destruction or condemnation of all or part of the Collateral subject to Section 8.1.2(ii) hereof, net of: (i) the reasonable and customary costs and expenses of such sale, lease, transfer or other disposition (including legal and other professional fees, sales commissions and customary transfer taxes paid to non-Affiliates); (ii) amounts applied to repayment of Debt (other than the Obligations) secured by a Permitted Lien on such Collateral disposed of that is senior to Administrative Agent’s Liens; and (iii) in connection with any sale of Collateral, a reasonable reserve (not to exceed five percent (5%) of the total purchase price) for post-closing adjustments to the purchase price, provided that upon the expiration of not more than one hundred twenty (120) days after the sale any remaining reserve balance is remitted to Administrative Agent for application to the Obligations.

New Parent - has the meaning ascribed to such term in the recitals to this Agreement.

NOLV Percentage - the net orderly liquidation value of Inventory, expressed as a percentage of the Book Value of Borrowers’ Inventory, expected to be realized at an orderly, negotiated sale held within a reasonable period of time, net of all liquidation expenses, as determined from the most recent Qualified Appraisal of Borrowers’ Inventory performed by a Qualified Appraiser. For purposes of the Borrowing Base, the NOLV Percentage shall be expressed as a blended or consolidated rate among all Borrowers.

Non-Consenting Lender - as defined in Section 13.9.4 of this Agreement.

Notes - each Revolver Note, each Term Note and any other promissory note executed by Borrowers at Administrative Agent’s request to evidence any of the Obligations.

Notice of Borrowing - as defined in Section 4.1.1(i) of this Agreement.

Notice of Conversion/Continuation - as defined in Section 3.1.2(ii) of this Agreement.

Obligations - in each case, whether now in existence or hereafter arising, (i) the principal of, and interest and premium, if any, on, the Loans; (ii) all LC Obligations and all other obligations of any Obligor to Administrative Agent, or Bank arising in connection with the issuance of any Letter of Credit; and (iii) all other Debts, covenants, duties and obligations (including Contingent Obligations) now or at any time or times hereafter owing by any Obligor to any Agent or any Lender under or pursuant to this Agreement or any of the other Credit Documents or owing by any Obligor to Administrative Agent, Bank, any Lender or any of their Affiliates with respect to Banking Relationship Debt (including any Hedging Obligations), whether evidenced by any note or other writing, whether arising from any extension of credit, opening of a letter of credit, acceptance, loan, guaranty, indemnification or otherwise and whether direct or indirect, absolute or contingent, due or to become due, primary or secondary, or joint or several, including all interest, charges, expenses, fees or other sums (including Extraordinary Expenses) chargeable to any or all Obligors under this Agreement or under any of the other Credit Documents.

Obligor - each Borrower, each Guarantor, and any other Person that is at any time contractually liable for the payment of the whole or any part of the Obligations or that has granted in favor of Administrative Agent a Lien upon any of any of such Person’s assets to secure payment of any of the Obligations.

Ordinary Course of Business - with respect to any transaction involving any Person, the ordinary course of such Person’s business, as conducted by such Person in accordance with past practices and undertaken by such Person in good faith and not for the purpose of evading any covenant or restriction in any Credit Document.

Organization Documents - with respect to any Person, its charter, certificate or articles of incorporation, bylaws, articles of organization, operating agreement, members agreement, partnership agreement, voting trust, or similar agreement or instrument governing the formation or operation of such Person.

OSHA - the Occupational Safety and Hazard Act of 1970.

Other Agreements - the Notes, the Seller Subordination Agreements, the Environmental Agreement, the Fee Letter, the Cash Management Services Agreements, Lien Waivers, Interest Rate Contracts or other Hedging Agreements with Bank, any Lender or any of their Affiliates and any and all agreements, instruments and documents (other than this Agreement and the Security Documents), heretofore, now or hereafter executed by any Obligor or any other Person and delivered to any Agent or any Lender in respect of the transactions contemplated by this Agreement.

Out-of-Formula Condition - as defined in Section 2.1.2 of this Agreement.

Out-of-Formula Loan - a Revolver Loan made or existing when an Out-of-Formula Condition exists or the amount of any Revolver Loan which, when funded, results in an Out-of-Formula Condition.

Participant - as defined in Section 14.2.1.

Participating Lender - each Lender that has an undivided interest and participation in an LC Obligation.

Payment Account - an account maintained by Administrative Agent to which all monies from time to time deposited to a Dominion Account shall be transferred and all other payments shall be sent in immediately available federal funds.

Payment in Full or Full Payment Or Paid in Full - with respect to (i) any non-contingent Obligations, the payment in full, in cash and in Dollars, of such Obligations, including all interests, fees and other charges payable in connection therewith under any of the Credit Documents, whether such interests, fees or other charges accrue or are incurred prior to or during the pendency of an Insolvency Proceeding and whether or not any of the same are allowed or recoverable in any bankruptcy case pursuant to Section 506 of the Bankruptcy Code or otherwise; with respect to any LC Obligations represented by undrawn Letters of Credit and Banking Relationship Debt (including Debt arising under Hedging Agreements), the depositing of cash with Administrative Agent, as security for the payment of such Obligations, not to exceed 105% of the aggregate undrawn amount of such Letters of Credit and 100% of Administrative Agent’s good faith estimate of the amount of Banking Relationship Debt due and to become due after termination of such Bank Products; and (ii) any Obligations that are contingent in nature (other than Obligations consisting of LC Obligations or Banking Relationship Debt), such as a right of Administrative Agent or a Lender to reimbursement or indemnification by any Obligor, the depositing of cash with Agent in an amount equal to 100% of any such Obligations that have been liquidated or, if such Obligations are unliquidated in amount and represent a claim which has been asserted against Administrative Agent or a Lender and for which an indemnity has been provided by Borrowers in any of the Credit Documents, in an amount that is equal to such claim or Administrative Agent’s good faith estimate of such claim. None of the Loans shall be deemed to have been paid in full until all Commitments related to such Loans have expired or been terminated.

Payment Intangibles - shall have the meaning ascribed to “payment intangible” in the UCC.

Payment Items - all checks, drafts, or other items of payment payable to a Borrower, including proceeds of any of the Collateral.

PBGC - the Pension Benefit Guaranty Corporation or any Governmental Authority succeeding to the functions thereof.

Pending Revolver Loans - at any date, the aggregate principal amount of all Revolver Loans which have been requested in any Notice of Borrowing received by Administrative Agent but which have not theretofore been advanced by Administrative Agent or Lenders.

Pension Plan - a pension plan (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA which a Borrower sponsors, maintains, or to which it makes, is making, or is obligated to make contributions, or in the case of a Multi-employer Plan has made contributions at any time during the immediately preceding five (5) plan years.

Permitted Affiliates - the Joint Ventures existing on the date hereof and listed on Exhibit I attached hereto.

Permitted Contingent Obligations - Contingent Obligations arising from endorsements of Payment Items for collection or deposit in the Ordinary Course of Business; Contingent Obligations of any Borrower and its Subsidiaries existing as of the Closing Date that have been disclosed to Administrative Agent, including extensions and renewals thereof that do not increase the amount of such Contingent Obligations as of the date of such extension or renewal; Contingent Obligations arising under indemnity agreements to title insurers to cause such title insurers to issue to Administrative Agent title insurance policies; Contingent Obligations consisting of reimbursement obligations from time to time owing by any Borrower to Bank with respect to Letters of Credit (but in no event to include reimbursement obligations at any time owing by a Borrower to any other Person that may issue letters of credit for the account of Borrowers); Contingent Obligations consisting of guarantees by a Borrower of Debt for Money Borrowed, operating leases or other contractual obligations of a Borrower of another Borrower arising in the Ordinary Course of Business but only to the extent that such Debt for Money Borrowed, operating leases or other contractual obligations of a Borrower is permitted pursuant to the terms of this Agreement; and other Contingent Obligations not to exceed $2,000,000 in the aggregate at any time.

Permitted Investment - shall have the meaning ascribed to such term in Section 10.2.13 of this Agreement.

Permitted Lien - a Lien of a kind specified in Section 10.2.5 of this Agreement.

Permitted Level I Distributions - Payments by PNA of, or Distributions by PNA to New Parent to be used by New Parent to pay (i) Permitted Platinum Payments, (ii) scheduled payments of principal and interest under the Seller Note (to the extent permitted by the Seller Subordination Agreement and this Agreement) and (iii) ordinary operating expenses of New Parent.

Permitted Level I Distribution Conditions - each of the following conditions precedent, the satisfaction of each of which, as determined by Administrative Agent, shall be required before any Permitted Level I Distributions may be made by PNA:

(a) the amount of all such Permitted Level I Distributions does not exceed $10,000,000 in the aggregate during any Fiscal Year of PNA (of which no more than $5,000,000 per Fiscal Year shall be Permitted Platinum Payments);

(b) no Default or Event of Default exists at such time or would result from such Distribution;

(c) Pro Forma Excess Availability after giving effect to such Distribution is not less than $40,000,000 or, if Pro Forma Excess Availability after giving effect to such Distribution is less than $40,000,000, each of the following conditions is satisfied: (1) Pro Forma Excess Availability is not less than $25,000,000 and (2) the Consolidated Fixed Charge Coverage Ratio as calculated and presented to Administrative Agent on the most recent Compliance Certificate required pursuant to Section 10.1.3 is not less than 1.20 to 1.0;

(d) in addition to the other conditions contained in this definition, in the case of scheduled payments of principal and interest under the Seller Note, the Consolidated Fixed Charge Coverage Ratio as calculated and presented to Administrative Agent on the most recent Compliance Certificate required pursuant to Section 10.1.3 is not less than 1.20 to 1.0; and

(e) Borrowers are Current in their accounts payable.

Permitted Level II Distributions - Distributions by PNA to New Parent, other than Permitted Level I Distributions, to be used by New Parent for such lawful purposes as New Parent may elect.

Permitted Level II Distribution Conditions - each of the following conditions precedent, the satisfaction of each of which, as determined by Administrative Agent, shall be required before any Permitted Level II Distributions may be made by PNA:

(a) if Term Loan 2 has not been Paid in Full, (1) the amount of all such Permitted Level II Distributions does not exceed $20,000,000 in the aggregate during any Fiscal Year of PNA, (2) Pro Forma Excess Availability after giving effect to such Distribution is not less than $40,000,000 and (3) the principal amount of Term Loan 2 is prepaid concurrently by an amount equal to the amount of such Distribution;

(b) if Term Loan 2 has been Paid in Full but Term Loan 1 has not been Paid in Full, (1) Pro Forma Excess Availability after giving effect to such Distribution is not less than $40,000,000 and (2) the Consolidated Fixed Charge Coverage Ratio as calculated and presented to Administrative Agent on the most recent Compliance Certificate required pursuant to Section 10.1.3 is not less than 1.20 to 1.0;

(c) if both Term Loan 1 and Term Loan 2 have been Paid in Full, Pro Forma Excess Availability after giving effect to such Distribution is not less than $40,000,000;

(d) no Default or Event of Default exists at such time or would result from such Distribution; and

(e) Borrowers are Current in their accounts payable.

Permitted Platinum Payments - payments of management fees by PNA or New Parent to Platinum or one of its Affiliates (other than the Initial Management Fee) pursuant to a management fee agreement satisfactory to Administrative Agent and BAS; provided, that (i) such fees shall be due and payable on a quarterly basis, and (ii) the amount of such fees shall not exceed $5,000,000 in the aggregate per Fiscal Year of PNA; provided, that for Fiscal Year 2006, the amount shall not exceed the difference between $5,000,000 and the Initial Management Fee actually paid. If the payment of Permitted Platinum Payments is deferred because of the failure to meet the Permitted Level I Distribution Conditions at the time such quarterly payment is due, then PNA may make catch-up payments (or Distributions to New Parent to make such payments) on a quarterly basis thereafter so long as each of the Permitted Level I Distribution Conditions is satisfied at such time.

Permitted Purchase Money Debt - Purchase Money Debt of Borrowers and their Subsidiaries which is incurred after the date of this Agreement and that is secured by no Lien or only by a Purchase Money Lien, provided that the aggregate amount of Purchase Money Debt outstanding at any time does not exceed $2,000,000 and the incurrence of such Purchase Money Debt does not violate any limitation in the Credit Documents regarding Capital Expenditures. For the purposes of this definition, the principal amount of any Purchase Money Debt consisting of capitalized leases shall be computed as a Capitalized Lease Obligation.

Person - an individual, partnership, corporation, limited liability company, limited liability partnership, joint stock company, land trust, business trust, or unincorporated organization, or a Governmental Authority.

Plan - an employee benefit plan (as defined in Section 3(3) of ERISA) which Borrowers sponsor or maintain or to which a Borrower makes, is making, or is obligated to make contributions and includes any Pension Plan.

Platinum - Platinum Equity Advisors, LLC, a Delaware limited liability company.

Pledge Agreements - each of (i) that certain Amended and Restated Stock Pledge Agreement to be executed by Feralloy in favor of Administrative Agent on or before the Closing Date and by which Feralloy shall pledge to Administrative Agent, for the benefit of the Secured Parties, as security for the Obligations, 100% of the Equity Interests in each of Feralloy Midwest Corporation, Feralloy Ohio Corporation, Feralloy Indiana Corporation and Feralloy Oregon Corporation and (ii) that certain Pledge Agreement to be executed by New Parent, Merger Sub, Delta GP and Delta LP in favor of Administrative Agent on or before the Closing Date and by which such Persons shall pledge to Administrative Agent, for the benefit of the Secured Parties, as security for the Obligations, 100% of the Equity Interests in Borrowers.

Pro Forma Excess Availability - on any date of determination, Availability after giving pro forma effect to the payment of any Distribution or other payment by a Borrower.

Pro Rata - a share of or in all Loans, participations in LC Obligations, liabilities, payments, proceeds, collections, Collateral and Extraordinary Expenses, which share for any Lender on any date shall be a percentage (expressed as a decimal, rounded to the ninth decimal place) arrived at by dividing the amount of the Commitment of such Lender on such date by the aggregate amount of the Commitments of all Lenders on such date.

Projections - (i) prior to the Closing Date and thereafter until Agents and Lenders receive new projections pursuant to Section 10.1.5 hereof, the projections of Borrowers’ financial condition, results of operations, cash flow and projected Availability, prepared on a monthly basis for the Fiscal Year ending December 31, 2006, and on an annual basis thereafter through December 31, 2009; and (ii) thereafter, the projections most recently received by Agents and Lenders pursuant to and as required by Section 10.1.5 hereof.

PropCo Release Conditions - each of the following conditions precedent, the satisfaction of each of which shall be required before Administrative Agent and the other Secured Parties shall be required to release their Liens upon the Real Estate that is subject to the Mortgages and to release PropertyCo as an Obligor under the Credit Documents:

(a) There has been Full Payment of the Term Loans;

(b) No Default or Event of Default shall exist on the date of such releases or would result therefrom, and each Obligor shall otherwise be in compliance with all terms and conditions of the Credit Documents;

(c) Availability shall not be less than $32,500,000 at the time of and after giving effect to such releases; and

(d) Administrative Agent shall have received any and all landlord’s waivers, mortgagee waivers and other lien waivers, in form and substance satisfactory to Administrative Agent, for any Real Estate which is to be leased to a Borrower concurrently or after the date of such releases or on which any Collateral shall then or thereafter be located.

Properly Contested - in the case of any Debt of a Borrower (including any Taxes) that is not paid as and when due or payable by reason of such Borrower’s bona fide dispute concerning its liability to pay same or concerning the amount thereof, (i) such Debt is being properly contested in good faith by appropriate proceedings promptly instituted and diligently conducted; (ii) such Borrower has established appropriate reserves as shall be required in conformity with GAAP; (iii) the non-payment of such Debt will not have a Material Adverse Effect and will not result in a forfeiture of any assets of such Borrower; (iv) no Lien is imposed upon any of such Borrower’s assets with respect to such Debt unless such Lien is at all times junior and subordinate in priority to the Liens in favor of Administrative Agent (except only with respect to property taxes that have priority as a matter of applicable state law and with respect to Liens securing Debt that do not exceed in the aggregate with respect to all such Debt $250,000 per Fiscal Year, unless otherwise consented to by Administrative Agent in its sole discretion) and enforcement of such Lien is stayed (or if such Debt is fully bonded, no enforcement action has been commenced against any of the Collateral) during the period prior to the final resolution or disposition of such dispute; (v) if the Debt results from, or is determined by the entry, rendition or issuance against a Borrower or any of its assets of a judgment, writ, order or decree, enforcement of such judgment, writ, order or decree is stayed pending a timely appeal or other judicial review or if such Debt is fully bonded, no enforcement action has been commenced against any of the Collateral; and (vi) if such contest is abandoned, settled or determined adversely (in whole or in part) to such Borrower, such Borrower forthwith pays such Debt and all penalties, interest and other amounts due in connection therewith.

Property - any interest in any kind of property or asset, whether real, personal or mixed and whether tangible or intangible.

Proposed Change - as defined in Section 13.9.4 of this Agreement.

Purchase Money Debt - means and includes (i) Debt (other than the Obligations) for the payment of all or any part of the purchase price, or the cost of construction or improvement, of any fixed assets, (ii) any Debt (other than the Obligations) incurred at the time of or within sixty (60) days prior to or after the acquisition or completion of construction or improvement of any fixed assets, as applicable, for the purpose of financing all or any part of the cost thereof, and (iii) any renewals, extensions or refinancings (but not any increases in the principal amounts) thereof outstanding at the time.

Purchase Money Lien - a Lien upon fixed assets which secures Purchase Money Debt, but only if such Lien shall at all times be confined solely to the fixed assets (and the proceeds thereof) acquired through the incurrence of the Purchase Money Debt secured by such Lien.

Qualified Appraisal - for the purpose of determining the net orderly liquidation value of Eligible Inventory on any date, a written appraisal that is prepared by a Qualified Appraiser, that sets forth the Qualified Appraiser’s estimate of the net orderly liquidation value (net of, among other things, liquidation expenses) of the Eligible Inventory that is the subject of the appraisal and that provides an evaluation opinion as of the date that is no earlier than sixty (60) days from the date on which such appraisal is delivered.

Qualified Appraiser - a Person (other than an officer, agent, director, employee or Affiliate of a Borrower) who has sufficient qualifications, experience and credentials to give an evaluation opinion with respect to Collateral and who is otherwise satisfactory to Administrative Agent in its reasonable discretion.

RCRA - the Resource Conservation and Recovery Act (42 U.S.C. §§ 6991-6991i) and all rules and regulations promulgated pursuant thereto.

Real Estate - all right, title and interest of Borrowers (whether as owner, lessor or lessee) at any time or times held by Borrowers in any real Property or any buildings, structures, parking areas or other improvements thereon, (but excluding office leases for locations that do not involve manufacturing, warehousing or distribution activities or do not have any Inventory or Equipment (other than office equipment) at such locations.

Real Property Documentation - means the following as to each parcel of the Real Estate (except that the Administrative Agent may in its discretion waive or suspend the requirement for delivery of certain of the Real Property Documentation for any of the Real Estate (other than, unless directed by the Required Lenders, one or more Mortgages):

(i) an owner’s/lessee’s affidavit for each parcel or tract of such Real Estate;

(ii) a Mortgage for each parcel or tract of Real Estate;

(iii) such consents, acknowledgments, intercreditor or attornment and subordination agreements as Administrative Agent may require from any Person with respect to any portion of such Real Estate;

(iv) a certificate as to the insurance required by the related Mortgage, to the extent not theretofore furnished pursuant to this Agreement, including flood insurance;

(v) a report of a licensed engineer or geologist detailing an environmental inspection of the Real Estate;

(vi) an appraisal of the Real Estate, prepared by an appraiser satisfactory to Administrative Agent and engaged by and on behalf of the Agents and Lenders;

(vii) a flood plain certification with respect to such Real Estate;

(viii) any revenue ruling or similar assurance from the department or revenue or taxation requested by the Administrative Agent with respect to any stamp, intangible or other taxes payable in connection with the filing for record of any of the Mortgages; and

(ix) surveys and title insurance required by Sections 11.1.18 and 11.1.19.

Regulated Substances - any substances, chemicals, materials or elements that are prohibited, limited or regulated by the Environmental Laws, or any other substances, chemicals, materials or elements that are defined as “hazardous” or “toxic,” under the Environmental Laws, or that are harmful to the health of occupants or users of the Real Estate. Without limiting the generality of the foregoing, the term “Regulated Substances” shall also include any substance, chemical, material or element (i) defined as a “hazardous substance” under the RCRA; (ii) defined as a “regulated substance” within the meaning of Subtitle I of the RCRA; (iii) designated as a “hazardous substance” pursuant to Section 311 of the CWA, or listed pursuant to Section 307 of the CWA; (iv) defined as “hazardous”, “toxic”, or otherwise regulated, under any Environmental Laws adopted by the state in which the Real Estate is located, or its agencies or political subdivisions; (v) which is petroleum, petroleum products or derivatives or constituents thereof; (vi) which is asbestos or asbestos-containing materials; (vii) the presence of which requires notification, investigation or remediation under any Environmental Laws; (viii) the presence of which on the Real Estate causes or threatens to cause a nuisance upon the Real Estate or to adjacent properties or poses or threatens to pose a hazard to the health or safety of Persons on or about the Real Estate; (ix) the presence of which on adjacent properties would constitute a trespass by Indemnitor; (x) which is urea formaldehyde foam insulation or urea formaldehyde foam insulation-containing materials (lead base paint or lead base paint-containing materials, polychlorinated biphenyls or polychlorinated biphenyl-containing materials, radon or radon-containing or producing materials, radioactive substances, methane or volatile hydrocarbons; or (xi) which by any Environmental Laws requires special handling in its collection, storage, treatment, or disposal.

Regulation D - Regulation D of the Board of Governors.

Register - the register maintained by Administrative Agent in accordance with Section 5.8.2 of this Agreement.

Reimbursement Date - as defined in Section 2.3.1(iii) of this Agreement.

Reportable Event - any of the events set forth in Section 4043(b) of ERISA.

Required Lenders - at any date of determination thereof, Lenders having Commitments representing greater than 50% of the aggregate Commitments at such time (and in the case of the Term Loan 1 Commitments and Term Loan 2 Commitments, without regard to the termination of such Term Loan Commitments on the Closing Date in connection with the making of the Term Loan Advances on such date); provided, however, that if any Lender shall be in breach of any of its obligations hereunder to Borrowers or Agents, including any breach resulting from its failure to honor its Commitment in accordance with the terms of this Agreement, then, for so long as such breach continues, the term “Required Lenders” shall mean Lenders (excluding each Lender that is in breach of its obligations under this Agreement) having Commitments representing greater than 50% of the aggregate Commitments (excluding the Commitments of each Lender that is in breach of its obligations under this Agreement) at such time; provided further, however, that if the Commitments have been terminated, the term “Required Lenders” shall mean Lenders (excluding each Lender that is in breach of its obligations hereunder) holding Loans (including Settlement Loans) representing greater than 50% of the aggregate principal amount of Loans (including Settlement Loans) outstanding at such time.

Restricted Investment - any acquisition of Property by a Borrower or any of its Subsidiaries in exchange for cash or other Property, whether in the form of an acquisition of Equity Interests or Debt, or the purchase or acquisition by such Borrower or any of its Subsidiaries of any other Property, or a loan, advance, capital contribution or subscription, except acquisitions of the following: (i) fixed assets to be used in the Ordinary Course of Business of such Borrower or any of its Subsidiaries so long as the acquisition costs thereof constitute Capital Expenditures permitted hereunder; (ii) goods held for sale or lease or to be used in the manufacture of goods or the provision of services by such Borrower or any of its Subsidiaries in the Ordinary Course of Business; (iii) Current Assets arising from the sale or lease of goods or the rendition of services in the Ordinary Course of Business of such Borrower or any of its Subsidiaries; (iv) Cash Equivalents to the extent they are not subject to rights of offset in favor of any Person other than an Agent or a Lender; and (vi) loans and other advances of money to the extent not prohibited by Section 10.2.2.

Restrictive Agreement - an agreement (other than any of the Credit Documents) that, if and for so long as a Borrower or any Subsidiary of such Borrower is a party thereto, would prohibit, condition or restrict such Borrower’s or Subsidiary’s right to incur or repay Debt for Money Borrowed (including any of the Obligations); grant Liens upon any of such Borrower’s or Subsidiary’s assets (including Liens granted in favor of Administrative Agent pursuant to the Credit Documents); declare or make Distributions; amend, modify, extend or renew any agreement evidencing Debt for Money Borrowed (including any of the Credit Documents); or repay any Debt owed to another Borrower.

Revolver Commitment - at any date for any Lender, the obligation of such Lender to make Revolver Loans and to purchase participations in LC Obligations pursuant to the terms and conditions of this Agreement, which shall be the principal amount set forth opposite such Lender’s name under the heading “Revolver Commitment” in Schedule 1 attached hereto or the signature page of the Assignment and Acceptance by which it became a Lender, as modified from time to time pursuant to the terms of this Agreement or to give effect to any applicable Assignment and Acceptance; and “Revolver Commitments” means the aggregate principal amount of the Revolver Commitments of all Lenders, the maximum amount of which shall be $325,000,000, as reduced from time to time pursuant to Section 2.1.5 hereof and as the same may be increased pursuant to Section 2.1.8 hereof.

Revolver Facility - the facility established by Lenders in favor of Borrowers pursuant to Section 2.1 of this Agreement.

Revolver Loan - a loan made by Lenders as provided in Section 2.1 of this Agreement (including any Out-of-Formula Loan) or a Settlement Loan funded solely by Bank.

Revolver Note - a Revolver Note to be executed by Borrowers in favor of each Lender in the form of Exhibit A attached hereto, which shall be in the face amount of such Lender’s Revolver Commitment and which shall evidence all Revolver Loans made by such Lender to Borrowers pursuant to this Agreement.

Revolver Termination Date - May 8, 2011.

S&P - Standard & Poor’s Ratings Group, a division of McGraw-Hill, Inc.

Schedule of Accounts - as defined in Section 8.2.1 of this Agreement.

SEC - Securities and Exchange Commission.

Secured Parties - Agents, Lenders, Bank as the provider of Settlement Loans, Issuing Bank as the issuer of Letters of Credit and Bank, any Lender or any of their Affiliates as the obligee with respect to any Banking Relationship Debt.

Security - shall have the same meaning as in Section 2(1) of the Securities Act of 1933.

Security Documents - each Guaranty, the Mortgages, the Trademark Security Agreement, the Deposit Account Control Agreements, each Pledge Agreement, the Business Interruption Insurance Assignment, and all other instruments and agreements now or at any time hereafter securing the whole or any part of the Obligations.

Seller - shall have the meaning ascribed to such term in the recitals to this Agreement.

Seller Note - that certain Secured Subordinated Promissory Note dated May 9, 2006, from New Parent to Seller, in the original principal amount of $12,000,000.

Seller Subordination Agreement - that certain Debt and Lien Subordination Agreement dated on or prior to the Closing Date by and among New Parent, Administrative Agent and Seller.

Seller Subordinated Debt Documents - collectively, (i) the Seller Note, and (ii) any and all agreements, instruments or documents executed in connection therewith or pursuant thereto.

Senior Officer - the chairman of the board of directors, the president or the chief financial officer of, or in-house legal counsel to, a Borrower.

Settlement Date - as defined in Section 4.1.3(i) of this Agreement.

Settlement Loan - as defined in Section 4.1.3(ii) of this Agreement.

Settlement Report - a report delivered by Administrative Agent to Lenders summarizing the amount of the outstanding Revolver Loans as of the Settlement Date and the calculation of the Borrowing Base as of such Settlement Date.

Software - shall have the meaning ascribed to the term “software” in the UCC.

Solvent - as to any Person, such Person (i) owns Property whose fair saleable value is greater than the amount required to pay all of such Person’s Debts (including contingent Debts), (ii) is able to pay all of its Debts as such Debts mature, (iii) has capital sufficient to carry on its business and transactions and all business and transactions in which it is about to engage, and (iv) is not “insolvent” within the meaning of Section 101(32) of the Bankruptcy Code.

Statutory Reserves - on any date, the percentage (expressed as a decimal) established by the Board of Governors which is the then stated maximum rate for all reserves (including any emergency, supplemental or other marginal reserve requirements) applicable to any member bank of the Federal Reserve System in respect to Eurocurrency Liabilities (or any successor category of liabilities under Regulation D). Such reserve percentage shall include those imposed pursuant to said Regulation D. The Statutory Reserve shall be adjusted automatically on and as of the effective date of any change in such percentage.

Subordinated Debt - (i) the Seller Note and (ii) unsecured Debt incurred by an Obligor that is expressly subordinated and made junior to the payment and performance in full of the Obligations and contains terms and conditions (including terms relating to interest, fees, repayment and subordination) satisfactory to Administrative Agent and BAS.

Subordinated Loan - a loan made by Platinum or one of its Affiliates to PNA, in immediately available funds, which loan shall (i) have a maturity at least ninety one (91) days longer than the Term, (ii) not accrue cash interest, and (iii) constitute Subordinated Debt incurred by PNA and shall be subject to a Subordination Agreement in favor of Administrative Agent, in form and substance satisfactory to Administrative Agent in all respects.

Subordination Agreements - collectively, the Seller Subordination Agreement and any and all other debt subordination agreements or lien subordination agreements executed in favor of Administrative Agent and accepted by Administrative Agent from time to time.

Subsidiary - any Person in which more than 50% of its outstanding Voting Securities or more than 50% of all Equity Interests is owned directly or indirectly by a Borrower, by one or more other Subsidiaries of such Borrower or by a Borrower and one or more other Subsidiaries (other than Joint Ventures).

Supporting Obligation - shall have the meaning given to “supporting obligation” in the UCC.

Tangible Chattel Paper - shall have the meaning given to “tangible chattel paper” in the UCC.

Taxes - any present or future taxes, levies, imposts, duties, fees, assessments, deductions, withholdings or other charges of whatever nature, including income, receipts, excise, property, sales, use, transfer, license, payroll, withholding, social security and franchise taxes now or hereafter imposed or levied by the United States or any other Governmental Authority and all interest, penalties, additions to tax and similar liabilities with respect thereto, but excluding, in the case of each Lender, taxes imposed on or measured by the net income or overall gross receipts of such Lender.

Term - as defined in Section 6.1 of this Agreement.

Term Loan 1 - the aggregate of the Term Loan 1 Advances made by Lenders to Borrowers pursuant to Section 2.2.1 of this Agreement.

Term Loan 2 - the aggregate of the Term Loan 2 Advances made by Lenders to Borrowers pursuant to Section 2.2.1 of this Agreement.

Term Loan 1 Advance - an advance made by a Lender as part of the Term Loan 1 on the Closing Date; and thereafter means such Lender’s portion of the Term Loan 1.

Term Loan 2 Advance - an advance made by a Lender as part of the Term Loan 2 on the Closing Date; and thereafter means such Lender’s portion of the Term Loan 2.

Term Loan 1 Availability - on the Closing Date, an amount equal to the lesser of (i) $60,000,000 or (ii) the sum of (x) 85% of the appraised net orderly liquidation value of domestic Equipment, plus (y) 65% of the appraised fair market value of Borrowers’ Real Estate, each as determined by a Qualified Appraiser.

Term Loan 2 Availability - on the Closing Date, an amount equal to the lesser of (i) $25,000,000 or (ii) the sum of (w) 5% of Eligible Accounts as included in the Borrowing Base Certificate delivered on the Closing Date, plus (x) the lesser of (A) 10% of the appraised net orderly liquidation value of Eligible Inventory as determined by a Qualified Appraisal or (B) 10% of the Value of Eligible Inventory as included in the Borrowing Base Certificate delivered on the Closing Date, plus (y) 10% of the appraised net orderly liquidation value of domestic Equipment, plus (z) 10% of the appraised fair market value of Borrowers’ Real Estate, as determined by a Qualified Appraiser.

Term Loan 1 Commitment - at any date for any Lender, the obligation of such Lender to make Term Loan 1 Advances pursuant to the terms and conditions of this Agreement, which shall be the principal amount set forth opposite such Lender’s name under the heading “Term Loan 1 Commitment” in Schedule 1 attached hereto or the signature page of any Assignment and Acceptance by which it became a Lender, as modified from time to time pursuant to the terms of this Agreement or to give effect to any applicable Assignment and Acceptance; and the term “Term Loan 1 Commitments” means the aggregate principal amount of the Term Loan 1 Commitment of each Lender, which shall not exceed the Term Loan 1 Availability.

Term Loan 2 Commitment - at any date for any Lender, the obligation of such Lender to make Term Loan 2 Advances pursuant to the terms and conditions of this Agreement, which shall be the principal amount set forth opposite such Lender’s name under the heading “Term Loan 2 Commitment” in Schedule 1 attached hereto or the signature page of any Assignment and Acceptance by which it became a Lender, as modified from time to time pursuant to the terms of this Agreement or to give effect to any applicable Assignment and Acceptance; and the term “Term Loan 2 Commitments” means the aggregate principal amount of the Term Loan 2 Commitment of each Lender, which shall not exceed the Term Loan 2 Availability.

Term Loan Advance - a Term Loan 1 Advance or Term Loan 2 Advance.

Term Loan Commitments - collectively, the Term Loan 1 Commitments and the Term Loan 2 Commitments.

Term Loans - Term Loan 1 and Term Loan 2.

Term Note - as defined in Section 2.2.2 of this Agreement.

Trademark Security Agreement - the Amended and Restated Trademark Security Agreement to be executed by Infra-Metals in favor of Administrative Agent on or before the Closing Date and by which Infra-Metals shall assign to Administrative Agent, for the benefit of Secured Parties, as security for the Obligations, all of Infra-Metals’ right, title and interest in and to all of their trademarks.

Transferee - as defined in Section 14.3.3 of this Agreement.

Trigger Event - as defined in Section 10.3.1 of this Agreement.

Type - any type of a Loan determined with respect to the interest option applicable thereto, which shall be either a LIBOR Loan or a Base Rate Loan.

UCC - the Uniform Commercial Code (or any successor statute) as adopted and in force in the State of Georgia or, when the laws of any other state govern the method or manner of the perfection or enforcement of any security interest in any of the Collateral, the Uniform Commercial Code (or any successor statute) of such state.

Unfinanced Capital Expenditures - Capital Expenditures that are not Financed Capital Expenditures.

Unfunded Pension Liability - the excess of a Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Internal Revenue Code for the applicable plan year.

Upstream Payment - a payment or distribution of cash or other Property by a Subsidiary of a Borrower to such Borrower, whether in repayment of Debt owed by such Subsidiary to such Borrower, as a dividend or distribution on account of such Borrower’s ownership of Equity Interests or otherwise.

USA PATRIOT Act - the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. No. 107-56, 115 Stat. 272 (2001), as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

Value - with reference to the value of Eligible Inventory, value determined on the basis of the lower of cost or market of such Eligible Inventory, with the cost thereof calculated in accordance with GAAP consistently applied (but in no event to be calculated on a last-in, first-out basis).

Vendor - a Person that sells Inventory to a Borrower.

Vendor Agreement - a Vendor Agreement between Administrative Agent and a Vendor that is in form and substance satisfactory to Administrative Agent and pursuant to which, among other things, the parties shall agree upon their relative rights with respect to In-Transit Inventory of such Borrower purchased from Vendor.

Voting Securities - Equity Interests of any class or classes of a corporation or other entity the holders of which are ordinarily, in the absence of contingencies, entitled to elect a majority of the corporate directors or Persons performing similar functions.

Accounting Terms. Unless otherwise specified herein, all terms of an accounting character used in this Agreement shall be interpreted, all accounting determinations under this Agreement shall be made, and all financial statements required to be delivered under this Agreement shall be prepared in accordance with GAAP, applied on a basis consistent with the most recent audited Consolidated financial statements of Borrowers and their Subsidiaries heretofore delivered to Agents and Lenders and using the same method for inventory valuation as used in such audited financial statements, except for any change required by GAAP; provided, that if there occurs after the date of this Agreement any change in GAAP that affects in any respect the calculation of any financial covenant contained in this Agreement, Administrative Agent and Borrowers shall negotiate in good faith amendments to the provisions of this Agreement that relate to the calculation of such covenant with the intent of having the respective positions of the Lenders and Borrowers after such change in GAAP conform as nearly as possible to their respective positions as of the date of this Agreement and, until any such amendments have been agreed upon in writing by Administrative Agent and Borrowers, the applicable covenant shall be calculated as if no such change in GAAP has occurred.

Other Terms. All other terms contained in this Agreement shall have, when the context so indicates, the meanings provided for by the UCC to the extent the same are used or defined therein.

Certain Matters of Construction. The terms “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision. Any pronoun used shall be deemed to cover all genders. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding.” The section titles, table of contents and list of exhibits appear as a matter of convenience only and shall not affect the interpretation of this Agreement. All references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations; to any agreement, instrument or other documents (including any of the Credit Documents) shall include any and all modifications and supplements thereto and any and all restatements, extensions or renewals thereof to the extent such modifications, supplements, restatements, extensions or renewals of any such documents are permitted by the terms thereof; to any Person shall mean and include the successors and permitted assigns of such Person; to “including” and “include” shall be understood to mean “including, without limitation” (and, for purposes of this Agreement and each other Credit Document, the parties agree that the rule of ejusdem generis shall not be applicable to limit a general statement, which is followed by or referable to an enumeration of specific matters to matters similar to the matters specifically mentioned); or to the time of day shall mean the time of day on the day in question in Atlanta, Georgia, unless otherwise expressly provided in this Agreement. A Default or an Event of Default shall be deemed to exist at all times during the period commencing on the date that such Default or Event of Default occurs to the date on which such Default or Event of Default is waived in writing by Administrative Agent pursuant to this Agreement or, in the case of a Default, is cured within any period of cure expressly provided in this Agreement; and an Event of Default shall “continue” or be “continuing” until such Event of Default has been waived in writing by Administrative Agent. All calculations of Value shall be in Dollars, all Loans shall be funded in Dollars and all Obligations shall be repaid in Dollars. Whenever the phrase “to the best of a Borrower’s knowledge” or words of similar import relating to the knowledge or the awareness of a Borrower are used in this Agreement or other Credit Documents, such phrase shall mean and refer to the actual knowledge of a Senior Officer of any Borrower. Any Lien referred to in this Agreement or any of the other Credit Documents as having been created in favor of Administrative Agent, any agreement entered into by Administrative Agent pursuant to this Agreement or any of the other Credit Documents, any payment made by or to, or funds received by, Administrative Agent pursuant to or as contemplated by any of the Credit Documents, or any other act taken or omitted to be taken by Administrative Agent shall, unless otherwise expressly provided, be created, entered into, made or received, or taken or omitted for the benefit or account of the Agents and the Lenders.

CREDIT FACILITIES

Subject to the terms and conditions of, and in reliance upon the representations and warranties made in, this Agreement and the other Credit Documents, Lenders severally agree to the extent and in the manner hereinafter set forth to make their respective Pro Rata shares of the Commitments available to Borrowers, in an aggregate amount up to $410,000,000, as follows:

Revolver Commitment.

Revolver Loans. Each Lender agrees, severally to the extent of its Revolver Commitment and not jointly with the other Lenders, upon the terms and subject to the conditions set forth herein, to make Revolver Loans to Borrowers at the request of Borrower Agent on any Business Day during the period from the date hereof through the earlier of the Commitment Termination Date or the Business Day before the last day of the Term, not to exceed in aggregate principal amount outstanding at any time such Lender’s Revolver Commitment at such time, which Revolver Loans may be repaid and reborrowed in accordance with the provisions of this Agreement; provided, however, that Lenders shall have no obligation to Borrowers whatsoever to honor any request for a Revolver Loan on or after the Commitment Termination Date or if at the time of the proposed funding thereof the aggregate principal amount of all of the Revolver Loans then outstanding and Pending Revolver Loans exceeds, or would exceed after the funding of such Revolver Loan, the Borrowing Base. Each Borrowing of Revolver Loans shall be funded by Lenders on a Pro Rata basis in accordance with their respective Revolver Commitments (except for Bank with respect to Settlement Loans). The Revolver Loans shall bear interest as set forth in Section 3.1. hereof. Each Revolver Loan shall, at the option of Borrowers, be made or continued as, or converted into, part of one or more Borrowings that, unless specifically provided herein, shall consist entirely of Base Rate Loans or LIBOR Loans.

Out-of-Formula Loans. If the unpaid balance of Revolver Loans outstanding at any time should exceed the Borrowing Base at such time (an “Out-of-Formula Condition”), such Revolver Loans shall nevertheless constitute Obligations that are secured by the Collateral and entitled to all of the benefits of the Credit Documents. In the event that Lenders are willing in their sole and absolute discretion to make Out-of-Formula Loans or are required to do so by Sections 2.1.7 or 13.9.3 hereof, such Out-of-Formula Loans shall be payable on demand and shall bear interest as provided in Section 3.1.5 of this Agreement.

Use of Proceeds. The proceeds of the Revolver Loans shall be used by Borrowers solely for one or more of the following purposes: (i) to pay the fees and transaction expenses associated with the closing of the transactions described herein; (ii) to pay any of the Obligations; (iii) to finance the acquisition of Borrowers by New Parent; (iv) to issue standby or commercial letters or credit; (v) to finance the ongoing general corporate (including working capital and capital expenditure) needs of Borrowers; and (vi) to make expenditures for other lawful corporate purposes of Borrowers to the extent such expenditures are not prohibited by this Agreement or Applicable Law. In no event may any Revolver Loan proceeds be used by any Borrower to make a contribution to the equity of any Subsidiary, to purchase or to carry, or to reduce, retire or refinance any Debt incurred to purchase or carry, any Margin Stock or for any related purpose that violates the provisions of Regulations T, U or X of the Board of Governors.

Revolver Notes. The Revolver Loans made by each Lender and interest accruing thereon shall be evidenced by the records of Administrative Agent and such Lender and by the Revolver Note payable to such Lender (or the assignee of such Lender), which shall be executed by Borrowers, completed in conformity with this Agreement and delivered to such Lender. All outstanding principal amounts and accrued interest under the Revolver Notes shall be due and payable as set forth in Section 5.2 hereof.

Voluntary Reductions of Revolver Commitments. Borrower Agent (on behalf of Borrowers) shall have the right to permanently reduce the amount of the Revolver Commitments, on a Pro Rata basis for each Lender, at any time and from time to time upon written notice to Administrative Agent of such reduction, which notice shall specify the amount of such reduction, shall be irrevocable once given, shall be given at least five (5) Business Days prior to the date on which the reduction will become effective and shall be effective only upon Administrative Agent’s receipt thereof. Administrative Agent shall promptly transmit such notice to each Lender. If on the effective date of any such reduction in the Revolver Commitments and after giving effect thereto an Out-of-Formula Condition exists, then the provisions of Section 5.2.1(iii) hereof shall apply, except that such repayment shall be due immediately upon such effective date without further notice to or demand upon Borrowers. If the Revolver Commitments are reduced to zero, then such reduction shall be deemed a termination of the Commitments by Borrowers pursuant to Section 6.2.2 hereof. The Revolver Commitments, once voluntarily reduced by Borrower Agent on behalf of Borrowers, may not be reinstated without the written consent of all Lenders.

Bank Products. Borrowers may request and Administrative Agent may, in its sole and absolute discretion, arrange for Borrowers to obtain from Bank, any Lender or their Affiliates Bank Products; provided, that only Borrower Agent may arrange Hedging Agreements on behalf of Borrowers. If Bank Products are provided by an Affiliate of Bank or any Lender, Borrowers agree to indemnify and hold Agents, Bank and Lenders harmless from any and all costs and obligations then or thereafter incurred by Agents, Bank or any of Lenders which arise from any indemnity given by Bank or any Lender to their Affiliates related to such Bank Products; provided, however, nothing contained herein is intended to limit the Borrowers’ rights, with respect to Bank or any Lender or their Affiliates, if any, which arise as a result of the execution of documents by and among Borrowers, Bank or any Lender or their Affiliates which relate to Bank Products. The agreement contained in this Section shall survive termination of this Agreement. Borrowers acknowledge and agree that the obtaining of Bank Products from Bank or any Lender or their Affiliates (a) is in the sole and absolute discretion of Bank, such Lender or their Affiliates, and (b) is subject to all rules and regulations of Bank, such Lender or their Affiliates.

Administrative Agent Advances. Administrative Agent shall be authorized by Borrowers and Lenders, from time to time in Administrative Agent’s sole and absolute discretion, at any time that a Default or Event of Default exists or any of the conditions precedent set forth in Section 11 hereof have not been satisfied, to make Revolver Loans to Borrowers on behalf of Lenders in an aggregate amount outstanding at any time not to exceed 10% of the Borrowing Base, but the aggregate principal amount of all outstanding Revolver Loans shall not exceed the aggregate amount of the Revolver Commitments (and to the extent that an Out-of-Formula Condition occurs as a result thereof, subject to Section 13.9.3 hereof), but only to the extent that Administrative Agent deems the funding of such Revolver Loans to be necessary or desirable (i) to preserve or protect the Collateral or any portion thereof, (ii) to enhance the likelihood of or the amount of repayment of the Obligations or (iii) to pay any other amount chargeable to Borrowers pursuant to the terms of this Agreement, including costs, fees and expenses, all of which Revolver Loans advanced by Administrative Agent shall be deemed part of the Obligations and secured by the Collateral, shall be treated as Settlement Loans and shall be settled and paid by Borrowers and Lenders as provided herein for Settlement Loans; provided, however, that the Required Lenders may at any time revoke Administrative Agent’s authorization to make any such Revolver Loans by written notice to Administrative Agent, which shall become effective upon and after Administrative Agent’s receipt thereof.

1.1.1. Increase in Revolver Commitments.

(i) So long as no Default or Event of Default exists, Borrowers may request that the Revolver Commitments be increased and, upon such request, Administrative Agent shall use reasonable efforts in light of then current market conditions to solicit additional financial institutions to become Lenders for purposes of this Agreement, or to encourage any Lender to increase its Revolver Commitment, provided that (a) each Lender which is a party to this Agreement immediately prior to such increase shall have the first option, and may elect, to fund its Pro Rata share of the amount of the increase in the Revolver Commitment (or any such greater amount in the event that one or more Lenders does not elect to fund its respective Pro Rata share of the amount of the increase in the Revolver Commitment), thereby increasing its Commitment hereunder, but no Lender shall have any obligation to do so, (b) in the event that it becomes necessary to include a new financial institution to fund the amount of the requested increase in the Revolver Commitment, each such financial institution shall be an Eligible Assignee and each such financial institution shall become a Lender hereunder and agree to become party to, and shall assume and agree to be bound by, this Agreement, subject to all terms and conditions hereof; (c) no Lender shall have an obligation to the Borrowers, Agents or any other Lender to increase its Revolver Commitment or its Pro Rata share of the Revolver Commitments, which decision shall be made in the sole discretion of each Lender; and (d) in no event shall the addition of any Lender or Lenders or the increase in the Revolver Commitment of any Lender under this Section 2.1.8 increase the aggregate Revolver Commitments (i) in any single instance by less than $5,000,000 or (ii) to an aggregate amount greater than $375,000,000 less the amount of any voluntary reductions under Section 2.1.5 hereof. Upon the addition of any Lender, or the increase in the Revolver Commitment of any Lender, Schedule 1 shall be amended by Administrative Agent and the Borrowers to reflect such addition or such increase, and Administrative Agent shall deliver to the Lenders, Agents and Borrowers copies of such amended Schedule 1. Any new financial institution added as a new Lender pursuant to this Section 2.1.8 shall be required to have a Revolver Commitment of not less than $5,000,000. Borrowers shall not be required to pay to Administrative Agent, for its own account, an administrative or arrangement fee for the foregoing increase in the Revolver Commitments even if such fee requires the processing of any new Lender. Lenders shall be entitled to receive and Borrowers shall be obligated to pay a mutually agreeable amendment fee to the Administrative Agent for the Pro Rata benefit of those Lenders who increase their Revolver Commitment and any new Lenders, such fee to be based upon the increase in their Revolver Commitments only and not on their aggregate Revolver Commitments after giving effect to such increase.

(ii) If any requested increase in the Revolver Commitments is agreed to in accordance with Section 2.1.8(i) above, Administrative Agent and the Borrowers shall determine the effective date of such increase (the “Increase Effective Date”). Administrative Agent, with the consent and approval of the Borrowers, shall promptly confirm in writing to the Lenders the final allocation of such increase as of the Increase Effective Date, and each new Lender and each existing Lender that has increased its Revolver Commitment shall purchase Revolver Loans and LC Obligations from each other Lender in an amount such that, after such purchase or purchases, the amount of outstanding Revolver Loans and LC Obligations from each Lender shall equal such Lender’s respective Pro Rata share of the Revolver Commitments, as modified to give effect to such increase, multiplied by the aggregate amount of Revolver Loans outstanding and LC Obligations from all Lenders. As a condition precedent to the effectiveness of such increase, the Borrowers shall deliver to Administrative Agent a certificate dated as of the Increase Effective Date (in sufficient copies for each Lender) signed by a responsible officer of Borrower Agent on behalf of the Borrowers, including a Compliance Certificate demonstrating compliance with the terms of this Agreement and certification that, before and after giving effect to such increase, the representations and warranties contained in Section 9 of the Credit Agreement are true and correct in all material respects on and as of the Increase Effective Date (except to the extent any such representation or warranty is stated to relate solely to an earlier date) and no Default or Event of Default exists. Upon the request of any Lender, the Borrowers shall deliver a new or amended Revolver Note reflecting the new or increased Revolver Commitment of each new or affected Lender as of the Increase Effective Date.

1.2. Term Loan Commitments.

Term Loans. Subject to and upon the terms and conditions herein set forth, each Lender severally agrees to make to Borrowers a Term Loan 1 Advance in an amount not to exceed such Lender’s Term Loan 1 Commitment and a Term Loan 2 Advance in an amount not to exceed such Lender’s Term Loan 2 Commitment. The Term Loan shall be comprised of Term Loan 1 Advances in an aggregate principal amount equal to the Term Loan 1 Availability and Term Loan 2 Advances in an aggregate principal amount equal to the Term Loan 2 Availability and shall be funded by Lenders on the Closing Date, concurrently with Lenders’ funding of their initial Revolver Loans. The proceeds of the Term Loans shall be used by Borrowers solely for purposes for which the proceeds of the Revolver Loans are authorized to be used. The Term Loan 1 Commitment and Term Loan 2 Commitment of each Lender shall expire on the funding by such Lender of its Term Loan 1 Advance and Term Loan 2 Advance, respectively. Borrowers shall not be entitled to reborrow any amounts repaid with respect to the Term Loan Advances. All of the Term Loan Advances shall bear interest as set forth in Section 3.1 hereof. All of the Term Loan 1 Advances shall initially be Base Rate Loans unless otherwise instructed by Borrower Agent at least three (3) days prior to the Closing Date. All of the Term Loan 2 Advances shall be LIBOR Loans. Each Lender shall make its Term Loan Advances available to Administrative Agent in immediately available funds, to such account of Administrative Agent as Administrative Agent may designate, not later than 12:00 noon on the Closing Date. After Administrative Agent’s receipt of the proceeds of such Term Loan Advances, and upon satisfaction of the conditions precedent set forth in Section 11 hereof, Administrative Agent shall make the proceeds of all such Term Loan Advances available to Borrowers on the Closing Date by transferring same day funds equal to the proceeds of such Term Loan Advances received by Administrative Agent to an account designated by Borrowers in writing.

Term Notes. Borrowers shall execute and deliver to Administrative Agent on behalf of each Lender, on the Closing Date, promissory notes substantially in the form of Exhibit B attached hereto and made a part hereof (such promissory notes, together with any new notes issued pursuant to Section 14.3.2 upon the assignment of any portion of any Lender’s Term Loan Advances, being hereinafter referred to collectively as the “Term Notes” and each of such promissory notes being hereinafter referred to individually as a “Term Note”), to evidence such Lender’s Term Loan 1 Advance and Term Loan 2 Advance to Borrowers, in the original principal amount equal to the amount of such Lender’s Term Loan 1 Commitment and Term Loan 2 Commitment, respectively. Each Term Note shall be dated the Closing Date (or the date of the applicable Assignment and Acceptance) and shall provide for payment of the Term Loan Advances evidenced thereby as specified in Section 5.3 hereof.

1.3. Letter of Credit Facility.

Issuance of Letters of Credit. Issuing Bank agrees to issue Letters of Credit from time to time until 30 days prior to the Revolver Termination Date (or until the Commitment Termination Date, if earlier), on the terms set forth herein, including the following:

(a) Each Borrower acknowledges that Issuing Bank’s willingness to issue any Letter of Credit is conditioned upon Issuing Bank’s receipt of a LC Application with respect to the requested Letter of Credit, as well as such other instruments and agreements as Issuing Bank may customarily require for issuance of a letter of credit of similar type and amount. Issuing Bank shall have no obligation to issue any Letter of Credit unless (i) Issuing Bank receives a LC Request and LC Application at least three Business Days prior to the requested date of issuance; and (ii) each LC Condition is satisfied. If Issuing Bank receives written notice from a Lender at least one Business Day before issuance of a Letter of Credit that any LC Condition has not been satisfied, Issuing Bank shall have no obligation to issue the requested Letter of Credit (or any other) until such notice is withdrawn in writing by that Lender or until Required Lenders have waived such condition in accordance with this Agreement. Prior to receipt of any such notice, Issuing Bank shall not be deemed to have knowledge of any failure of LC Conditions.

(b) Letters of Credit may be requested by Borrower Agent on behalf of any Borrower only (i) to support obligations of such Borrower incurred in the Ordinary Course of Business; or (ii) for other purposes as Administrative Agent and Lenders may approve from time to time in writing. The renewal or extension of any Letter of Credit shall be treated as the issuance of a new Letter of Credit, except that delivery of a new LC Application shall be required at the discretion of Issuing Bank.

(c) Borrowers assume all risks of the acts, omissions or misuses of any Letter of Credit by the beneficiary. In connection with issuance of any Letter of Credit, none of Administrative Agent, Issuing Bank or any Lender shall be responsible for the existence, character, quality, quantity, condition, packing, value or delivery of any goods purported to be represented by any Documents; any differences or variation in the character, quality, quantity, condition, packing, value or delivery of any goods from that expressed in any Documents; the form, validity, sufficiency, accuracy, genuineness or legal effect of any Documents or of any endorsements thereon; the time, place, manner or order in which shipment of goods is made; partial or incomplete shipment of, or failure to ship, any goods referred to in a Letter of Credit or Documents; any deviation from instructions, delay, default or fraud by any shipper or other Person in connection with any goods, shipment or delivery; any breach of contract between a shipper or vendor and a Borrower; errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex, telecopy, e-mail, telephone or otherwise; errors in interpretation of technical terms; the misapplication by a beneficiary of any Letter of Credit or the proceeds thereof; or any consequences arising from causes beyond the control of Issuing Bank, Administrative Agent or any Lender, including any act or omission of a Governmental Authority (except to the extent any of the foregoing arise solely from Issuing Bank’s actual gross negligence or willful misconduct). The rights and remedies of Issuing Bank under the Credit Documents shall be cumulative. Issuing Bank shall be fully subrogated to the rights and remedies of each beneficiary whose claims against Borrowers are discharged with proceeds of any Letter of Credit.

(d) In connection with its administration of and enforcement of rights or remedies under any Letters of Credit or LC Documents, Issuing Bank shall be entitled to act, and shall be fully protected in acting, upon any certification, notice or other communication in whatever form believed by Issuing Bank, in good faith, to be genuine and correct and to have been signed, sent or made by a proper Person. Issuing Bank may consult with and employ legal counsel, accountants and other experts to advise it concerning its obligations, rights and remedies, and shall be entitled to act upon, and shall be fully protected in any action taken in good faith reliance upon, any advice given by such experts. Issuing Bank may employ agents and attorneys-in-fact in connection with any matter relating to Letters of Credit or LC Documents, and shall not be liable for the negligence or misconduct of any such agents or attorneys-in-fact selected with reasonable care.

1.3.1. Reimbursement; Participations.

(a) If Issuing Bank honors any request for payment under a Letter of Credit, Borrowers shall pay to Issuing Bank, on the same day (“Reimbursement Date”), the amount paid by Issuing Bank under such Letter of Credit, together with interest at the interest rate for Base Rate Revolver Loans from the Reimbursement Date until payment by Borrowers. The obligation of Borrowers to reimburse Issuing Bank for any payment made under a Letter of Credit shall be absolute, unconditional, irrevocable, and joint and several, and shall be paid without regard to any lack of validity or enforceability of any Letter of Credit or the existence of any claim, setoff, defense or other right that Borrowers may have at any time against the beneficiary. Whether or not Borrower Agent submits a Notice of Borrowing, Borrowers shall be deemed to have requested a Borrowing of Base Rate Revolver Loans in an amount necessary to pay all amounts due Issuing Bank on any Reimbursement Date and each Lender agrees to fund its Pro Rata share of such Borrowing whether or not the Commitments have terminated, an Out-of-Formula Condition exists or is created thereby, or the conditions in Section 11 are satisfied.

(b) Upon issuance of a Letter of Credit, each Lender shall be deemed to have irrevocably and unconditionally purchased from Issuing Bank, without recourse or warranty, an undivided Pro Rata interest and participation in all LC Obligations relating to the Letter of Credit. If Issuing Bank makes any payment under a Letter of Credit and Borrowers do not reimburse such payment on the Reimbursement Date and such LC Obligations are not otherwise Cash Collateralized, Administrative Agent shall promptly notify Lenders and each Lender shall promptly (within one Business Day) and unconditionally pay to Administrative Agent, for the benefit of Issuing Bank, the Lender’s Pro Rata share of such payment. Upon request by a Lender, Issuing Bank shall furnish copies of any Letters of Credit and LC Documents in its possession at such time.

(c) The obligation of each Lender to make payments to Administrative Agent for the account of Issuing Bank in connection with Issuing Bank’s payment under a Letter of Credit shall be absolute, unconditional and irrevocable, not subject to any counterclaim, setoff, qualification or exception whatsoever, and shall be made in accordance with this Agreement under all circumstances, irrespective of any lack of validity or unenforceability of any Credit Documents; any draft, certificate or other document presented under a Letter of Credit having been determined to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or the existence of any setoff or defense that any Obligor may have with respect to any Obligations. Issuing Bank does not assume any responsibility for any failure or delay in performance or any breach by any Borrower or other Person of any obligations under any LC Documents. Issuing Bank does not make to Lenders any express or implied warranty, representation or guaranty with respect to the Collateral, LC Documents or any Obligor. Issuing Bank shall not be responsible to any Lender for any recitals, statements, information, representations or warranties contained in, or for the execution, validity, genuineness, effectiveness or enforceability of any LC Documents; the validity, genuineness, enforceability, collectibility, value or sufficiency of any Collateral or the perfection of any Lien therein; or the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any Obligor.

(d) No Issuing Bank Indemnitee shall be liable to any Lender or other Person for any action taken or omitted to be taken in connection with any LC Documents except as a result of its actual gross negligence or willful misconduct. Issuing Bank shall not have any liability to any Lender if Issuing Bank refrains from any action under any Letter of Credit or LC Documents until it receives written instructions from Required Lenders.

Cash Collateral. If any LC Obligations, whether or not then due or payable, shall for any reason be outstanding at any time (a) that an Event of Default exists, (b) that Availability is less than zero, (c) after the Commitment Termination Date, or (d) within 20 Business Days prior to the Revolver Termination Date, then Borrowers shall, at Issuing Bank’s or Administrative Agent’s request, pay to Issuing Bank the amount of all outstanding LC Obligations specified in clauses (a) and (c) of the definition of such term and Cash Collateralize the aggregate undrawn amount of all outstanding Letters of Credit. If Borrowers fail to Cash Collateralize outstanding Letters of Credit as required herein, Lenders may (and shall upon direction of Administrative Agent) advance, as Revolver Loans, the amount of the Cash Collateral required (whether or not the Commitments have terminated, an Out-of-Formula Condition exists, or the conditions in Section 11 are satisfied).

SECTION 2. INTEREST, FEES AND CHARGES

2.1. Interest.

Rates of Interest. Borrowers jointly and severally agree to pay interest in respect of all unpaid principal amounts of the Revolver Loans from the respective dates such principal amounts are advanced until paid (whether at stated maturity, on acceleration or otherwise) at a rate per annum equal to the applicable rate indicated below:

(i) for Revolver Loans made or outstanding as Base Rate Loans, the Applicable Margin plus the Base Rate in effect from time to time; or

(ii) for Revolver Loans made or outstanding as LIBOR Loans, the Applicable Margin plus the relevant Adjusted LIBOR Rate for the applicable Interest Period selected by Borrowers in conformity with this Agreement.

Borrowers jointly and severally agree to pay interest in respect of all unpaid principal amounts outstanding with respect to Term Loan Advances from the respective dates such principal amounts are advanced until paid (whether at stated maturity, on acceleration, or otherwise) at a rate per annum equal to the applicable rate indicated below:

(i) for Term Loan 1 Advances made or outstanding in whole or in part as Base Rate Loans, the Applicable Margin plus the Base Rate in effect from time to time; or

(ii) for Term Loan 1 Advances made or outstanding in whole or in part as LIBOR Loans, the Applicable Margin plus the relevant Adjusted LIBOR Rate for the applicable Interest Period selected by Borrowers in conformity with this Agreement; or

(iii) for Term Loan 2 Advances made or outstanding, in whole or in part as Base Rate Loans, 2.00% plus the Base Rate in effect from time to time; or

(iv) for Term Loan 2 Advances made or outstanding in whole or in part as LIBOR Loans, 3.50% plus the relevant Adjusted LIBOR Rate for the applicable Interest Period selected by Borrowers in conformity with this Agreement.

Upon determining the Adjusted LIBOR Rate for any Interest Period requested by Borrowers, Administrative Agent shall advise Borrowers of such rate. Such determination shall,

absent manifest error, be final, conclusive and binding on all parties and for all purposes. The applicable rate of interest for all Loans (or portions thereof) bearing interest based upon the Base Rate shall be increased or decreased, as the case may be, by an amount equal to any increase or decrease in the Base Rate, with such adjustments to be effective as of the opening of business on the day that any such change in the Base Rate becomes effective. Interest on each Loan shall accrue from and including the date on which such Loan is made, converted to a Loan of another Type or continued as a LIBOR Loan to (but excluding) the date of any repayment thereof; provided, however, that, if a Loan is repaid on the same day made, one day’s interest shall be paid on such Loan. The Base Rate on the date hereof is 7.75% per annum and, therefore, the rate of interest in effect hereunder on the date hereof, expressed in simple interest terms, is 8.00% per annum with respect to any portion of the Revolver Loans bearing interest as a Base Rate Loan and is 8.00% per annum with respect to any portion of the Term Loan 1 Advances bearing interest as a Base Rate Loan and is 9.75% per annum with respect to any portion of Term Loan 2 Advances bearing interest as a Base Rate Loan.

2.1.1. Conversions and Continuations.

(i) Borrowers may on any Business Day, subject to the giving of a proper Notice of Conversion/Continuation as hereinafter described, elect (A) to continue all or any part of a LIBOR Loan by selecting a new Interest Period therefor, to commence on the last day of the immediately preceding Interest Period, or (B) to convert all or any part of a Loan of one Type into a Loan of another Type; provided, however, that (a) no outstanding Term Loan 2 Advances may be converted into Base Rate Loans, and (b) no outstanding Revolver Loans or Term 1 Advances may be converted into or continued as LIBOR Loans when any Default or Event of Default exists. Any conversion of a LIBOR Loan into a Base Rate Loan shall be made on the last day of the Interest Period for such LIBOR Loan. Any conversion or continuation made with respect to less than the entire outstanding balance of the Revolver Loans or the Term Loan 1 Advances must be allocated among Lenders on a Pro Rata basis, and the Interest Period for Loans converted into or continued as LIBOR Loans shall be coterminous for each Lender.

(ii) Whenever Borrowers desire to convert or continue Loans under Section 3.1.2(i), Borrower Agent shall give Administrative Agent notice either (a) in writing, substantially in the form of Exhibit C, signed by an authorized officer of Borrowers’ representative, or (b) via the internet website of Administrative Agent, in either case, at least one (1) Business Day before the requested conversion date, in the case of a conversion into Base Rate Loans, and at least two (2) Business Days before the requested conversion or continuation date, in the case of a conversion into or continuation of LIBOR Loans. Promptly after receipt of a Notice of Conversion/Continuation, Administrative Agent shall notify each Lender in writing of the proposed conversion or continuation. Each such Notice of Conversion/Continuation shall be irrevocable and shall specify the aggregate principal amount of the Loans to be converted or continued, the date of such conversion or continuation (which shall be a Business Day) and whether the Loans are being converted into or continued as LIBOR Loans (and, if so, the duration of the Interest Period to be applicable thereto and, in the absence of any specification by Borrowers of the Interest Period, an Interest Period of one month will be deemed to be specified) or Base Rate Loans. If, upon the expiration of any Interest Period in respect of any LIBOR Loans, Borrowers shall have failed to deliver the Notice of Conversion/Continuation, Borrowers shall be deemed to have elected to convert such LIBOR Loans to Base Rate Loans.

Interest Periods. In connection with the making or continuation of, or conversion into, each Borrowing of LIBOR Loans, Borrowers shall select an interest period (each an “Interest Period”) to be applicable to such LIBOR Loan, which interest period shall commence on the date such LIBOR Loan is made and shall end on a numerically corresponding day in the first, second, third or sixth month thereafter; provided, however, that:

(i) the initial Interest Period for a LIBOR Loan shall commence on the date of such Borrowing (including the date of any conversion from a Loan of another Type) and each Interest Period occurring thereafter in respect of such LIBOR Loan shall commence on the date on which the next preceding Interest Period expires;

(ii) if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day, provided that, if any Interest Period in respect of LIBOR Loans would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;

(iii) any Interest Period that begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period shall expire on the last Business Day of such calendar month;

(iv) no Interest Period with respect to any portion of principal of a Loan shall extend beyond a date on which a Borrower is required to make a scheduled payment of such portion of principal; and

(v) no Interest Period shall extend beyond the last day of the Term.

Interest Rate Not Ascertainable. If Administrative Agent shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) that on any date for determining the Adjusted LIBOR Rate for any Interest Period, by reason of any changes arising after the date of this Agreement affecting the London interbank market or any Lender’s or Bank’s position in such market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of Adjusted LIBOR Rate, then, and in any such event, Administrative Agent shall forthwith give notice (by telephone confirmed in writing) to Borrowers of such determination. Until Administrative Agent notifies Borrowers that the circumstances giving rise to the suspension described herein no longer exist, the obligation of Lenders to make LIBOR Loans shall be suspended, and such affected Loans then outstanding shall, at the end of the then applicable Interest Period or at such earlier time as may be required by Applicable Law, bear the same interest as Base Rate Loans.

Default Rate of Interest. Borrowers shall pay interest at a rate per annum equal to the Default Rate (i) with respect to the principal amount of any portion of the Obligations (and, to the extent permitted by Applicable Law, all past due interest) that is not paid on the due date thereof (whether due at stated maturity, on demand, upon acceleration or otherwise) until Paid in Full; (ii) with respect to the principal amount of all of the Obligations (and, to the extent permitted by Applicable Law, all past due interest) upon the earlier to occur of (x) Borrower Agent’s receipt of notice from Administrative Agent of the Required Lenders’ election to charge the Default Rate based upon the existence of any Event of Default (which notice Administrative Agent shall send only with the consent or at the direction of the Required Lenders), whether or not acceleration or demand for payment of the Obligations has been made, or (y) the commencement by or against any Borrower of an Insolvency Proceeding whether or not under the circumstances described in clauses (i) or (ii) hereof Lenders elect to accelerate the maturity or demand payment of any of the Obligations; and (iii) with respect to the principal amount of any Out-of-Formula Loans, whether or not demand for payment thereof has been made by Administrative Agent. To the fullest extent permitted by Applicable Law, the Default Rate shall apply and accrue on any judgment entered with respect to any of the Obligations and to the unpaid principal amount of the Obligations during any Insolvency Proceeding of a Borrower. Each Borrower acknowledges that the cost and expense to Agents and each Lender attendant upon the occurrence of an Event of Default are difficult to ascertain or estimate and that the Default Rate is a fair and reasonable estimate to compensate Agents and Lender for such added cost and expense. Interest accrued at the Default Rate shall be due and payable on demand.

Fees. In consideration of Lenders’ establishment of the Commitments in favor of Borrowers, and Agents’ agreement to serve as agents hereunder, Borrowers jointly and severally agree to pay the following fees:

Closing Fee. Borrowers shall be jointly and severally obligated to pay to Administrative Agent, for the benefit of the Initial Lenders, a closing fee as provided in the Fee Letter, which shall be paid concurrently with the funding of the initial Loans hereunder.

Unused Line Fee. Borrowers shall be jointly and severally obligated to pay to Administrative Agent for the Pro Rata benefit of Lenders a fee equal to the Applicable Margin for the unused line divided by three hundred sixty (360) days and multiplied by the number of days in the month and then multiplied by the amount by which the Average Revolver Balance for any month (or portion thereof that the Commitments are in effect) is less than the aggregate amount of the Revolver Commitments, such fee to be paid on the first day of the following month; but if the Commitments are terminated on a day other than the first day of a month, then any such fee payable for the month in which termination shall occur shall be paid on the effective date of such termination and shall be based upon the number of days that have elapsed during such period.

LC Facility Fees. Borrowers shall be jointly and severally obligated to pay: (i) to Administrative Agent, for the Pro Rata account of each Lender for Letters of Credit, the Applicable Margin in effect for LIBOR Revolver Loans on a per annum basis based on the average amount available to be drawn under all Letters of Credit outstanding and all Letters of Credit that are paid or expire during the period of measurement, payable monthly, in arrears, on the first Business Day of the following month; (ii) to Administrative Agent for its own account a Letter of Credit fronting fee of 0.125% per annum based on the average amount available to be drawn under all Letters of Credit outstanding, payable monthly, in arrears, on the first Business Day of the following month; and (iii) to Bank for its own account all normal and customary charges associated with the issuance, amending, negotiating, processing and administration of Letters of Credit. During an Event of Default, the fee payable under clause (i) shall be increased to the Default Rate.

Audit and Appraisal Fees. Borrowers shall reimburse Agents and Lenders for all reasonable costs and expenses incurred by Agents and Lenders in connection with (i) examinations and reviews of any Borrower’s books and records and such other matters pertaining to any Borrower or any Collateral as Administrative Agent shall deem appropriate in the exercise of its reasonable credit judgment and, in each case, shall pay to Administrative Agent the standard amount charged by Administrative Agent ($850 per person per day as of the Closing Date) for each day that an employee or agent of an Administrative Agent shall be engaged in an examination or review of any Borrower’s books and records, and (ii) appraisals of Inventory, Equipment and Real Estate at such times as may be determined by Administrative Agent; provided, however that:

(i) so long as Availability for each day during the immediately preceding one hundred eighty (180) day period is at least the greater of (i) $60,000,000 or (ii) the outstanding principal balance of the Term Loans or (iii) if the Term Loans have been Paid in Full, $40,000,000 (the “Audit Reimbursement Test”), then Borrowers shall not be obligated to reimburse Administrative Agent for more than one (1) Inventory appraisal per Fiscal Year and more than two (2) field examinations per Fiscal Year;

(ii) if Availability for each day during such immediately preceding one hundred eighty (180) day period does not satisfy the Audit Reimbursement Test (subject to the Audit Cure Period as defined below), then Borrowers shall be obligated to reimburse Administrative Agent for up to two (2) Inventory appraisals per Fiscal Year and up to three (3) field examinations per Fiscal Year. For purposes hereof, the “Audit Cure Period” shall mean up to three (3) Business Days during any consecutive one hundred eighty (180) day period in which Borrowers may fail to satisfy the Audit Reimbursement Test; and

(iii) notwithstanding anytime to the contrary contained in this Section 3.2.4, if an Event of Default exists, Borrowers shall be required to reimburse Administrative Agent for all field examinations and all appraisals of Collateral.

The foregoing shall not be construed to limit any Agent’s or any Lender’s right to conduct audits and appraisals of the Collateral as provided in Section 10.1.1.

Administrative Agent’s Fee. In consideration of Bank’s service as Administrative Agent hereunder, Borrowers shall be jointly and severally obligated to pay to Bank an Administrative Agent’s fee in the amounts and on the dates provided in the Fee Letter.

Arrangement Fee. In consideration of Bank’s and BAS’s arrangement of the credit facility referenced herein, Borrowers shall be jointly and severally obligated to pay Bank and BAS an arrangement fee as provided in the Fee Letter.

General Provisions. All fees shall be fully earned by the identified recipient thereof pursuant to the foregoing provisions of this Agreement and the Fee Letter on the due date thereof (and, in the case of Letters of Credit, upon each issuance, renewal or extension of such Letter of Credit) and, except as otherwise set forth herein or required by Applicable Law, shall not be subject to rebate, refund or proration. All fees provided for in Section 3.2 are and shall be deemed to be compensation for services and are not, and shall not be deemed to be, interest or any other charge for the use, forbearance or detention of money.

Computation of Interest and Fees. All fees and other charges provided for in this Agreement that are calculated as a per annum percentage of any amount and all interest shall be calculated daily and shall be computed on the actual number of days elapsed over a year of three hundred sixty (360) days. For purposes of computing interest and other charges hereunder, all Payment Items and other forms of payment received by Administrative Agent shall be deemed applied by Administrative Agent on account of the Obligations (subject to final payment of such items) on the Business Day that Administrative Agent receives such items in immediately available funds in the Payment Account, and Administrative Agent shall be deemed to have received such Payment Item on the date specified in Section 5.7 hereof.

2.2. Reimbursement Obligations.

2.2.1. Borrowers shall reimburse Agents (and during any period that an Event of Default exists, each Lender) for:

(i) all reasonable legal, accounting, appraisal, consulting and other fees and out-of-pocket expenses incurred by any Agent (and during any period that an Event of Default exists, any Lender) in connection with (a) the negotiation and preparation of any of the Credit Documents or any amendment or modification thereto; (b) the administration of the Credit Documents and the transactions contemplated thereby, subject to Section 3.2.4 hereof; and (c) any inspection of or audits conducted with respect to any Borrower’s books and records or any of the Collateral; and

(ii) all legal, accounting, appraisal, consulting and other fees and out-of-pocket expenses incurred by any Agent (and during any period that an Event of Default exists, any Lender) in connection with: (a) any effort to verify, protect, appraise (subject to Section 3.2.4 hereof), preserve, or restore any of the Collateral or to collect, sell, liquidate or otherwise dispose of or realize upon any of the Collateral; (b) any litigation, contest, dispute, suit, proceeding or action (whether instituted by or against any Agent, any Lender, any Borrower or any other Person) in any way arising out of or relating to any of the Collateral (or the validity, perfection or priority of any of Administrative Agent’s Liens thereon), any of the Credit Documents or the validity, allowance or amount of any of the Obligations (unless such litigation is between Borrowers and/or Agents and/or Lenders and a court having jurisdiction renders a final, non-appealable judgment against Agents and/or Lenders in which event Borrowers shall not be liable for, as applicable, Agents’ or Lenders’ costs of such litigation); (c) the protection or enforcement or any rights or remedies of any Agent or any Lender in any Insolvency Proceeding; (d) any other action taken by any Agent or any Lender to enforce any of the rights or remedies of any Agent or such Lender against any Borrower or any Account Debtors to enforce collection of any of the Obligations or payments with respect to any of the Collateral; (e) any waiver of any Default or Event of Default under any of the Credit Documents, or any restructuring or forbearance with respect thereto; and (f) any action taken to perfect or maintain the perfection or priority of any of Administrative Agent’s Liens with respect to any of the Collateral. All amounts chargeable to Borrowers under this Section 3.4 shall constitute Obligations that are secured by all of the Collateral and shall be payable on demand to Administrative Agent. Borrowers also shall reimburse Administrative Agent for expenses incurred by Administrative Agent in its administration of any of the Collateral to the extent and in the manner provided in Section 8 hereof or in any of the other Credit Documents. The foregoing shall be in addition to, and shall not be construed to limit, any other provision of any of the Credit Documents regarding the reimbursement by Borrowers of costs, expenses or liabilities suffered or incurred by any Agent or any Lender.

2.2.2. If at any time, in connection with the administration of the Credit Documents or the normal day-to-day operations and maintenance of the Loans, Administrative Agent or (with the consent of Administrative Agent) BAS or any Lender shall agree to indemnify any Person (including Bank) against losses or damages that such Person may suffer or incur in its dealings or transactions with Borrowers, or shall guarantee or provide assurance of payment or performance of any liability or obligation of Borrowers to such Person, including with respect to Banking Relationship Debt, then the Contingent Obligation of any Agent or any Lender providing any such indemnity, guaranty or other assurance of payment or performance, together with any payment made or liability incurred by any Agent or any Lender in connection therewith, shall constitute Obligations that are secured by the Collateral and Borrowers shall repay, on demand, any amount so paid or any liability incurred by any Agent or any Lender in connection with any such indemnity, guaranty or assurance, except that repayment with respect to any LC Support shall be due on the Reimbursement Date as provided in Section 2.3.1(iii). Nothing herein shall be construed to impose upon any Agent or any Lender any obligation to provide any such indemnity, guaranty or assurance except to the extent provided in Section 2.3 hereof. Administrative Agent shall use reasonable efforts to notify Borrower Agent of such indemnity, guaranty or assurance to the extent that such indemnity, guaranty or assurance has not otherwise been expressly requested by Borrowers.

Bank Charges. Borrowers shall pay to Administrative Agent, on demand, any and all fees, costs or expenses which Administrative Agent or any Lender pays to a bank or other similar institution (including any fees paid by Administrative Agent or any Lender to any Participant) arising out of or in connection with (i) the forwarding to a Borrower or any other Person on behalf of Borrower by

Administrative Agent or any Lender of proceeds of Loans made by Lenders to a Borrower pursuant to this Agreement and (ii) the depositing for collection by Administrative Agent or any Lender of any Payment Item received or delivered to Administrative Agent or any Lender on account of the Obligations. Each Borrower acknowledges and agrees that Administrative Agent may charge such costs, fees and expenses to Borrowers based upon Administrative Agent’s good faith estimate of such costs, fees and expenses as they are incurred by Administrative Agent or any Lender.

Illegality. Notwithstanding anything to the contrary contained elsewhere in this Agreement, if (i) any change in any law or regulation or in the interpretation thereof by any Governmental Authority charged with the administration thereof shall make it unlawful for a Lender to make or maintain a LIBOR Loan or to give effect to its obligations as contemplated hereby with respect to a LIBOR Loan or (ii) at any time such Lender determines that the making or continuance of any LIBOR Loan has become impracticable as a result of a contingency occurring after the date hereof which adversely affects the London interbank market or the position of such Lender in such market, then such Lender shall give after such determination Administrative Agent and any Borrower prompt notice thereof and may thereafter (1) declare that LIBOR Loans will not thereafter be made by such Lender, whereupon any request by a Borrower for a LIBOR Loan from such Lender shall be deemed a request for a Base Rate Loan unless such Lender’s declaration shall be subsequently withdrawn (which declaration shall be withdrawn promptly after the cessation of the circumstances described in clause (i) or (ii) above); and (2) require that all outstanding LIBOR Loans made by such Lender be converted to Base Rate Loans, under the circumstances of clause (i) or (ii) of this Section 3.6 insofar as such Lender determines the continuance of LIBOR Loans to be impracticable, in which event all such LIBOR Loans of such Lender shall be converted automatically to Base Rate Loans as of the date of any Borrower’s receipt of the aforesaid notice from such Lender.

Increased Costs. If, by reason of (a) the introduction after the date hereof of or any change (including any change by way of imposition or increase of Statutory Reserves or other reserve requirements) in or in the interpretation of any applicable law or regulation, or (b) the compliance with any guideline or request from any central bank or other Governmental Authority or quasi-Governmental Authority exercising control over banks or financial institutions generally (whether or not having the force of law):

(i) any Lender shall be subject after the date hereof to any Tax, duty or other charge with respect to any LIBOR Loan or its obligation to make LIBOR Loans, or a change shall result in the basis of taxation of payment to any Lender of the principal of or interest on its LIBOR Loans or its obligation to make LIBOR Loans (except for changes in the rate of Tax on or determined by reference to the overall net income or gross receipts of such Lender imposed by the jurisdiction in which such Lender’s principal executive office is located); or

(ii) any reserve (including any imposed by the Board of Governors), special deposits or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender shall be imposed or deemed applicable or any other condition affecting its LIBOR Loans or its obligation to make LIBOR Loans shall be imposed on such Lender or the London interbank market;

and as a result thereof there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining LIBOR Loans (except to the extent already included in the determination of the applicable Adjusted LIBOR Rate for LIBOR Loans), or there shall be a reduction in the amount received or receivable by such Lender, then such Lender shall, promptly after determining the existence or amount of any such increased costs for which such Lender seeks payment hereunder, give Borrower Agent notice thereof and Borrowers shall from time to time, upon delivery of a certificate from and demand by such Lender (with a copy of such certificate to Administrative Agent), at Borrower Agent’s option either (i) pay to Administrative Agent for the account of such Lender, within five (5) Business Days after the date specified in such notice and demand, an additional amount sufficient to indemnify such Lender against such increased costs, or (ii) convert such LIBOR Loan to a Base Rate Loan. A certificate as to the amount of such increased costs, submitted to Borrowers by such Lender, shall be final, conclusive and binding for all purposes, absent manifest error.

If any Lender shall advise Administrative Agent at any time that, because of the circumstances described hereinabove in this Section 3.7 or any other circumstances arising after the date of this Agreement affecting such Lender or the London interbank market or such Lender’s or Bank’s position in such market, the Adjusted LIBOR Rate, as determined by Administrative Agent, will not adequately and fairly reflect the cost to such Lender of funding LIBOR Loans, then, and in any such event:

(i) Administrative Agent shall forthwith give notice (by telephone confirmed in writing) to Borrowers and Lenders of such event;

(ii) Borrowers’ right to request and such Lender’s obligation to make LIBOR Loans shall be immediately suspended and Borrowers’ right to continue a LIBOR Loan as such beyond the then applicable Interest Period shall also be suspended, until each condition giving rise to such suspension no longer exists; and

(iii) such Lender shall make a Base Rate Loan as part of the requested Borrowing of LIBOR Loans, which Base Rate Loan shall, for all purposes, be considered part of such Borrowing.

Any certificate provided under this Section 3.7 shall comply with the requirements therefor specified in Section 3.8. For purposes of this Section 3.7, all references to a Lender shall be deemed to include any bank holding company or bank parent of such Lender.

Capital Adequacy. If any Lender determines that after the date hereof (a) the adoption of any Applicable Law regarding capital requirements for banks or bank holding companies or the subsidiaries thereof, (b) any change in the interpretation or administration of any such Applicable Law by any Governmental Authority, central bank, or comparable agency charged with the interpretation or administration thereof, or (c) compliance by such Lender or its holding company with any request or directive of any such Governmental Authority, central bank or comparable agency regarding capital adequacy (whether or not having the force of law), has the effect of reducing the return on such Lender’s capital to a level below that which such Lender could have achieved (taking into consideration such Lender’s and its holding company’s policies with respect to capital adequacy immediately before such adoption, change or compliance and assuming that such Lender’s capital was fully utilized prior to such adoption, change or compliance) but for such adoption, change or compliance as a consequence of such Lender’s commitment to make the Loans pursuant hereto by any amount deemed by such Lender to be material:

(i) Administrative Agent shall promptly, after its receipt of a certificate from such Lender setting forth such Lender’s determination of such occurrence, give notice thereof to Borrowers and Lenders; and

(ii) Borrowers shall pay to Administrative Agent, for the account of such Lender, as an additional fee from time to time, on demand, such amount as such Lender certifies to be the amount reasonably calculated to compensate such Lender for such reduction.

A certificate of such Lender claiming entitlement to compensation as set forth above (or in Section 3.7) will be conclusive in the absence of manifest error. Such certificate will set forth the nature of the occurrence giving rise to such compensation, the additional amount or amounts to be paid to such Lender (including the basis for such Lender’s determination of such amount), the method by which such amounts were determined, and a certification by such Lender that it has claimed entitlement to such compensation from other borrowers to whom it has outstanding loans who are similarly situated to Borrowers. In determining such amount, such Lender may use any reasonable averaging and attribution method. For purposes of this Section 3.8 all references to a Lender shall be deemed to include any bank holding company or bank parent of such Lender.

Mitigation. Each Lender agrees that, with reasonable promptness after such Lender becomes aware that such Lender is entitled to receive payments under Sections 3.6, 3.7 or 3.8, or is or has become subject to U.S. or other withholding taxes payable by any Borrower in respect of its Loans, it will, to the extent not inconsistent with any internal policy of such Lender or any applicable legal or regulatory restriction, (i) use all reasonable efforts to make, fund or maintain the Commitment of such Lender or the Loans of such Lender through another lending office of such Lender, or (ii) take such other reasonable measures, if, as a result thereof, the circumstances which would relieve Borrowers from their obligations to pay such additional amounts (or reduce the amount of such payments), or such withholding taxes would be reduced, and if the making, funding or maintaining of such Commitment or Loans through such other lending office or in accordance with such other measures, as the case may be, would not otherwise adversely affect such Commitment or Loans or the interests of such Lender.

Funding Losses. If for any reason (other than due to a default by a Lender or as a result of a Lender’s refusal to honor a LIBOR Loan request due to circumstances described in Section 3.6 or 3.7 hereof) a Borrowing of, or conversion to or continuation of, LIBOR Loans does not occur on the date specified therefor in a Notice of Borrowing or Notice of Conversion/ Continuation (whether or not withdrawn), or if any repayment (including any conversions pursuant to Section 3.1.2 hereof) of any of its LIBOR Loans occurs on a date that is not the last day of an Interest Period applicable thereto, or if for any reason Borrowers default in their obligation to repay LIBOR Loans when required by the terms of this Agreement, then Borrowers shall be jointly and severally obligated to pay to Administrative Agent, for the ratable benefit of the affected Lenders an amount (if a positive number) computed pursuant to the following formula:

L = (R - T) x P x D
360

where

L =	amount payable

R =	interest rate applicable to the LIBOR Loan unborrowed or prepaid

T =	effective interest rate per annum at which any readily marketable bond or other obligations of the United States, selected at Administrative Agent’s sole discretion, maturing on or nearest the last day of the then applicable or requested Interest Period for such LIBOR Loan and in approximately the same amount as such LIBOR Loan, can be purchased by Administrative Agent on the day of such payment of principal or failure to borrow

P =	the amount of principal paid or the amount of the LIBOR Loan requested or to have been continued or converted

D =	the number of days remaining in the Interest Period as of the date of such prepayment or the number of days in the requested Interest Period

Borrowers shall pay such amount upon presentation by Administrative Agent of a statement setting forth the amount and Administrative Agent’s calculation thereof pursuant hereto, which statement shall be deemed true and correct absent manifest error. For purposes of this Section 3.10, all references to a Lender shall be deemed to include any bank holding company or bank parent of such Lender.

Maximum Interest. Regardless of any provision contained in any of the Credit Documents, in no contingency or event whatsoever shall the aggregate of all amounts that are contracted for, charged or received by Agents and Lenders pursuant to the terms of this Agreement or any of the other Credit Documents and that are deemed interest under Applicable Law exceed the highest rate permissible under any Applicable Law. No agreements, conditions, provisions or stipulations contained in this Agreement or any of the other Credit Documents or the exercise by Administrative Agent of the right to accelerate the payment or the maturity of all or any portion of the Obligations, or the exercise of any option whatsoever contained in any of the Credit Documents, or the prepayment by Borrowers of any of the Obligations, or the occurrence of any contingency whatsoever, shall entitle any Agent or any Lender to charge or receive in any event, interest or any charges, amounts, premiums or fees deemed interest by Applicable Law (such interest, charges, amounts, premiums and fees referred to herein collectively as “Interest”) in excess of the Maximum Rate and in no event shall Borrowers be obligated to pay Interest exceeding such Maximum Rate, and all agreements, conditions or stipulations, if any, which may in any event or contingency whatsoever operate to bind, obligate or compel Borrowers to pay Interest exceeding the Maximum Rate shall be without binding force or effect, at law or in equity, to the extent only of the excess of Interest over such Maximum Rate. If any Interest is charged or received in excess of the Maximum Rate (“Excess”), each Borrower acknowledges and stipulates that any such charge or receipt shall be the result of an accident and bona fide error, and such Excess, to the extent received, shall be applied first to reduce the principal Obligations and the balance, if any, returned to Borrowers, it being the intent of the parties hereto not to enter into a usurious or otherwise illegal relationship. The right to accelerate the maturity of any of the Obligations does not include the right to accelerate any Interest that has not otherwise accrued on the date of such acceleration, and Agents and Lenders do not intend to collect any unearned Interest in the event of any such acceleration. Each Borrower recognizes that, with fluctuations in the rates of interest set forth in Section 3.1.1 of this Agreement, and the Maximum Rate, such an unintentional result could inadvertently occur. All monies paid to any Agent or any Lender hereunder or under any of the other Credit Documents, whether at maturity or by prepayment, shall be subject to any rebate of unearned Interest as and to the extent required by Applicable Law. By the execution of this Agreement, each Borrower covenants that (i) the credit or return of any Excess shall constitute the acceptance by such Borrower of such Excess, and (ii) such Borrower shall not seek or pursue any other remedy, legal or equitable, against any Agent or any Lender, based in whole or in part upon contracting for, charging or receiving any Interest in excess of the Maximum Rate. For the purpose of determining whether or not any Excess has been contracted for, charged or received by any Agent or any Lender, all Interest at any time contracted for, charged or received from Borrowers in connection with any of the Credit Documents shall, to the extent permitted by Applicable Law, be amortized, prorated, allocated and spread in equal parts throughout the full term of the Obligations. Borrowers, Agents and Lenders shall, to the maximum extent permitted under Applicable Law, (i) characterize any non-principal payment as an expense, fee or premium rather than as Interest and (ii) exclude voluntary prepayments and the effects thereof. The provisions of this Section 3.11 shall be deemed to be incorporated into every Credit Document (whether or not any provision of this Section is referred to therein). All such Credit Documents and communications relating to any Interest owed by Borrowers and all figures set forth therein shall, for the sole purpose of computing the extent of Obligations, be automatically recomputed by Borrowers, and by any court considering the same, to give effect to the adjustments or credits required by this Section 3.11.

SECTION 3. LOAN ADMINISTRATION

Manner of Borrowing and Funding Revolver Loans. Borrowings under the Commitments established pursuant to Section 2.1 hereof shall be made and funded as follows:

3.1.1. Notice of Borrowing.

(i) Whenever Borrowers desire to make a Borrowing under Section 2.1 of this Agreement (other than a Borrowing resulting from a conversion or continuation pursuant to Section 3.1.2), Borrowers shall give Administrative Agent prior written notice (or telephonic notice promptly confirmed in writing) of such Borrowing request (a “Notice of Borrowing”), which shall be in the form of Exhibit D annexed hereto and signed by an authorized officer of Borrower Agent. Such Notice of Borrowing shall be given by Borrowers no later than 1:00 p.m. at the office of Administrative Agent designated by Administrative Agent from time to time (a) on the Business Day of the requested funding date of such Borrowing, in the case of Base Rate Loans, and (b) at least two (2) Business Days prior to the requested funding date of such Borrowing, in the case of LIBOR Loans. Notices received after 1:00 p.m. shall be deemed received on the next Business Day. The Revolver Loans made by Lenders on the Closing Date shall be in excess of $250,000 and shall be made as Base Rate Loans unless Borrower Agent provides the notice described above for LIBOR Loans prior to the Closing Date and thereafter may be made or continued as or converted into Base Rate Loans or LIBOR Loans. Each Notice of Borrowing (or telephonic notice thereof) shall be irrevocable and shall specify (a) the principal amount of the Borrowing, (b) the date of Borrowing (which shall be a Business Day), (c) whether the Borrowing is to consist of Base Rate Loans or LIBOR Loans, (d) in the case of LIBOR Loans, the duration of the Interest Period to be applicable thereto, and (e) the account of Borrowers to which the proceeds of such Borrowing are to be disbursed. Borrowers may not request any LIBOR Loans if a Default or Event of Default exists.

(ii) Unless payment is otherwise timely made by Borrowers, the becoming due of any amount required to be paid with respect to any of the Obligations (whether as principal, accrued interest, fees or other charges, including the repayment of any LC Obligations and any amounts owed to any Affiliate of Administrative Agent) shall be deemed irrevocably to be a request (without any requirement for the submission of a Notice of Borrowing) for Revolver

Loans on the due date of, and in an aggregate amount required to pay, such Obligations, and the proceeds of such Revolver Loans may be disbursed by way of direct payment of the relevant Obligation and shall bear interest as Base Rate Loans. Neither Administrative Agent nor any Lender shall have any obligation to Borrowers to honor any deemed request for a Revolver Loan on or after the Commitment Termination Date, when an Out-of-Formula Condition exists or would result therefrom, or when any applicable condition precedent set forth in Section 11 hereof is not satisfied, but may do so in the discretion of Administrative Agent (or at the direction of the Required Lenders) and without regard to the existence of, and without being deemed to have waived, any Default or Event of Default and regardless of whether such Revolver Loan is funded after the Commitment Termination Date.

(iii) If Borrowers elect to establish a Controlled Disbursement Account, then the presentation for payment by the Controlled Disbursement Bank of any check or other item of payment drawn on the Controlled Disbursement Account at a time when there are insufficient funds in such account to cover such check shall be deemed irrevocably to be a request (without any requirement for the submission of a Notice of Borrowing) for Revolver Loans on the date of such presentation and in an amount equal to the aggregate amount of the items presented for payment, and the proceeds of such Revolver Loans may be disbursed to the Controlled Disbursement Account and shall bear interest as Base Rate Loans. Neither any Agent nor any Lender shall have any obligation to honor any deemed request for a Revolver Loan on or after the Commitment Termination Date or when an Out-of-Formula Condition exists or would result therefrom or when any condition precedent in Section 11 hereof is not satisfied, but may do so in the discretion of Administrative Agent (or at the direction of the Required Lenders) and without regard to the existence of, and without being deemed to have waived, any Default or Event of Default and regardless of whether such Revolver Loan is funded after the Commitment Termination Date.

(iv) As an accommodation to Borrowers, Agents and Lenders may permit telephonic requests for Borrowings and electronic transmittal of instructions, authorizations, notices, certificates, agreements or reports to Administrative Agent by Borrowers; provided, however, that Borrowers shall confirm each such telephonic request for a Borrowing of LIBOR Loans by delivery of the required Notice of Borrowing to Administrative Agent by facsimile transmission promptly, but in no event later than 5:00 p.m. on the same day. Neither any Agent nor any Lender shall have any liability to Borrowers for any loss or damage suffered by Borrowers as a result of Administrative Agent’s or any Lender’s good faith honoring of any requests, execution of any instructions, authorizations or agreements or reliance on any reports communicated to it telephonically or electronically and purporting to have been sent to Administrative Agent or Lenders by any Borrower.

Fundings by Lenders. Subject to its receipt of notice from Administrative Agent of a Notice of Borrowing as provided in Section 4.1.1(i) (except in the case of a deemed request by a Borrower for a Revolver Loan as provided in Sections 4.1.1(ii) or 4.1.1(iii) or 4.1.3(ii) hereof, in which event no Notice of Borrowing need be submitted), each Lender shall timely honor its Revolver Commitment by funding its Pro Rata share of each Borrowing of Revolver Loans that is properly requested by such Borrower and that such Borrower is entitled to receive under the Loan Agreement. Administrative Agent shall endeavor to notify Lenders of each Notice of Borrowing (or deemed request for a Borrowing pursuant to Section 4.1.1(ii) or 4.1.1(iii) hereof), by 12:00 noon on the proposed funding date (in the case of Base Rate Loans) or by 3:00 p.m. at least two (2) Business Days before the proposed funding date (in the case of LIBOR Loans). Each Lender shall deposit with Administrative Agent an amount equal to its Pro Rata share of the Borrowing requested or deemed requested by such Borrower at Administrative Agent’s designated bank in immediately available funds not later than 3:00 p.m. on the date of funding of such Borrowing, unless Administrative Agent’s notice to Lenders is received after 12:00 noon on the proposed funding date of a Base Rate Loan, in which event Lenders shall deposit with Administrative Agent their respective Pro Rata shares of the requested Borrowing on or before 11:00 a.m. of the next Business Day. Subject to its receipt of such amounts from Lenders, Administrative Agent shall make the proceeds of the Revolver Loans received by it available to a Borrower by disbursing such proceeds in accordance with such Borrower’s disbursement instructions set forth in the applicable Notice of Borrowing. Neither any Agent nor any Lender shall have any liability on account of any delay by any bank or other depository institution in treating the proceeds of any Revolver Loan as collected funds or any delay in receipt, or any loss, of funds that constitute a Revolver Loan, the wire transfer of which was initiated by Administrative Agent in accordance with wiring instructions provided to Administrative Agent. Unless Administrative Agent shall have been notified in writing by a Lender prior to the proposed time of funding that such Lender does not intend to deposit with Administrative Agent an amount equal such Lender’s Pro Rata share of the requested Borrowing (or deemed request for a Borrowing pursuant to Section 4.1.1(ii) or 4.1.1(iii) hereof), Administrative Agent may assume that such Lender has deposited or promptly will deposit its share with Administrative Agent and Administrative Agent may in its discretion disburse a corresponding amount to Borrowers on the applicable funding date. If a Lender’s Pro Rata share of such Borrowing is not in fact deposited with Administrative Agent, then, if Administrative Agent has disbursed to a Borrower an amount corresponding to such share, then such Lender agrees to pay, and in addition Borrowers agree to repay, to Administrative Agent forthwith on demand such corresponding amount, together with interest thereon, for each day from the date such amount is disbursed by Administrative Agent to or for the benefit of Borrowers until the date such amount is paid or repaid to Administrative Agent, (a) in the case of Borrowers, at the interest rate applicable to such Borrowing and (b) in the case of such Lender, at the Federal Funds Rate. If such Lender repays to Administrative Agent such corresponding amount, such amount so repaid shall constitute a Revolver Loan, and if both such Lender and Borrowers shall have repaid such corresponding amount, Administrative Agent shall promptly return to Borrowers such corresponding amount in same day funds. A notice from Administrative Agent submitted to any Lender with respect to amounts owing under this Section 4.1.2 shall be conclusive, absent manifest error.

3.1.2. Settlement and Settlement Loans.

(i) In order to facilitate the administration of the Revolver Loans under this Agreement, Lenders agree (which agreement shall be solely between Lenders and Agents and shall not be for the benefit of or enforceable by any Borrower) that settlement among them with respect to the Revolver Loans may take place on a periodic basis on dates determined from time to time by Administrative Agent (each a “Settlement Date”), which may occur before or after the occurrence or during the continuance of a Default or Event of Default and whether or not all of the conditions set forth in Section 11 of this Agreement have been met. On each Settlement Date, payment shall be made by or to each Lender in the manner provided herein and in accordance with the Settlement Report delivered by Administrative Agent to Lenders with respect to such Settlement Date so that, as of each Settlement Date and after giving effect to the transaction to take place on such Settlement Date, each Lender shall hold its Pro Rata share of all Revolver Loans and participations in LC Obligations. Administrative Agent shall request settlement with the Lenders on a basis not less frequently than once every five (5) Business Days.

(ii) Between Settlement Dates, Administrative Agent may request Bank to advance, and Bank may, but shall in no event be obligated to, advance to Borrowers out of Bank’s own funds the entire principal amount of any Borrowing of Revolver Loans that are Base Rate Loans requested or deemed requested pursuant to this Agreement (any such Revolver Loan funded exclusively by Bank being referred to as a “Settlement Loan”). Each Settlement Loan shall constitute a Revolver Loan hereunder and shall be subject to all of the terms, conditions and security applicable to other Revolver Loans, except that all payments thereon shall be payable to Bank solely for its own account. The obligation of Borrowers to repay such Settlement Loans to Bank shall be evidenced by the records of Bank and need not be evidenced by any promissory note. Administrative Agent shall not request Bank to make any Settlement Loan if (A) Administrative Agent shall have received written notice from any Lender that one or more of the applicable conditions precedent set forth in Section 11 hereof will not be satisfied on the requested funding date for the applicable Borrowing or (B) the requested Borrowing would exceed the amount of Availability on the funding date or would cause the then outstanding principal balance of all Settlement Loans to exceed $15,000,000. Bank shall not be required to determine whether the applicable conditions precedent set forth in Section 11 hereof have been satisfied or the requested Borrowing would exceed the amount of Availability on the funding date applicable thereto prior to making, in its sole discretion, any Settlement Loan. On each Settlement Date, or, if earlier, upon demand by Administrative Agent for payment thereof, the then outstanding Settlement Loans shall be immediately due and payable. As provided in Section 4.1.1(ii), Borrowers shall be deemed to have requested (without the necessity of submitting any Notice of Borrowing) Revolver Loans to be made on each Settlement Date in the amount of all outstanding Settlement Loans and to have Administrative Agent cause the proceeds of such Revolver Loans to be applied to the repayment of such Settlement Loans and interest accrued thereon. Agent shall notify the Lenders of the outstanding balance of Revolver Loans prior to 1:30 p.m. on each Settlement Date and each Lender (other than Bank) shall deposit with Administrative Agent (without setoff, counterclaim or reduction of any kind) an amount equal to its Pro Rata share of the amount of Revolver Loans deemed requested in immediately available funds not later than 3:00 p.m. on such Settlement Date. Each Lender’s obligation to make such deposit with Administrative Agent shall be absolute and unconditional and without regard to whether any of the conditions precedent set forth in Section 11 hereof are satisfied, any Out-of-Formula Condition exists or the Commitment Termination Date has occurred. If, as the result of the commencement by or against Borrowers of any Insolvency Proceeding or otherwise, any Settlement Loan may not be repaid by the funding by Lenders of Revolver Loans, then each Lender (other than Bank) shall be deemed to have purchased a participating interest in any unpaid Settlement Loan in an amount equal to such Lender’s Pro Rata share of such Settlement Loan and shall transfer to Bank, in immediately available funds not later than the second Business Day after Bank’s request therefor, the amount of such Lender’s participation. The proceeds of Settlement Loans may be used solely for purposes for which Revolver Loans generally may be used in accordance with Section 2.1.3 hereof. If any amounts received by Bank in respect of any Settlement Loans are later required to be returned or repaid by Bank to Borrowers or their respective representatives or successors-in-interest, whether by court order, settlement or otherwise, the other Lenders shall, upon demand by Bank with notice to Administrative Agent, pay to Administrative Agent for the account of Bank, an amount equal to each other Lender’s Pro Rata share of all such amounts required to be returned by Bank.

Disbursement Authorization. Each Borrower hereby irrevocably authorizes Administrative Agent to disburse the proceeds of each Revolver Loan requested by any Borrower, or deemed to be requested pursuant to Section 4.1.1 or Section 4.1.3(ii), as follows: (i) the proceeds of each Revolver Loan requested under Section 4.1.1(i) shall be disbursed by Administrative Agent in accordance with the terms of the written disbursement letter from Borrowers in the case of the initial Borrowing, and, in the case of each subsequent Borrowing, by wire transfer to such bank account as may be agreed upon by Borrowers and Administrative Agent from time to time or elsewhere if pursuant to a written direction from any Borrower; and (ii) the proceeds of each Revolver Loan requested under Section 4.1.1(ii) or Section 4.1.3(ii) shall be disbursed by Administrative Agent by way of direct payment of the relevant interest or other Obligation. Any Loan proceeds received by any Borrower or in payment of any of the Obligations shall be deemed to have been received by all Borrowers.

Defaulting Lender. If any Lender shall, at any time, fail to make any payment to Administrative Agent or Bank that is required hereunder, Administrative Agent may, but shall not be required to, retain payments that would otherwise be made to such defaulting Lender hereunder and apply such payments to such defaulting Lender’s defaulted obligations hereunder, at such time, and in such order, as Administrative Agent may elect in its sole discretion. With respect to the payment of any funds from Administrative Agent to a Lender or from a Lender to Administrative Agent, the party failing to make the full payment when due pursuant to the terms hereof shall, upon demand by the other party, pay such amount together with interest on such amount at the Federal Funds Rate. The failure of any Lender to fund its portion of any Revolver Loan or payment in respect of an LC Obligation shall not relieve any other Lender of its obligation, if any, to fund its portion of the Revolver Loan or payment in respect of an LC Obligation on the date of Borrowing, but no Lender shall be responsible for the failure of any other Lender to make any Revolver Loan or payment in respect of an LC Obligation to be made by such Lender on the date of any Borrowing. Solely as among the Lenders and solely for purposes of voting or consenting to matters with respect to any of the Credit Documents, Collateral or any Obligations and determining a defaulting Lender’s Pro Rata share of payments and proceeds of Collateral pending such defaulting Lender’s cure of its defaults hereunder, a defaulting Lender shall not be deemed to be a “Lender” and such Lender’s Commitment shall be deemed to be zero (0). The provisions of this Section 4.2 shall be solely for the benefit of Administrative Agent and Lenders and may not be enforced by Borrowers.

3.2. Special Provisions Governing LIBOR Loans.

Number of LIBOR Loans. In no event may the number of LIBOR Loans outstanding at any time to any Lender exceed ten (10).

Minimum Amounts. Each Borrowing of LIBOR Loans pursuant to Section 4.1.1(i), and each continuation of or conversion to LIBOR Loans pursuant to Section 3.1.2 hereof, shall be in a minimum amount of $1,000,000 and in integral multiples of $100,000 (unless otherwise agreed to by Administrative Agent and except with respect the Term Loans) in excess of that amount.

LIBOR Lending Office. Each Lender’s initial LIBOR Lending Office is set forth on Schedule 2 hereof. Each Lender shall have the right at any time and from time to time to designate a different office of itself or of any Affiliate as such Lender’s LIBOR Lending Office, and to transfer any outstanding LIBOR Loans to such LIBOR Lending Office. No such designation or transfer shall result in any liability on the part of Borrowers for increased costs or expenses resulting solely from such designation or transfer. Increased costs for expenses resulting from a change in Applicable Law occurring subsequent to any such designation or transfer, provided that such change in applicable law was not in effect at the time of such designation or transfer, shall be deemed not to result solely from such designation or transfer.

Funding of LIBOR Loans. Each Lender may, if it so elects, fulfill its obligation to make, continue or convert LIBOR Loans hereunder by causing one of its foreign branches or Affiliates (or an international banking facility created by such Lender) to make or maintain such LIBOR Loans; provided, however, that such LIBOR Loans shall nonetheless be deemed to have been made and to be held by such Lender, and the obligation of Borrowers to repay such LIBOR Loans shall nevertheless be to such Lender for the account of such foreign branch, Affiliate or international banking facility. The calculation of all amounts payable to Lender under Section 3.7 and 3.10 shall be made as if each Lender had actually funded or committed to fund its LIBOR Loan through the purchase of an underlying deposit in an amount equal to the amount of such LIBOR Loan and having a maturity comparable to the relevant Interest Period for such LIBOR Loans; provided, however, each Lender may fund its LIBOR Loans in any manner it deems fit and the foregoing presumption shall be utilized only for the calculation of amounts payable under Section 3.7 and Section 3.10.

Borrower Agent. Each Borrower hereby irrevocably appoints PNA and PNA agrees to act under this Agreement, as the agent and representative of itself and each other Borrower for all purposes under this Agreement (in such capacity, “Borrower Agent”), including requesting Borrowings, selecting whether any Loan or portion thereof is to bear interest as a Base Rate Loan or a LIBOR Loan, and receiving account statements and other notices and communications to Borrowers (or any of them) from Administrative Agent. Administrative Agent may rely, and shall be fully protected in relying, on any Notice of Borrowing, Notice of Conversion/Continuation, disbursement instructions, reports, information, Borrowing Base Certificate or any other notice or communication made or given by Borrower Agent], whether in its own name, on behalf of any Borrower or on behalf of “the Borrowers,” and Administrative Agent shall have no obligation to make any inquiry or request any confirmation from or on behalf of any other Borrower as to the binding effect on such Borrower of any such Notice of Borrowing, Notice of Conversion Continuation, instruction, report, information, Borrowing Base Certificate or other notice or communication from Borrower Agent, nor shall the joint and several character of Borrowers’ liability for the Obligations be affected. Administrative Agent may maintain a single Loan Account in the name of “PNA Group, Inc.” hereunder, and each Borrower expressly agrees to such arrangement and confirms that such arrangement shall have no effect on the joint and several character of such Borrower’s liability for the Obligations.

All Loans to Constitute One Obligation. The Loans shall constitute one general obligation of Borrowers and (unless otherwise expressly provided in any Security Document) shall be secured by Administrative Agent’s Lien upon all of the Collateral; provided, however, that each Agent and each Lender shall be deemed to be a creditor of each Borrower and the holder of a separate claim against each Borrower to the extent of any Obligations jointly and severally owed by Borrowers to such Agent or such Lender.

SECTION 4. PAYMENTS

General Payment Provisions. All payments (including all prepayments) of principal of and interest on the Loans, LC Obligations and other Obligations that are payable to any Agent or any Lender shall be made to Administrative Agent in Dollars without any offset or counterclaim and free and clear of (and without deduction for) any present or future Taxes, and, with respect to payments made other than by application of balances in the Payment Account, in immediately available funds not later than 12:00 noon on the due date (and payment made after such time on the due date to be deemed to have been made on the next succeeding Business Day). All payments received by Administrative Agent shall be distributed by Administrative Agent in accordance with Section 5.6 hereof, subject to the rights of offset that Administrative Agent may have as to amounts otherwise to be remitted to a particular Lender by reason of amounts due Administrative Agent from such Lender under any of the Credit Documents.

4.1. Repayment of Revolver Loans.

Payment of Principal. The outstanding principal amounts with respect to the Revolver Loans shall be repaid as follows:

(i) Any portion of the Revolver Loans consisting of the principal amount of Base Rate Loans shall be paid by Borrowers to Administrative Agent, for the Pro Rata benefit of Lenders (or, in the case of Settlement Loans, for the sole benefit of Bank) unless timely converted to a LIBOR Loan in accordance with this Agreement, immediately upon (a) each receipt by Administrative Agent, any Lender or Borrowers of any proceeds of any of the Accounts or

Inventory, to the extent of such proceeds, (b) the Commitment Termination Date, and (c) in the case of Settlement Loans, the earlier of Bank’s demand for payment or on each Settlement Date with respect to all Settlement Loans outstanding on such date.

(ii) Any portion of the Revolver Loans consisting of the principal amount of LIBOR Loans shall be paid by Borrowers to Administrative Agent, for the Pro Rata benefit of Lenders, unless converted to a Base Rate Loan or continued as a LIBOR Loan in accordance with the terms of this Agreement, immediately upon (a) the last day of the Interest Period applicable thereto and (b) the Commitment Termination Date. In no event shall Borrowers be authorized to make a voluntary prepayment with respect to any Revolver Loan outstanding as a LIBOR Loan prior to the last day of the Interest Period applicable thereto unless Borrowers pay to Administrative Agent, for the Pro Rata benefit of Lenders, concurrently with any prepayment of a LIBOR Loan, any amount due Administrative Agent and Lenders under Section 3.10 hereof as a consequence of such prepayment. Notwithstanding the foregoing provisions of this Section 5.2.1(ii), if, on any date that Administrative Agent receives proceeds of any of the Accounts or Inventory, there are no Revolver Loans outstanding as Base Rate Loans, Administrative Agent may either hold such proceeds as cash security for the timely payment of the Obligations or apply such proceeds to any outstanding Revolver Loans bearing interest as LIBOR Loans as the same become due and payable (whether at the end of the applicable Interest Periods or on the Commitment Termination Date).

(iii) Notwithstanding anything to the contrary contained elsewhere in this Agreement, if an Out-of-Formula Condition shall exist, Borrowers shall, on the sooner to occur of Administrative Agent’s demand or the first Business Day after any Borrower has obtained knowledge of such Out-of-Formula Condition, repay the outstanding Revolver Loans that are Base Rate Loans in an amount sufficient to reduce the aggregate unpaid principal amount of all Revolver Loans by an amount equal to such excess; and, if such payment of Base Rate Loans is not sufficient to eliminate the Out-of-Formula Condition, then Borrowers shall immediately deposit with Administrative Agent, for the Pro Rata benefit of Lenders, for application to any outstanding Revolver Loans bearing interest as LIBOR Loans as the same become due and payable (whether at the end of the applicable Interest Periods or on the Commitment Termination Date) cash in an amount sufficient to eliminate such Out-of-Formula Condition, and Administrative Agent may (a) hold such deposit as cash security pending disbursement of same to Lenders for application to the Obligations, or (b) if a Default or Event of Default exists, immediately apply such proceeds to the payment of the Obligations, including the Revolver Loans outstanding as LIBOR Loans (in which event Borrowers shall also pay to Administrative Agent for the Pro Rata benefit of Lenders any amounts required by Section 3.10 to be paid by reason of the prepayment of a LIBOR Loan prior to the last day of the Interest Period applicable thereto).

Payment of Interest. Interest accrued on the Revolver Loans shall be due and payable on (i) the first day of each month (for the immediately preceding month), computed through the last day of the preceding month, with respect to any Revolver Loan (that is a Base Rate Loan) and (ii) the last day of the applicable Interest Period in the case of a LIBOR Loan; provided, that interest on any LIBOR Loan that has an Interest Period of three (3) months or more also shall be paid at the end of each three (3) month period contained in such Interest Period. Accrued interest shall also be paid by Borrowers on the Commitment Termination Date. With respect to any Base Rate Loan converted into a LIBOR Loan pursuant to Section 3.1.2 on a day when interest would not otherwise have been payable with respect to such Base Rate Loan, accrued interest to the date of such conversion on the amount of such Base Rate Loan so converted shall be paid on the conversion date.

4.2. Repayment of Term Loan Advances.

Payment of Principal. The principal amount of each Term Note evidencing a Term Loan 1 Advance shall be paid in consecutive quarterly installments payable no later than two (2) Business Days following the first Business Day of each Fiscal Quarter, commencing on July 1, 2006 and ending on April 1, 2011, which shall be in an amount equal to the holder’s Pro Rata share of (a) $1,166,667 per installment during the period commencing on July 1, 2006 and ending on June 30, 2008, (b) $1,166,666 per installment during the period commencing on July 1, 2008 and ending on June 30, 2009 and (c) $3,250,000 per installment during the period commencing on July 1, 2009 and ending on April 1, 2011, and the final installment of which shall be in an amount equal to such holder’s Pro Rata share of the remaining principal balance of the Term Loan 1 and shall be payable on May 8, 2011. The principal amount of each Term Note evidencing a Term Loan 2 Advance shall be paid in consecutive quarterly installments payable no later than two (2) Business Days following the first Business Day of each Fiscal Quarter, commencing on July 1, 2006 and ending on June 30, 2009, which shall be in an amount equal to the holder’s Pro Rata share of (a) $2,083,333 per installment during the period commencing on July 1, 2006 and ending on June 30, 2008, and (b) $2,083,334 per installment during the period commencing on July 1, 2008 and ending on June 30, 2009. Each installment shall be payable to Administrative Agent for the account and Pro Rata benefit of each Lender. Each Term Loan Advance, if not sooner paid, shall be due and payable in full on the Commitment Termination Date.

Payment of Interest. Interest accrued on each Term Loan Advance shall be due and payable on (i) the first calendar day of each month for the immediately preceding month, computed through the last calendar day of the preceding month, with respect to that portion of the Term Loan 1 Advance that bears interest as a Base Rate Loan, (ii) the last day of the applicable Interest Period in the case of the Term Loan 2 Advance and any portion of the Term Loan 1 Advance that is a LIBOR Loan; provided, that interest on any LIBOR Loan that has an Interest Period of three (3) months or more also shall be paid at the end of each three (3) month period contained in such Interest Period and (iii) the date of any prepayment of Term Loan Advances. Accrued interest shall also be paid by Borrowers as and when payable in Section 5.3.4 in connection with any prepayment of Term Loan Advances and on the Commitment Termination Date. With respect to any Base Rate Loan converted into a LIBOR Loan pursuant to Section 3.1.2 on a day when interest would not otherwise have been payable with respect to such Base Rate Loan, accrued interest to the date of such conversion on the amount of such Base Rate Loan so converted shall be paid on the conversion date.

Mandatory Prepayment of Term Loan Advances. Borrowers shall be jointly and severally obligated to prepay the entire unpaid principal balance of the Term Loan Advances, and all accrued but unpaid interest thereon, upon the Commitment Termination Date. Borrowers shall also be jointly and severally required to prepay the Term Loan Advances as follows:

(i) Borrowers shall prepay the Term Loan Advances in connection with dispositions of Equipment by Borrowers, as and when required by Section 8.4.2; and

(ii) Borrowers shall prepay the Term Loan Advances from the Net Disposition Proceeds of insurance or condemnation awards paid in respect of any Equipment or Real Estate unless Borrowers are authorized to use such Net Disposition Proceeds pursuant to Section 8.1.2(ii).

Optional Prepayments of Term Loan Advances. Borrowers may, at their option, prepay any portion of the Term Loan 1 Advances consisting of Base Rate Loans in whole at any time or in part from time to time, in amounts aggregating $500,000 or any greater integral multiple of $100,000 (or if less, the remaining principal amount), by paying the principal amount to be prepaid together with interest accrued or unpaid thereon to the date of prepayment. Term Loan 2 Advances and any portion of the Term Loan 1 Advances consisting of LIBOR Loans may be prepaid, at Borrowers’ option, at any time in whole or from time to time in part, in amounts aggregating $1,000,000 or any greater integral multiple of $250,000 (or if less, the remaining principal amount), together with any applicable charges pursuant to Section 3.10 and otherwise, with no prepayment penalty or premium. Borrowers shall give written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent of any intended prepayment not less than one (1) Business Day prior to any prepayment of Base Rate Loans and not less than two (2) Business Days prior to any prepayment of LIBOR Loans. Such notice, once given, shall be irrevocable and, upon receipt of any such notice of optional prepayment, Administrative Agent shall promptly notify each Lender of the contents thereof and of such Lender’s share of the prepayment.

Application of Prepayments. Each prepayment of Term Loan Advances shall be remitted by Borrowers to Administrative Agent, applied to the Term Loan Advances on a ratable basis and distributed by Administrative Agent to each Lender on a Pro Rata basis. Each Lender shall apply its share of each prepayment, first to accrued but unpaid interest, and the balance to installments of principal in the inverse order of their maturities, until such Lender’s Term Loan Advance is Paid in Full; provided, however that on the full payment of Term Loan 2, such payments shall be applied first to accrued but unpaid interest and the balance to installments of principal on Term Loan 1 on a pro rata basis (and not in the inverse order of maturities), until such Lenders’ Term Loan 1 Advance is Paid in Full. Each Lender shall apply the portion of a prepayment that is to be applied to principal installments first to outstanding Base Rate Loans and then to any outstanding LIBOR Loans with the shortest Interest Periods remaining; but if application to any LIBOR Loans would cause the same to be paid prior to the end of an applicable Interest Period, then, by prior written notice to Lender, Borrowers may elect as to such LIBOR Loan to deliver cash to Administrative Agent in the amount of the required prepayment, to be held by Administrative Agent as Cash Collateral until the end of the applicable Interest Period, at which time Administrative Agent shall disburse such Cash Collateral to Lenders on a Pro Rata basis for application to such LIBOR Loans.

Payment of Other Obligations. The balance of the Obligations requiring the payment of money, including the LC Obligations and Extraordinary Expenses incurred by any Agent or any Lender, shall be repaid by Borrowers to Administrative Agent for allocation among Agents and Lenders as provided in the Credit Documents, or, if no date of payment is otherwise specified in the Credit Documents, on demand.

Marshaling; Payments Set Aside. Neither any Agent nor any Lender shall be under any obligation to marshal any assets in favor of Borrowers or against or in payment of any or all of the Obligations. To the extent that Borrowers make a payment or payments to any Agent or Lenders or any of such Persons receives payment from the proceeds of any Collateral or exercises its right of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other Person, then to the extent of any loss by Agents or Lenders, the Obligations or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment or proceeds had not been made or received and any such enforcement or setoff had not occurred. The provisions of the immediately preceding sentence of this Section 5.5 shall survive any termination of the Commitments and Payment in Full of the Obligations.

4.3. Post-Default Allocation of Payments and Collections.

Allocation of Payments. Notwithstanding anything herein to the contrary, during an Event of Default, all monies to be applied to the Obligations, whether arising from payments by Obligors, realization on Collateral, setoff or otherwise, shall be allocated among Agents and such of the Lenders as are entitled thereto (and, with respect to monies allocated to Lenders, on a Pro Rata basis unless otherwise provided herein): (i) first, to Administrative Agent to pay principal and accrued interest on any portion of the Revolver Loans which Administrative Agent may have advanced on behalf of any Lender and for which Administrative Agent has not been reimbursed by such Lender or Borrowers; (ii) second, to Bank to pay the principal and accrued interest on any portion of the Settlement Loans outstanding, to be shared with Lenders that have acquired and paid for a participating interest in such Settlement Loans; (iii) third, to the extent that Issuing Bank has not received from any Participating Lender a payment as required by Section 2.3.2 hereof, to Issuing Bank to pay all such required payments from each Participating Lender; (iv) fourth, to Administrative Agent to pay the amount of Extraordinary Expenses and amounts owing to Administrative Agent pursuant to Section 15.10 hereof that have not been reimbursed to Administrative Agent by Borrowers or Lenders, together with interest accrued thereon at the rate applicable to Revolver Loans that are Base Rate Loans; (v) fifth, to Agents to pay any Indemnified Amount that has not been paid to Agents in their capacity as such by Borrowers or Lenders, together with interest accrued thereon at the rate applicable to Revolver Loans that are Base Rate Loans; (vi) sixth, to Agents to pay any fees due and payable to Agents in their capacity as such; (vii) seventh, to each Lender for any Indemnified Amount that such Lender has paid to Agents and any Extraordinary Expenses that such Lender has reimbursed to such Agent or such Lender has incurred, to the extent that such Lender has not been reimbursed by Borrowers therefor; (viii) eighth, to Issuing Bank to pay principal and interest with respect to LC Obligations (or to the extent any of the LC Obligations are contingent and an Event of Default then exists, deposited in the Cash Collateral Account to provide security for the payment of the LC Obligations), which payment shall be shared with the Participating Lenders in accordance with Section 2.3.2(iii) hereof; (ix) ninth, to Lenders in payment of the unpaid principal and accrued interest in respect of the Loans (other than Settlement Loans); (x) tenth, to the payment of the Hedging Obligations; (xi) eleventh, to the payment of any other Obligations then outstanding (excluding any Banking Relationship Debt other than Hedging Obligations); and (xii) twelfth, to the payment of any Banking Relationship Debt other than Hedging Obligations. Amounts shall be applied to each category of Obligations set forth above until full payment thereof and then to the next category. If amounts are insufficient to satisfy a category, they shall be applied on a pro rata basis among the Obligations in the category. The allocations set forth in this Section 5.6 are solely to determine the rights and priorities of Agents and Lenders as among themselves and may be changed by Agents and Lenders without notice to or the consent or approval of any Borrower or any other Person.

Erroneous Allocation. Administrative Agent shall not be liable for any allocation or distribution of payments made by it in good faith and, if any such allocation or distribution is subsequently determined to have been made in error, the sole recourse of any Lender to which payment was due but not made shall be to recover from the other Lenders any payment in excess of the amount to which such other Lenders are determined to be entitled (and such other Lenders hereby agree to return to such Lender any such erroneous payments received by them).

Application of Payments and Collateral Proceeds. All Payment Items received by Administrative Agent by 12:00 noon, Charlotte, North Carolina time, on any Business Day shall be deemed received on that Business Day. All Payment Items received by Administrative Agent after 12:00 noon, Charlotte, North Carolina time, on any Business Day shall be deemed received on the following Business Day. Each Borrower irrevocably waives the right to direct the application of any and all payments and Collateral proceeds at any time or times hereafter received by any Agent or any Lender from or on behalf of Borrowers, and each Borrower does hereby irrevocably agree that Administrative Agent shall have the continuing exclusive right to apply and reapply any and all such payments and Collateral proceeds received at any time or times hereafter by Administrative Agent against the Obligations, in such manner as Administrative Agent may deem advisable in accordance with this Agreement, notwithstanding any entry by Administrative Agent upon any of its books and records; provided, however that unless an Event of Default exists, proceeds received from the Business Interruption Insurance Assignment shall be applied first to the outstanding Revolver Loans (and Administrative Agent shall have the right to establish an Availability Reserve in equal amount to such proceeds) and then to such other of the Obligations as Administrative Agent may determine. If, as the result of Administrative Agent’s collection of proceeds of Accounts and other Collateral as authorized by Section 8.2.6 a credit balance exists, such credit balance shall not accrue interest in favor of Borrowers, but shall be available to Borrowers at any time or times for so long as no Default or Event of Default exists. Lenders may, at their option, apply such credit balance against any of the Obligations upon and after the occurrence of an Event of Default.

4.4. Loan Accounts; the Register; Account Stated.

Loan Accounts. Each Lender shall maintain in accordance with its usual and customary practices an account or accounts (a “Loan Account”) evidencing the Debt of Borrowers to such Lender resulting from each Loan owing to such Lender from time to time, including the amount of principal and interest payable to such Lender from time to time hereunder and under each Note payable to such Lender. Any failure of a Lender to record in the Loan Account, or any error in doing so, shall not limit or otherwise affect the obligation of Borrowers hereunder (or under any Note) to pay any amount owing hereunder to such Lender.

The Register. Administrative Agent shall maintain a register (the “Register”) which shall include a master account and a subsidiary account for each Lender and in which accounts (taken together) shall be recorded (i) the date and amount of each Borrowing made hereunder, the Type of each Loan comprising such Borrowing and any Interest Period applicable thereto, (ii) the effective date and amount of each Assignment and Acceptance delivered to and accepted by it and the parties thereto, (iii) the amount of any principal or interest due and payable or to become due and payable from Borrowers to each Lender hereunder or under the Notes, and (iv) the amount of any sum received by Administrative Agent from Borrowers and each Lender’s share thereof. The Register shall be available for inspection by Borrowers or any Lender at the offices of Administrative Agent at any reasonable time and from time to time upon reasonable prior notice. Any failure of Administrative Agent to record in the Register, or any error in doing so, shall not limit or otherwise affect the obligation of Borrowers hereunder (or under any Note) to pay any amount owing with respect to the Loans or provide the basis for any claim against Administrative Agent.

Entries Binding. The entries made in the Register and each Loan Account shall constitute rebuttably presumptive evidence of the information contained therein; provided, however, that if a copy of information contained in the Register or any Loan Account is provided to any Person, or any Person inspects the Register or any Loan Account, at any time or from time to time, then the information contained in the Register or the Loan Account, as applicable, shall be conclusive and binding on such Person for all purposes absent manifest error, unless such Person notifies Administrative Agent in writing within thirty (30) days after such Person’s receipt of such copy or such Person’s inspection of the Register or Loan Account of its intention to dispute the information contained therein.

Gross Up for Taxes. If Borrowers or any Agent shall be required by Applicable Law to withhold or deduct any Taxes from or in respect of any sum payable under this Agreement or any of the other Credit Documents, (a) the sum payable to any Agent or such Lender shall be increased as may be necessary so that, after making all required withholding or deductions, such Agent or such Lender (as the case may be) receives an amount equal to the sum it would have received had no such withholding or deductions been made, (b) Borrowers shall make such withholding or deductions, (c) Borrowers shall pay the full amount withheld or deducted to the relevant taxation authority or other authority in accordance with Applicable Law and (d) Borrowers shall be entitled to any refund due or payable by such relevant taxation authority or other authority as a result of such withholding or deduction, subject to the Lien of Administrative Agent therein.

Withholding Tax Exemption. At least five (5) Business Days prior to the first date on which interest or fees are payable hereunder for the account of any Foreign Lender, such Foreign Lender agrees that it will deliver to Borrower Agent and Administrative Agent 2 duly completed copies of United States Internal Revenue Service Form W-8BEN or W-8ECI (or any subsequent replacement substitute or form therefor), certifying in either case that such Lender is entitled to receive payment under this Agreement and its Notes without deduction or withholding of any United States federal income taxes. Each Foreign Lender which so delivers a Form W-8BEN or W-8ECI further undertakes to deliver to Borrower Agent and Administrative Agent 2 additional copies of such form (or a successor form) on or before the date that such form expires (currently, three (3) successive calendar years for Form W-8BEN and one (1) calendar year for Form W-8ECI) or becomes obsolete or after the occurrence of any event requiring a change in the most form so delivered by it, and such amendments thereto or extensions or renewals thereof as may be reasonably requested by Borrower Agent or Administrative Agent, in each case, certifying that such Foreign Lender is entitled to receive payments under this Agreement and its Notes without deduction or withholding of any United States federal income taxes, unless an event (including any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required that renders all such forms inapplicable or that would prevent such Foreign Lender from duly completing and delivering any such form with respect to it and such Lender advises Borrowers and Administrative Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income taxes. Until a Foreign Lender fully complies with this Section 5.10, such Foreign Lender shall not be entitled to the gross-up provided under Section 5.9; provided however, that upon such Foreign Lender’s compliance, Foreign Lender shall be entitled to receive retroactively the gross-up if, and to the extent that, such compliance has a retroactive effect.

4.5. Nature and Extent of Each Borrower’s Liability.

Joint and Several Liability. Each Borrower shall be liable for, on a joint and several basis, and hereby guarantees the timely payment by all other Borrowers of, all of the Loans and other Obligations, regardless of which Borrower actually may have received the proceeds of any Loans or other extensions of credit hereunder or the amount of such Loans received or the manner in which any Agent or any Lender accounts for such Loans or other extensions of credit on its books and records, it being acknowledged and agreed that Loans to any Borrower inure to the mutual benefit of all Borrowers and that Agents and Lenders are relying on the joint and several liability of Borrowers in extending the Loans and other financial accommodations hereunder. Each Borrower hereby unconditionally and irrevocably agrees that upon default in the payment when due (whether at stated maturity, by acceleration or otherwise) of any principal of, or interest owed on, any of the Loans or other Obligations, such Borrower shall forthwith pay the same, without notice or demand.

Unconditional Nature of Liability. Each Borrower’s joint and several liability hereunder with respect to, and guaranty of, the Loans and other Obligations shall, to the fullest extent permitted by Applicable Law, be unconditional irrespective of (i) the validity, enforceability, avoidance or subordination of any of the Obligations or of any promissory note or other document evidencing all or any part of the Obligations, (ii) the absence of any attempt to collect any of the Obligations from any other Obligor or any Collateral or other security therefor, or the absence of any other action to enforce the same, (iii) the waiver, consent, extension, forbearance or granting of any indulgence by any Agent or any Lender with respect to any provision of any instrument evidencing or securing the payment of any of the Obligations, or any other agreement now or hereafter executed by any other Borrower and delivered to any Agent or any Lender, (iv) the failure by Administrative Agent to take any steps to perfect or maintain the perfected status of its security interest in or Lien upon, or to preserve its rights to, any of the Collateral or other security for the payment or performance of any of the Obligations or Administrative Agent’s release of any Collateral or of its Liens upon any Collateral, (v) Agents’ or Lenders’ election, in any proceeding instituted under the Bankruptcy Code, for the application of Section 1111(b)(2) of the

Bankruptcy Code, (vi) any borrowing or grant of a security interest by any other Borrower, as debtor-in-possession under Section 364 of the Bankruptcy Code, (vii) the release or compromise, in whole or in part, of the liability of any Obligor for the payment of any of the Obligations, (viii) any amendment or modification of any of the Credit Documents or any waiver of a Default or Event of Default, (ix) any increase in the amount of the Obligations beyond any limits imposed herein or in the amount of any interest, fees or other charges payable in connection therewith, or any decrease in the same, (x) the disallowance of all or any portion of any Agent’s or any Lender’s claims against any other Obligor for the repayment of any of the Obligations under Section 502 of the Bankruptcy Code, or (xi) any other circumstance that might constitute a legal or equitable discharge or defense of any Borrower. After the occurrence and during the continuance of any Event of Default, Administrative Agent may proceed directly and at once, without notice to any Borrower, against any or all of Borrowers to collect and recover all or any part of the Obligations, without first proceeding against any other Borrower or against any Collateral or other security for the payment or performance of any of the Obligations, and each Borrower waives any provision under Applicable Law that might otherwise require Administrative Agent to pursue or exhaust its remedies against any Collateral or Borrower before pursuing another Borrower. Each Borrower consents and agrees that Administrative Agent shall be under no obligation to marshal any assets in favor of any Borrower or against or in payment of any or all of the Obligations.

No Reduction in Liability for Obligations. No payment or payments made by a Borrower or received or collected by Administrative Agent from a Borrower or any other Person by virtue of any action or proceeding or any setoff or appropriation or application at any time or from time to time in reduction of or in payment of the Obligations shall be deemed to modify, release or otherwise affect the liability of any Borrower under this Agreement, each of whom shall remain jointly and severally liable for the payment and performance of all Loans and other Obligations until the Obligations are Paid in Full and this Agreement is terminated.

Contribution. Each Borrower is unconditionally obligated to repay the Obligations as a joint and several Borrower under this Agreement. If, as of any date, the aggregate amount of payments made by a Borrower on account of the Obligations and proceeds of such Borrower’s Collateral that are applied to the Obligations exceeds the aggregate amount of Loan proceeds actually used by such Borrower in its business (such excess amount being referred to as an “Accommodation Payment”), then each of the other Borrowers (each such Borrower being referred to as a “Contributing Borrower”) shall be obligated to make contribution to such Borrower (the “Paying Borrower”) in an amount equal to (A) the product derived by multiplying the sum of each Accommodation Payment of each Borrower by the Allocable Percentage of the Borrower from whom contribution is sought less (B) the amount, if any, of the then outstanding Accommodation Payment of such Contributing Borrower (such last mentioned amount which is to be subtracted from the aforesaid product to be increased by any amounts theretofore paid by such Contributing Borrower by way of contribution hereunder, and to be decreased by any amounts theretofore received by such Contributing Borrower by way of contribution hereunder); provided, however, that a Paying Borrower’s recovery of contribution hereunder from the other Borrowers shall be limited to that amount paid by the Paying Borrower in excess of its Allocable Percentage of all Accommodation Payments then outstanding of all Borrowers. As used herein, the term “Allocable Percentage” shall mean, on any date of determination thereof, a fraction the denominator of which shall be equal to the number of Borrowers who are parties to this Agreement on such date and the numerator of which shall be 1; provided, however, that such percentages shall be modified in the event that contribution from a Borrower is not possible by reason of insolvency, bankruptcy or otherwise by reducing such Borrower’s Allocable Percentage equitably and by adjusting the Allocable Percentage of the other Borrowers proportionately so that the Allocable Percentages of all Borrowers at all times equals 100%.

Subordination. Each Borrower hereby subordinates any claims, including any right of payment, subrogation, contribution and indemnity, that it may have from or against any other Borrower, and any successor or assign of any other Borrower, including any trustee, receiver or debtor-in-possession, howsoever arising, due or owing or whether heretofore, now or hereafter existing, to the Payment in Full of all of the Obligations.

SECTION 5. TERM AND TERMINATION OF COMMITMENTS

Term of Commitments. Subject to each Lender’s right to cease making Loans and other extensions of credit to Borrowers when any Default or Event of Default exists or upon termination of the Commitments as provided in Section 6.2 hereof, the Revolver Commitments shall be in effect for a period of five (5) years from the date hereof through the close of business on May 8, 2011 (the “Term”).

5.1. Termination.

Termination by Administrative Agent.

(i) Administrative Agent may (and upon the direction of the Required Lenders, shall) terminate the Commitments without notice at any time that an Event of Default exists.

(ii) Notwithstanding the foregoing the Commitments shall automatically terminate as provided in Section 12.2 hereof.

Termination by Borrowers. Upon at least ten (10) days prior written notice to Administrative Agent, Borrower Agent (on behalf of Borrowers) may, at its option, terminate the Commitments; provided, however, no such termination by Borrowers shall be effective until Payment in Full of the Obligations. Any notice of termination given by Borrowers shall be irrevocable unless Administrative Agent otherwise agrees in writing. Borrowers may elect to terminate the Commitments in their entirety only; provided that nothing contained herein shall affect Borrowers’ right to voluntarily reduce the Commitments as provided in Section 2.1.5 of this Agreement. No section of this Agreement, Type of Loan available hereunder or Commitment may be terminated by Borrowers singly.

Release of Liens Against PropertyCo. Upon the satisfaction of each of the PropCo Release Conditions, as determined by Administrative Agent, PropertyCo shall cease to be an Obligor and all of the Liens of Administrative Agent and the other Secured Parties in the Property of PropertyCo shall be released. Administrative Agent shall promptly file releases of mortgages, Uniform Commercial Code termination statements, releases or terminations with the United States Patent and Trademark Office and any other documentation necessary to evidence the release of such Liens.

Effect of Termination. On the effective date of termination of the Commitments by Administrative Agent or by Borrowers, all of the Obligations shall be immediately due and payable and Lenders shall have no obligation to make any Loans and Issuing Bank shall have no obligation to procure any Letters of Credit. All undertakings, agreements, covenants, warranties and representations of Borrowers contained in the Credit Documents shall survive any such termination and Administrative Agent shall retain its Liens in the Collateral and all of its rights and remedies under the Credit Documents notwithstanding such termination until Payment in Full of the Obligations. Upon Payment in Full of the Obligations, Administrative Agent shall release such Liens in the Collateral by filing releases of mortgages, Uniform Commercial Code termination statements, releases or terminations with the United States Patent and Trademark Office and any other documentation necessary to release such Liens. Notwithstanding the Payment in Full of the Obligations, Administrative Agent shall not be required to terminate its security interests in any of the Collateral unless, with respect to any loss or damage

Administrative Agent may incur as a result of the dishonor or return of any Payment Items applied to the Obligations, Administrative Agent shall have received either (i) a written agreement, executed by Borrowers and any Person deemed financially responsible by Administrative Agent whose loans or other advances to Borrowers are used in whole or in part to satisfy the Obligations, indemnifying Agents and Lenders from any such loss or damage; or (ii) such monetary reserves and Liens on the Collateral for such period of time as Administrative Agent, in its reasonable credit judgment, may deem necessary to protect Administrative Agent from any such loss or damage. The provisions of Sections 3.4, 3.7, 3.8, 3.10, 5.5, 5.9 and this Section 6.2.4 and all obligations of Borrowers to indemnify any Agent or any Lender pursuant to this Agreement or any of the other Credit Documents, shall in all events survive any termination of the Commitments and Payment in Full of the Obligations.

SECTION 6. COLLATERAL

Grant of Security Interest. To secure the prompt payment and performance of all of the Obligations, each Borrower hereby grants to Administrative Agent, for the benefit of Secured Parties, a continuing security interest in and Lien upon all personal property of such Borrower, including all of the following Property and interests in Property of such Borrower, whether now owned or existing or hereafter created, acquired or arising and wheresoever located:

(i) all Accounts;

(ii) all Goods, including all Inventory and Equipment;

(iii) all Instruments;

(iv) all Commercial Tort Claims;

(v) all Supporting Obligations;

(vi) all Chattel Paper, including Electronic Chattel Paper and Tangible Chattel Paper;

(vii) all Documents;

(viii) all General Intangibles, including Payment Intangibles and Software;

(ix) all Intellectual Property;

(x) all Deposit Accounts;

(xi) all Investment Property (but excluding any portion thereof that constitutes Margin Stock unless otherwise expressly provided in any Security Documents);

(xii) all Letter-of-Credit Rights;

(xiii) all monies now or at any time or times hereafter in the possession or under the control of an Agent or a Lender or a bailee or Affiliate of Agent or a Lender, including any Cash Collateral in the Cash Collateral Account;

(xiv) all accessions to, substitutions for and all replacements, products and cash and non-cash proceeds of (i) through (xiii) above, including proceeds of and unearned premiums with respect to insurance policies insuring any of the Collateral and claims against any Person for loss of, damage to or destruction of any of the Collateral; and

(xv) all books and records (including customer lists, files, correspondence, tapes, computer programs, print-outs, and other computer materials and records) of such Borrower pertaining to any of (i) through (xiv) above.

Lien on Deposit Accounts. As additional security for the payment and performance of the Obligations, each Borrower hereby grants to Administrative Agent, for the benefit of Secured Parties, a continuing security interest in and Lien upon all of such Borrower’s right, title and interest in and to each Deposit Account of such Borrower and in and to any deposits or other sums at any time credited to each such Deposit Account, including any sums in any blocked account or any special lockbox account and in the accounts in which sums are deposited. In connection with the foregoing, each Borrower hereby authorizes and directs each such bank or other depository to pay or deliver to Administrative Agent upon its written demand therefor made at any time that an Event of Default exists (except as otherwise provided in Section 8.2.5 hereof) and without further notice to such Borrower (such notice being hereby expressly waived), all balances in each Deposit Account maintained by such Borrower with such depository for application to the Obligations then outstanding, and the rights given Administrative Agent in this Section shall be cumulative with and in addition to Administrative Agent’s other rights and remedies in regard to the foregoing Property as proceeds of Collateral. Each Borrower hereby irrevocably appoints Administrative Agent as such Borrower’s attorney-in-fact during the existence of any Event of Default to collect any and all such balances to the extent any such payment is not made to Administrative Agent by such bank or other depository after demand thereon is made by Agent pursuant hereto.

6.1. Real Estate Collateral.

Lien on Real Estate. The due and punctual payment and performance of the Obligations shall also be secured by the Lien created by the Mortgages upon all Real Estate of each Borrower described therein. The Mortgages (or, to the extent applicable, necessary amendments thereto) shall be executed by Borrowers in favor of Administrative Agent on or before the Closing Date and shall be duly recorded, at Borrowers’ expense, in each office where such recording is required to constitute a fully perfected Lien upon the Real Estate covered thereby. Promptly after any Borrower’s obtaining any interest in any Real Estate, Borrowers shall execute and deliver to Administrative Agent, for the benefit of Secured Parties, a mortgage, deed to secure debt, deed of trust, assignment or other document satisfactory to Administrative Agent and sufficient to convey and perfect, upon recordation thereof in the proper real estate records, in favor of Administrative Agent a first priority Lien upon such interest as security for the payment or performance of the Obligations; provided, however, that (i) if Term Loan 2 has been Paid in Full, then Borrowers shall not be required to execute and deliver to Administrative Agent a Lien upon any new Real Estate unless the fair market value of such Real Estate exceeds $2,000,000 individually or $7,500,000 in the aggregate or an Event of Default exists, and (ii) Borrowers shall pledge and grant a Lien to Administrative Agent in the Real Estate of Borrowers located at 6020 Railroad Avenue, Morgan City, Louisiana, 70380, within one hundred twenty (120) days after the Closing Date unless the PropCo Release Conditions have been satisfied and PropertyCo has been released as an Obligor under this Agreement. Notwithstanding the foregoing, in no event shall Borrowers encumber, pledge, grant or permit a Lien in or assign any Real Estate (other than Permitted Purchase Money Liens) in favor of a Person other than Administrative Agent. Notwithstanding the foregoing, if the PropCo Release Conditions are satisfied, and the applicable Real Estate is released pursuant to Section 6.2.3 hereof, Administrative Agent shall not require that Borrowers execute Mortgages to encumber Borrowers’ remaining leasehold interests in such Real Estate.

Collateral Assignment of Leases.

(i) To further secure the prompt payment and performance of the Obligations, each Borrower hereby grants, transfers and assigns to Administrative Agent, for the benefit of Secured Parties, and hereby grants to Administrative Agent, for the benefit of Secured Parties, a security interest in and Lien upon all of such Borrower’s right, title and interest in, to and under all now or hereafter existing leases of Real Estate to which such Borrower is lessor, and all extensions, renewals and modifications thereof.

(ii) To further secure the prompt payment and performance of the Obligations, Feralloy hereby grants, transfers and assigns to Administrative Agent, for the benefit of Secured Parties, a security interest in and Lien upon all of Feralloy’s right, title and interest in, to and under all now or hereafter existing leases of certain land situated in Portage, in Porter County, Indiana to which such Borrower is a lessee, and all extensions, renewals and modifications thereof.

Other Collateral.

Cash Collateral. In addition to the items of Property referred to in Section 7.1 above, the Obligations shall also be secured by the Cash Collateral to the extent provided herein and all of the other items of Property from time to time described in any of the Security Documents as security for any of the Obligations.

Commercial Tort Claims. Borrowers shall promptly notify Administrative Agent in writing upon any Borrower’s obtaining a Commercial Tort Claim after the Closing Date against any Person and, upon Administrative Agent’s written request, promptly enter into an amendment to this Agreement (or any of the other Credit Documents) and do such other acts or things deemed appropriate by Administrative Agent to confer upon Administrative Agent a security interest in each such Commercial Tort Claim.

Certain After-Acquired Collateral. Borrowers shall promptly notify Administrative Agent in writing upon any Borrower’s obtaining any Collateral after the Closing Date consisting of Deposit Accounts, Investment Property, Letter-of-Credit Rights or Electronic Chattel Paper and, upon Administrative Agent’s request, shall promptly execute such documents and do such other acts or things deemed appropriate by Administrative Agent to confer upon Administrative Agent control with respect to such Collateral; promptly notify Administrative Agent in writing upon Borrower’s obtaining any Collateral after the Closing Date consisting of Documents or Instruments and, upon Administrative Agent’s request, shall promptly execute such documents and do such other acts or things deemed appropriate by Administrative Agent to deliver to it possession of such Documents as are negotiable and Instruments, and, with respect to non-negotiable Documents, to have such non-negotiable Documents issued in the name of Administrative Agent; and with respect to Collateral in the possession of a third party, other than certificated securities and Goods covered by a Document, Borrowers shall obtain an acknowledgment from the third party that is in possession of such Collateral that such third party holds the Collateral for the benefit of Administrative Agent.

No Assumption of Liability. The security interest granted pursuant to this Agreement is granted as security only and shall not subject any Agent or any Lender to, or in any way alter or modify, any obligation of liability of Borrowers with respect to or arising out of the Collateral.

Lien Perfection; Further Assurances. Promptly after Administrative Agent’s request therefor, Borrowers shall execute or cause to be executed and deliver to Agent such instruments, assignments, or other documents as are necessary under the UCC or other Applicable Law (and after the occurrence of an Event of Default at Administrative Agent’s request, motor vehicle title certificates) to perfect (or continue the perfection of) Administrative Agent’s Lien upon the Collateral and shall take such other action as may be requested by Administrative Agent to give effect to or carry out the intent and purposes of this Agreement. Unless prohibited by Applicable Law, each Borrower hereby irrevocably authorizes Administrative Agent to execute and file in any jurisdiction any financing statement or amendment thereto on such Borrower’s behalf, including financing statements that indicate the Collateral (i) as all assets or all personal property of such Borrower or words to similar effect or (ii) as being of equal or lesser scope, or with greater or lesser detail, than as set forth in this Section 7. Each Borrower also hereby ratifies its authorization for Administrative Agent to have filed in any jurisdiction any like financing statement or amendment thereto if filed prior to the date hereof. The parties agree that a carbon, photographic or other reproduction of this Agreement shall be sufficient as a financing statement and may be filed in any appropriate office in lieu thereof.

Exclusion for Certain Contracts. Notwithstanding anything to the contrary set forth in Sections 7.1 and 7.3.2 above, the types or items of Collateral described in Sections 7.1 and 7.3.2 shall not include (i) any rights or interests in any contract, lease, permit or license if under the terms of such contract, lease, permit or license, or any Applicable Law with respect thereto, the valid grant of a security interest or other Lien therein to Administrative Agent is prohibited and such prohibition has not been or is not waived or the consent of the other party to such contract, lease, permit or license has not been or is not otherwise obtained or under Applicable Law such prohibition cannot be waived, provided that the foregoing exclusion shall in no way be construed (A) to apply if any such prohibition is ineffective or unenforceable under the UCC (including Sections 9-406, 9-407, 9-408 or 9-409) or any other Applicable Law or (B) so as to limit, impair or otherwise affect Administrative Agent’s unconditional continuing security interest in and Lien upon any rights or interests of Borrowers in or to monies due or to become due under any such contract (including any Accounts). Borrowers shall make a good faith and diligent effort to obtain the consent of any other party to a contract for the creation of a security interest in favor of Administrative Agent in each Borrower’s rights under such contract, lease, permit or license. If requested by a lender of Permitted Purchase Money Debt and so long as no Event of Default exists or would result therefrom, Administrative Agent shall enter into an agreement with such lender providing for the subordination of the security interest and Liens granted to Administrative Agent under Section 7.1 above in the applicable Equipment or Real Estate (and the proceeds thereof) to the Purchase Money Liens securing such Permitted Purchase Money Debt on terms satisfactory to Administrative Agent in its reasonable discretion but in no event shall Administrative Agent subordinate its Lien on any other Collateral.

Foreign Subsidiary Stock. Notwithstanding anything to the contrary set forth in Section 7.1 above, the types or items of Collateral described in such Section shall include only sixty-six percent (66%) of the stock of any Foreign Subsidiary.

SECTION 7. COLLATERAL ADMINISTRATION

7.1. General Provisions.

Location of Collateral. All tangible items of Collateral, other than Inventory in transit, shall at all times be kept by Borrowers at one or more of the business locations of Borrowers set forth in Schedule 8.1.1 hereto and shall not be moved therefrom, without the prior written approval of Administrative Agent, except that in the absence of an Event of Default and acceleration of the maturity of the Obligations in consequence thereof, Borrowers may (i) make sales or other dispositions of any Collateral to the extent authorized by Section 10.2.10 hereof and (ii) move Inventory or Equipment or any record relating to any Collateral to a location in the United States other than those shown on Schedule 8.1.1 hereto so long as Borrowers have given Administrative Agent at least thirty (30) Business Days prior written notice of such new location and prior to moving any Inventory or Equipment to such location where there have been filed any UCC-1 financing statements and any other appropriate documentation necessary to perfect or continue the perfection of Administrative Agent’s first priority Liens with respect to such Inventory or Equipment. Notwithstanding anything to the contrary contained in this Agreement, Borrowers shall not be permitted to keep, store or otherwise maintain any Collateral at any location (including any location described in Section 8.1.1), unless (i) a Borrower is the owner of such location, (ii) a Borrower leases such location and the landlord has executed in favor of Administrative Agent a Lien Waiver (or as to which a rent reserve has been established as contemplated in the definition of “Availability Reserve”), or (iii) the Collateral consists of Inventory placed with a warehouseman, bailee or processor, Administrative Agent has received from such warehouseman, bailee or processor an acceptable Lien Waiver and an appropriate UCC-1 financing statement has been filed with the appropriate Governmental Authority in the jurisdiction where such warehouseman, bailee or processor is located in order to perfect, or to maintain the uninterrupted perfection of, Administrative Agent’s security interest in such Inventory.

7.1.1. Insurance of Collateral; Condemnation Proceeds.

(i) Each Borrower shall maintain and pay for insurance upon all Collateral, wherever located, covering casualty, hazard, public liability, theft, malicious mischief, and such other risks in such amounts and with such insurance companies as are reasonably satisfactory to Administrative Agent. Schedule 8.1.2 describes all such insurance of Borrowers in effect on the date hereof. All proceeds payable to Borrowers under each such policy shall be payable to Administrative Agent for application to the Obligations, except to the extent otherwise provided in Section 8.1.2(ii) hereof. Borrowers shall deliver the originals or certified copies of such policies to Administrative Agent with satisfactory lender’s loss payable endorsements reasonably satisfactory to Administrative Agent naming Administrative Agent as lender’s loss payee, mortgagee, assignee or additional insured, as appropriate. Each policy of insurance or endorsement shall contain a clause requiring the insurer to give not less than thirty (30) days prior written notice to Administrative Agent in the event of cancellation of the policy for any reason whatsoever and a clause specifying that the interest of Administrative Agent shall not be impaired or invalidated by any act or neglect of any Borrower or the owner of the Property or by the occupation of the premises for purposes more hazardous than are permitted by said policy. If any Borrower fails to provide and pay for such insurance, Administrative Agent may, at its option, but shall not be required to, procure the same and charge Borrowers therefor. Each Borrower agrees to deliver to Administrative Agent, promptly as rendered, true copies of all reports made in any reporting forms to insurance companies. As long as no Event of Default exists, each Borrower shall have the right to settle, adjust and compromise any claim with respect to any insurance maintained by such Borrower provided that all proceeds thereof are applied in the manner specified in this Agreement, and Administrative Agent agrees promptly to provide any necessary endorsement to any checks or drafts issued in payment of any such claim. At any time that an Event of Default exists, only Administrative Agent shall be authorized to settle, adjust and compromise such claims, Agent shall have all rights and remedies with respect to such policies of insurance as are provided for in this Agreement and the other Credit Documents.

(ii) Any proceeds of insurance referred to in this Section 8.1.2 and any condemnation awards that are paid to Administrative Agent in connection with a condemnation of any of the Collateral shall be paid to Administrative Agent and (a) in the case of proceeds that relate to Inventory, applied first to the payment of the Revolver Loans and then to any other Obligations outstanding, and (b) in the case of proceeds of Equipment or Real Estate, applied first to the Term Loans, as determined by Administrative Agent, and then to any other Obligations outstanding; provided, however, that if an Event of Default exists on the date of Administrative Agent’s receipt thereof, Administrative Agent may apply such proceeds to the Obligations in such order of application that is not inconsistent with Section 5.6.1. Notwithstanding the foregoing, if requested by Borrowers in writing within ten (10) Business Days after Administrative Agent has given notice to Borrowers that it has received such proceeds and if no Default or Event of Default exists, Administrative Agent shall allow Borrowers to use such proceeds of insurance or condemnation awards, as applicable, to repair or replace any damaged or destroyed Equipment or Real Estate so long as (1) such repair or replacement is promptly undertaken and concluded, (2) replacements of buildings are constructed on the sites of the original casualties (or in the case of condemnation, on other sites acceptable to Administrative Agent) and are of comparable size, and quality and utility to the destroyed buildings, (3) the repaired or replaced Property is at all times free and clear of Liens other than Permitted Liens that are not Purchase Money Liens, (4) Borrowers comply with such disbursement procedures for such proceeds as Administrative Agent may reasonably impose for repair or replacement, and (5) the amount of proceeds from any single casualty affecting Equipment or Real Estate does not exceed $2,000,000.

Protection of Collateral. All expenses of protecting, storing, warehousing, insuring, handling, maintaining and shipping any Collateral, all Taxes imposed under any Applicable Law on any of the Collateral or in respect of the sale thereof, and all other payments required to be made by Administrative Agent to any Person to realize upon any Collateral shall be borne and paid by Borrowers. Administrative Agent shall not be liable or responsible in any way for the safekeeping of any of the Collateral or for any loss or damage thereto (except for reasonable care in the custody thereof while any Collateral is in Administrative Agent’s actual possession or control) or for any diminution in the value thereof, or for any act or default of any warehouseman, carrier, forwarding agency, or other Person whomsoever, but the same shall be at Borrowers’ sole risk.

Defense of Title to Collateral. Each Borrower shall at all times defend such Borrower’s title to the Collateral and Administrative Agent’s Liens therein against all Persons and all claims and demands whatsoever other than Permitted Liens.

7.2. Administration of Accounts.

Records and Schedules of Accounts. Each Borrower shall keep accurate and complete records of its Accounts and all payments and collections thereon and shall submit to Administrative Agent on such periodic basis as Administrative Agent shall request a sales and collections report for the preceding period, in form satisfactory to Administrative Agent. Each Borrower shall also provide to Administrative Agent on or before the twentieth day of each month, a detailed aged trial balance of all Accounts existing as of the last day of the preceding month, specifying the names, face value, and due dates for each Account Debtor obligated on an Account so listed (“Schedule of Accounts”) and a detailed listing of all customers with verbal datings, and, upon Administrative Agent’s request therefor, copies of proof of delivery and a copy of all documents, including repayment histories and present status reports relating to the Accounts so scheduled and such other matters and information relating to the status of then existing Accounts as Administrative Agent shall reasonably request.

Discounts, Disputes and Returns. If any Borrower grants any discounts, allowances or credits that are not shown on the face of the invoice for the Account involved, such Borrower shall report such discounts, allowances or credits, as the case may be to Administrative Agent as part of the next required Schedule of Accounts. If any amounts due and owing in excess of $500,000 are in dispute between any Borrower and any Account Debtor, or if any returns are made in excess of $500,000 with respect to any Accounts owing from an Account Debtor, such Borrower shall provide Administrative Agent with written notice thereof at the time of submission of the next Schedule of Accounts, explaining in detail the reason for the dispute or return, all claims related thereto and the amount in controversy. At any time an Event of Default exists, Administrative Agent shall have the right to settle or adjust all disputes and claims directly with the Account Debtor and to compromise the amount or extend the time for payment of any Accounts comprising a part of the Collateral upon such terms and conditions as Administrative Agent may deem advisable, and to charge the deficiencies, costs and expenses thereof, including attorneys’ fees, to Borrowers.

Taxes. If an Account of any Borrower includes a charge for any Taxes payable to any Governmental Authority, subject to a Borrower’s right to Properly Contest the same pursuant to Section 10.1.6 hereof, Administrative Agent is authorized, in its sole discretion, to pay the amount thereof to the proper taxing authority for the account of such Borrower and to charge Borrowers therefor; provided, however, that neither Agents nor Lenders shall be liable for any Taxes that may be due by Borrowers.

Account Verification. Whether or not a Default or an Event of Default exists, Agent shall have the right at any time, in the name of Administrative Agent, any designee of Administrative Agent or any Borrower to verify the validity, amount or any other matter relating to any Accounts of such Borrower by mail, telephone, telegraph or otherwise. Borrowers shall cooperate fully with Administrative Agent in an effort to facilitate and promptly conclude any such verification process.

Maintenance of Dominion Account. Borrowers shall maintain a Dominion Account pursuant to a lockbox or other arrangement acceptable to Administrative Agent and, in the case of such Dominion Account and lockbox arrangement, with such bank as may be selected by Borrowers and be acceptable to Administrative Agent. Borrowers shall issue to each such lockbox bank an irrevocable letter of instruction directing such bank to deposit all payments or other remittances received in the lockbox to the Dominion Account. Borrowers shall enter into agreements, in form satisfactory to Administrative Agent, with each bank at which a Dominion Account is maintained by which such bank shall immediately transfer to the Payment Account all monies deposited to the Dominion Account. All funds deposited in each Dominion Account shall be subject to Administrative Agent’s Lien. Borrowers shall obtain the agreement (in favor of and in form and content satisfactory to Agents) by each bank at which a Dominion Account is maintained to waive any offset rights against the funds deposited into such Dominion Account, except offset rights in respect of charges incurred in the administration of such Dominion Account. Neither Agents nor Lenders assume any responsibility to Borrowers for such lockbox arrangement or Dominion Account, including any claim of accord and satisfaction or release with respect to deposits accepted by any bank thereunder.

Collection of Accounts and Proceeds of Collateral. To expedite collection, each Borrower shall endeavor in the first instance to make collection of such Borrower’s Accounts for Agents and Lenders. All Payment Items received by any Borrower in respect of its Accounts, together with the proceeds of any other Collateral, shall be held by such Borrower as trustee of an express trust for Administrative Agent’s benefit; such Borrower shall immediately deposit same in kind in the Dominion Account for application to the Obligations in accordance with the terms of this Agreement. Administrative Agent retains the right at all times that a Default or an Event of Default exists to notify Account Debtors of any Borrower that Accounts have been assigned to Administrative Agent and to collect Accounts directly in its own name and to charge to Borrowers the collection costs and expenses incurred by Agents or Lenders, including reasonable attorneys’ fees.

7.3. Administration of Inventory.

Records and Reports of Inventory. Each Borrower shall keep accurate and complete records of its Inventory and shall furnish Agents and Lenders inventory reports respecting such Inventory in form and detail satisfactory to Agents and Lenders at such times as Agents and Lenders may request, but so long as no Default or Event of Default exists, no more frequently than once each month Each Borrower shall, at its own expense, conduct a physical inventory no less frequently than annually and periodic cycle counts consistent with such Borrower’s historical practices and shall provide to Agents and Lenders a report based on each such physical inventory and cycle count promptly after completion thereof, together with such supporting information as Administrative Agent shall request. Administrative Agent may participate in and observe each physical count or inventory, which participation shall be at Borrowers’ expense at any time that an Event of Default exists.

Returns of Inventory. No Borrower shall return any of its Inventory to a supplier or vendor thereof, or any other Person, whether for cash, credit against future purchases or then existing payables, or otherwise, unless (i) such return is in the Ordinary Course of Business of such Borrower and such Person; (ii) no Default or Event of Default exists or would result therefrom; (iii) the return of such Inventory will not result in an Out-of-Formula Condition; (iv) such Borrower promptly notifies Administrative Agent thereof if the aggregate Value of all Inventory returned in any month exceeds $500,000; and (v) any payments received by such Borrower in connection with any such return are promptly turned over to Administrative Agent for application to the Obligations in accordance with the terms of this Agreement.

Acquisitions of Inventory. No Borrower shall acquire or accept any Inventory on consignment or approval and will use its best efforts to insure that all Inventory that is produced by Borrowers in the United States of America will be produced in accordance with the FLSA and to the extent that such Inventory is produced by a Person other than Borrowers, Borrowers will routinely require a statement in its purchase orders with other Persons that obligate such other Persons to comply with the FLSA.

7.4. Administration of Equipment.

Records and Schedules of Equipment. Each Borrower shall keep accurate records itemizing and describing the kind, type, quality, quantity and cost of its Equipment and all dispositions made in accordance with Section 8.4.2 hereof, and shall furnish Agents and Lenders with a current schedule containing the foregoing information on at least an annual basis and more often if requested by an Agent. Promptly after request therefor by Administrative Agent, Borrowers shall deliver to Agents and Lenders any and all evidence of ownership, if any, of any of the Equipment.

Dispositions of Equipment. No Borrower will sell, lease or otherwise dispose of or transfer any of the Equipment or any part thereof without the prior written consent of Administrative Agent; provided, however, that the foregoing restriction shall not apply, for so long as no Default or Event of Default exists, to (i) dispositions of Equipment which, in the aggregate during any Fiscal Year, has a fair market value or book value, whichever is more, of $500,000 or less, provided that all Net Disposition Proceeds thereof are remitted to Administrative Agent for application to the Obligations (or if requested by Borrowers so long as no Default or Event of Default exists, such Net Disposition Proceeds are applied to the Revolver Loans and reborrowed within sixty (60) days thereafter by Borrowers for the purchase of replacement Equipment of equal or greater value that is subject to the first priority Lien of Administrative Agent); (ii) exchanges or trade-ins of Equipment, not to exceed $1,000,000 in the aggregate per Fiscal Year, provided that all Net Disposition Proceeds thereof (if any) are remitted to Administrative Agent for application to the outstanding balance of the Revolver Loans and then to such other Obligations as Administrative Agent may elect (or if requested by Borrowers so long as no Default or Event of Default exists, such Net Disposition Proceeds are applied to the Revolver Loans and reborrowed within sixty (60) days thereafter by Borrowers for the purchase of replacement Equipment of equal or greater value that is subject to the first priority Lien of Administrative Agent); or (iii) replacements of Equipment that is substantially worn, damaged, surplus or obsolete with Equipment of like value, provided that the replacement Equipment shall be acquired prior to or concurrently with any disposition of the Equipment that is to be replaced, the replacement Equipment shall be free and clear of Liens other than Permitted Liens that are not Purchase Money Liens, and Borrowers shall have given Administrative Agent at least ten (10) days prior written notice of such disposition.

Condition of Equipment. The Equipment is in good operating condition and repair, and all necessary replacements of and repairs thereto shall be made so that the value and operating efficiency of the Equipment shall be maintained and preserved, ordinary wear and tear excepted. Each Borrower shall ensure that the Equipment shall be mechanically and structurally sound, capable of performing the functions for which the Equipment was originally designed, in accordance with the manufacturer’s published and recommended specifications, ordinary wear and tear excepted. No Borrower will permit any of the Equipment to become affixed to any real Property leased to such Borrower so that an interest arises therein under the real estate laws of the applicable jurisdiction unless the landlord of such real Property has executed a landlord waiver or leasehold mortgage in favor of and in form acceptable to Administrative Agent, and no Borrower will permit any of the Equipment to become an accession to any personal Property that is subject to a Lien unless the Lien is a Permitted Lien.

Borrowing Base Certificates. On the Closing Date and on or before the twentieth day of each month (as of the close of the previous month), Borrowers shall deliver to Administrative Agent (and Administrative Agent shall promptly deliver to Lenders) a Borrowing Base Certificate prepared as of the close of business of the previous month, and at such other times as Administrative Agent may request in its reasonable discretion. All calculations of Availability in connection with any Borrowing Base Certificate shall originally be made by Borrowers and certified by a Senior Officer to Administrative Agent, provided that Administrative Agent shall have the right to review and adjust, in the exercise of its reasonable credit judgment, any such calculation (i) to reflect their reasonable estimate of declines in value of any of the Collateral described therein and (ii) to the extent that such calculation is not in accordance with this Agreement or does not accurately reflect the amount of the Availability Reserve. In no event shall the Borrowing Base on any date be deemed to exceed the amount of the Borrowing Base shown on the Borrowing Base Certificate last received by Administrative Agent prior to such date, as such Borrowing Base Certificate made be adjusted from time to time by Administrative Agent as herein authorized.

SECTION 8. REPRESENTATIONS AND WARRANTIES

General Representations and Warranties. To induce Agents and Lenders to enter into this Agreement and to make available the Commitments, each Borrower warrants and represents to Agents and Lenders that:

Organization and Qualification. Each Borrower and each of its Subsidiaries is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Each Borrower and each of its Subsidiaries is duly qualified and is authorized to do business and is in good standing as a foreign corporation in each state or jurisdiction listed on Schedule 9.1.1 hereto and in all other states and jurisdictions in which the failure of such Borrower or any of such Subsidiaries to be so qualified would have a Material Adverse Effect.

Power and Authority. Each Borrower and each of its Subsidiaries is duly authorized and empowered to enter into, execute, deliver and perform this Agreement and each of the other Credit Documents to which it is a party. The execution, delivery and performance of this Agreement and each of the other Credit Documents have been duly authorized by all necessary action and do not and will not (i) require any consent or approval of any of the holders of the Equity Interests of any Borrower or any of its Subsidiary other than those obtained on or prior to the date hereof; (ii) contravene the Organization Documents of any Borrower or any of its Subsidiaries; (iii) violate, or cause any Borrower or any of its Subsidiaries to be in default under, any provision of any Applicable Law, order, writ, judgment, injunction, decree, determination or award in effect having applicability to any Borrower or any of its Subsidiaries; (iv) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other material agreement, lease or instrument to which any Borrower or any of its Subsidiaries is a party or by which it or its Properties may be bound or affected; or (v) result in, or require, the creation or imposition of any Lien (other than Permitted Liens) upon or with respect to any of the Properties now owned or hereafter acquired by any Borrower or any of its Subsidiaries.

Legally Enforceable Agreement. This Agreement is, and each of the other Credit Documents when delivered under this Agreement will be, a legal, valid and binding obligation of each Borrower and each of its Subsidiaries signatories thereto enforceable against them in accordance with the respective terms of such Credit Documents, except as the enforceability thereof may be limited by bankruptcy, insolvency or other similar laws of general application affecting the enforcement of creditors’ rights.

Capital Structure. As of the date of this Agreement, Schedule 9.1.4 hereto states (i) the correct name of each Subsidiary, its jurisdiction of incorporation and the percentage of its Equity Interests having voting powers owned by each Person, (ii) the name of each Borrower’s corporate Affiliates consisting of New Parent, Joint Ventures or Affiliates with whom a Borrower may now or hereafter do business or be engaged in other transactions and the nature of the affiliation and (iii) the number of authorized and issued Equity Interests (and treasury shares) of each Borrower and its Subsidiaries. Each Borrower has good title to all of the shares it purports to own of the Equity Interests of each of its Subsidiaries, free and clear in each case of any Lien other than Permitted Liens. All such Equity Interests have been duly issued and are fully paid and non-assessable. Since the date of the financial statements of Borrowers referred to in Section 9.1.9 hereof, Borrowers have not made, or obligated itself to make, any Distribution. There are no outstanding options to purchase, or any rights or warrants to subscribe for, or any commitments or agreements to issue or sell, or any Equity Interests or obligations convertible into, or any powers of attorney relating to, shares of the capital stock of any Borrower or any of its Subsidiaries. Except as set forth on Schedule 9.1.4 hereto, there are no outstanding agreements or instruments binding upon the holders of any Borrower’s Equity Interests relating to the ownership of its Equity Interests.

Corporate Names. During the 5-year period preceding the date of this Agreement, no Borrower nor any of its Subsidiaries has been known as or used any corporate, fictitious or trade names except those listed on Schedule 9.1.5 hereto. Except as set forth on Schedule 9.1.5, no Borrower nor any of its Subsidiaries has been the surviving corporation of a merger or consolidation or acquired all or substantially all of the assets of any Person.

Business Locations. As of the date hereof, the chief executive office and other places of business of each Borrower and its Subsidiaries are as listed on Schedule 8.1.1 hereto. During the 5-year period preceding the date of this Agreement, no Borrower nor any of its Subsidiaries has had an office or place of business other than as listed on Schedule 8.1.1. Except as shown on Schedule 8.1.1 on the date hereof, no Inventory of any Borrower or any of its Subsidiaries is stored with a bailee, warehouseman or similar Person, nor is any Inventory consigned to any Person.

Title to Properties; Priority of Liens. Each Borrower and each of its Subsidiaries has good and marketable title to and fee simple ownership of, or valid and subsisting leasehold interests in, all of its real Property, and good title to all of its personal Property, including all Property reflected in the financial statements referred to in Section 9.1.9 or delivered pursuant to Section 10.1.3, in each case free and clear of all Liens except Permitted Liens. Each Borrower has paid or discharged, and has caused each of its Subsidiaries to pay and discharge when due, all lawful claims which, if unpaid, might become a Lien against any Properties of such Borrower or any such Subsidiary that is not a Permitted Lien. The Liens granted to Administrative Agent pursuant to this Agreement and the other Security Documents are duly perfected, first priority Liens, subject only to those Permitted Liens that are expressly permitted by the terms of this Agreement to have priority over the Liens of Administrative Agent.

Accounts. Administrative Agent may rely, in determining which Accounts are Eligible Accounts, on all statements and representations made by Borrowers with respect to any Account. Unless otherwise indicated in the most recent Borrowing Base Certificate or otherwise in writing to Administrative Agent, with respect to each Account, each Borrower warrants that:

(i) It is genuine and in all respects what it purports to be, and it is not evidenced by a judgment;

(ii) It arises out of a completed, bona fide sale and delivery of goods or rendition of services by a Borrower in the Ordinary Course of Business and substantially in accordance with the terms and conditions of all purchase orders, contracts or other documents relating thereto and forming a part of the contract between a Borrower and the Account Debtor;

(iii) It is for a sum certain maturing as stated in the duplicate invoice covering such sale or rendition of services, a copy of which is available to Administrative Agent on request;

(iv) Such Account, and Administrative Agent’s security interest therein, is not, and to the best of Borrowers’ knowledge, will not (by voluntary act or omission of a Borrower) be in the future, subject to any offset, Lien, deduction, defense, dispute, counterclaim or any other adverse condition except for disputes resulting in returned goods where the amount in controversy is deemed by Administrative Agent to be immaterial, and each such Account is absolutely owing to a Borrower and is not contingent in any respect or for any reason;

(v) Such Borrower has not made any agreement with any Account Debtor thereunder for any extension, compromise, settlement or modification of any such Account or any deduction therefrom, except discounts or allowances which are granted by a Borrower in the Ordinary Course of Business and which are reflected in the calculation of the net amount of each respective invoice related thereto and are reflected in the Schedules of Accounts submitted to Administrative Agent pursuant to Section 8.2.1 hereof;

(vi) To the best of such Borrower’s knowledge, there are no facts, events or occurrences which are reasonably likely to impair the validity or enforceability of such Account or reduce the amount payable thereunder from the face amount of the invoice and statements delivered to Administrative Agent with respect thereto;

(vii) To the best of such Borrower’s knowledge, the Account Debtor thereunder (1) had the capacity to contract at the time any contract or other document giving rise to the Account was executed and (2) is Solvent; and

(viii) To the best of such Borrower’s knowledge, there are no proceedings or actions which are threatened or pending against any Account Debtor thereunder and which are reasonably likely to result in any material adverse change in such Account Debtor’s financial condition or the collectibility of such Account.

Financial Statements; Fiscal Year. The Consolidated and consolidating balance sheets of Borrowers and such other Persons described therein (including the accounts of all Subsidiaries of Borrowers for the respective periods during which a Subsidiary relationship existed) as of December 31,

2005, and the related statements of income, changes in stockholder’s equity, and changes in financial position for the periods ended on such dates, have been prepared in accordance with GAAP, and present fairly the financial positions of Borrowers and such Persons at such dates and the results of Borrowers’ operations for such periods. Since February 28, 2006, there has been no material adverse change in the condition, financial or otherwise, of Borrowers and such other Persons as shown on the Consolidated balance sheet as of such date and no material adverse change in the aggregate value of Equipment and real Property owned by Borrowers or such other Persons as of the Closing Date.

Full Disclosure. The financial statements referred to in Section 9.1.9 hereof do not contain any untrue statement of a material fact and neither this Agreement nor any other written statement contains or omits any material fact necessary to make the statements contained herein or therein not materially misleading. There is no fact or circumstances in existence on the date hereof which any Borrower has failed to disclose to Agents in writing that may reasonably be expected to have a Material Adverse Effect.

Solvent Financial Condition. The Borrowers together, on a consolidated basis, are now Solvent and, after giving effect to the Loans to be made hereunder, the Letters of Credit to be issued in connection herewith and the consummation of the other transactions described in the Credit Documents, will be Solvent.

Surety Obligations. Except as set forth on Schedule 9.1.12 hereto on the date hereof, no Borrower is obligated as surety or indemnitor under any surety or similar bond or other contract issued or entered into any agreement to assure payment, performance or completion of performance of any undertaking or obligation of any Person.

Taxes. The FEIN and organizational identification numbers of each Borrower is as shown on Schedule 9.1.13 hereto. Each Borrower and each of its Subsidiaries has filed all federal, state and local tax returns and other reports it is required by law to file and has paid, or made provision for the payment of, all Taxes upon it, its income and Properties as and when such Taxes are due and payable, except to the extent being Properly Contested. The provision for Taxes on the books of each Borrower and each of its Subsidiaries are adequate for all years not closed by applicable statutes, and for its current Fiscal Year.

Brokers. There are no claims against any Borrower for brokerage commissions, finder’s fees or investment banking fees in connection with the transactions contemplated by this Agreement or any of the other Credit Documents other than for those fees owing to Agents and Lenders on the Closing Date.

Intellectual Property. Each Borrower owns or has the lawful right to use all Intellectual Property necessary for the present and planned future conduct of its business without any conflict with the rights of others; there is no objection to, or pending (or, to Borrower’s knowledge, threatened) Intellectual Property Claim with respect to, any Borrower’s right to use any such Intellectual Property and such Borrower is not aware of any grounds for challenge or objection thereto; and, except as may be disclosed on Schedule 9.1.15, no Borrower nor any of its Subsidiaries pays any royalty or other compensation to any Person for the right to use any Intellectual Property. All such patents, trademarks, service marks, tradenames, copyrights, licenses and other similar rights are listed on Schedule 9.1.15 hereto, to the extent they are registered under any Applicable Law or are otherwise material to any Borrower’s or any of its Subsidiaries’ business.

Governmental Approvals. Each Borrower and each of its Subsidiaries has, and is in good standing with respect to, all Governmental Approvals necessary to continue to conduct its business as heretofore or proposed to be conducted by it and to own or lease and operate its Properties as now owned or leased by it, except where the failure to have any necessary Government Approvals would not have a Material Adverse Effect.

Compliance with Laws. Each Borrower and each of its Subsidiaries has duly complied with, and its Properties, business operations and leaseholds are in compliance in all material respects with, the provisions of all Applicable Law (except to the extent that any such noncompliance with Applicable Law could not reasonably be expected to have a Material Adverse Effect) and there have been no citations, notices or orders of noncompliance issued to any Borrower or any of its Subsidiaries under any such law, rule or regulation, which could result in a Material Adverse Effect.

Burdensome Contracts. No Borrower nor any of its Subsidiaries is a party or subject to any contract, agreement, or charter or other corporate restriction, which has or could be reasonably expected to have a Material Adverse Effect. No Borrower nor any of its Subsidiaries is a party or subject to any Restrictive Agreements, except as set forth on Schedule 9.1.18 hereto, none of which prohibit the execution or delivery of any of the Credit Documents by any Borrower or the performance by any Borrower of its obligations under any of the Credit Documents to which it is a party, in accordance with the terms of such Credit Documents.

Litigation. Except as set forth on Schedule 9.1.19 hereto, there are no actions, suits, proceedings or investigations pending or, to the knowledge of any Borrower, threatened on the date hereof against or affecting any Borrower or any of its Subsidiaries, or the business, operations, Properties, prospects, profits or condition of any Borrower or any of its Subsidiaries, (i) which relate to any of the Credit Documents or any of the transactions contemplated thereby or (ii) which, if determined adversely to any Borrower or any of its Subsidiaries, could reasonably be expected to have a Material Adverse Effect. To the knowledge of each Borrower, no Borrower nor any of its Subsidiaries is in default on the date hereof with respect to any order, writ, injunction, judgment, decree or rule of any court, Governmental Authority or arbitration board or tribunal.

No Defaults. No event has occurred and no condition exists which would, upon or after the execution and delivery of this Agreement or any Borrower’s performance hereunder, constitute a Default or an Event of Default. No Borrower nor any of its Subsidiaries is in default, and no event has occurred and no condition exists which constitutes or which with the passage of time or the giving of notice or both would constitute a default, by a Borrower under any Material Contract or in the payment of any Debt of a Borrower or a Subsidiary to any Person for Money Borrowed.

Leases. Schedule 9.1.21 hereto is a complete listing of each capitalized and operating lease of each Borrower and each of its Subsidiaries on the date hereof that constitutes a Material Contract. Each Borrower and each of its Subsidiaries is in substantial compliance with all of the terms of each of its respective capitalized and operating leases and to the best of Borrowers’ knowledge, there is no basis upon which the lessors under any such leases could terminate same or declare any Borrower or any of its Subsidiaries in default thereunder, the termination of which could reasonably be expected to have a Material Adverse Effect.

Trade Relations. There exists no actual or to the best of Borrowers’ knowledge, threatened termination, cancellation or limitation of, or any materially adverse modification or change in, the business relationship between any Borrower and any customer or any group of customers whose purchases individually or in the aggregate are material to the business of such Borrower, or with any material supplier or group of suppliers, and there exists no condition or state of facts or circumstances which is reasonably likely to have a Material Adverse Effect or prevent any Borrower from conducting such business after the consummation of the transactions contemplated by this Agreement in substantially the same manner in which it has heretofore been conducted.

Labor Relations. Except as described on Schedule 9.1.23 hereto, no Borrower nor any of its Subsidiaries is on the date hereof a party to or bound by any collective bargaining agreement, management agreement or consulting agreement. On the Closing Date, there are no material grievances, disputes or controversies with any union or any other organization of any Borrower’s or any Subsidiary’s employees, or, to any Borrower’s knowledge, any threats of strikes, work stoppages or any asserted pending demands for collective bargaining by any union or organization, which could reasonably be expected to have a Material Adverse Effect.

Not a Regulated Entity. No Borrower nor any of its Subsidiaries is (i) an “investment company” or a “person directly or indirectly controlled by or acting on behalf of an investment company” within the meaning of the Investment Company Act of 1940; (ii) a “holding company,” or a “subsidiary company” of a “holding company,” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company,” within the meaning of the Public Utility Holding Company Act of 1935; or (iii) subject to regulation under the Federal Power Act, the Interstate Commerce Act, any public utilities code or any other Applicable Law regarding its authority to incur Debt.

Not a Reporting Entity. No Borrower nor any of its Subsidiaries (i) is required to file reports under Section 15(b) of the Securities Exchange Act of 1934, (ii) has securities registered under Section 12 of the Securities Exchange Act of 1934 or (iii) has filed a registration statement that has not yet become effective under the Securities Act of 1933.

Margin Stock. No Borrower nor any of its Subsidiaries is engaged, principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock.

Real Estate. Except as disclosed on Schedule 9.1.27 hereto, none of the Real Estate of any Borrower that is subject to the Lien of the Mortgages is located an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968 (unless otherwise indicated on the survey or title insurance provided by Borrowers).

8.1.1. Compliance with Environmental Laws. Except as disclosed on Schedule 9.1.28, (i) no Obligor’s any Subsidiary’s past or present operations, Real Estate or other Properties are subject to any federal, state or local investigation to determine whether any remedial action is needed to address any environmental pollution, hazardous material or environmental clean-up; (ii) no Obligor or Subsidiary has received any Environmental Notice; (iii) no Obligor or Subsidiary has any contingent liability with respect to any Environmental Release, environmental pollution or hazardous material on any Real Estate now or previously owned, leased or operated by it; and (iv) all of the representations and warranties contained in the Environmental Agreement are true and correct.

ERISA Compliance.

(i) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Internal Revenue Code and other federal or state law. Each Plan which is intended to qualify under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the IRS (or has timely filed an application for a determination letter that is under review by the IRS) and to the best knowledge of Borrowers, nothing has occurred which would cause the loss of such qualification. Each Borrower and each Person for which any Borrower may have any direct or indirect liability to make a contribution has made all required contributions to any Plan subject to Section 412 of the Internal Revenue Code except to the extent that failure to do so could not reasonably be expected to result in a Material Adverse Effect, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Internal Revenue Code has been made with respect to any Plan except to the extent that failure to do so could not reasonably be expected to result in a Material Adverse Effect.

(ii) There are no pending or, to the best knowledge of any Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect. There has been no non-exempt prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect.

(iii)(a) No ERISA Event has occurred or is reasonably expected to occur that has or could have a Material Adverse Effect; (b) no Pension Plan has incurred an “accumulated funding deficiency” within the meaning of Section 412 of the Internal Revenue Code that has or could have a Material Adverse Effect; (c) neither any Borrower nor any Person for which any Borrower may have a direct or indirect liability under ERISA has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA) that has or could have a Material Adverse Effect; (d) neither any Borrower nor any Person for which any Borrower may have a direct or indirect liability under ERISA has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multi-employer Plan that has or could have a Material Adverse Effect; (e) no Borrower has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA; and (f) no other Person for which any Borrower may have any direct or indirect liability under ERISA has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA except to the extent that failure to do so could not reasonably be expected to result in a Material Adverse Effect.

Bank Accounts. Schedule 9.1.31 contains as of the Closing Date a complete and accurate list of all bank accounts maintained by Borrowers with any bank or other financial institution.

Anti-Terrorism Laws.

(i) General. Neither any Borrower nor any Subsidiary of any Borrower is in violation of any Anti-Terrorism Law or engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

(ii) Executive Order No. 13224.

(a) Neither any Borrower nor any Subsidiary of any Borrower is any of the following (each a “Blocked Person”):

(1) a Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224;

(2) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224;

(iii) a Person or entity with which any bank or other financial institution is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(iv) a Person or entity that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224;

(v) a Person or entity that is named as a “specially designated national” on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list; or

(vi) a Person or entity who is affiliated with a Person or entity listed above.

Neither any Borrower nor any Subsidiary of any Borrower (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person or (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224.

Reportable Event. Borrowers do not intend to treat the Loans and related transactions as being a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4). In the event Borrowers determine to take any action inconsistent with such intention, they will promptly notify the Administrative Agent thereof.

Reaffirmation of Representations and Warranties. Each representation and warranty contained in this Agreement and the other Credit Documents shall be deemed to be reaffirmed by each Borrower on each day that Borrowers request or are deemed to have requested an extension of credit hereunder, except for changes in the nature of a Borrower’s or, if applicable, any of its Subsidiaries’ business or operations that may occur after the date hereof in the Ordinary Course of Business so long as Administrative Agent has consented to such changes or such changes are not violative of any provision of this Agreement. Notwithstanding the foregoing, representations and warranties which by their terms are applicable only to a specific date shall be deemed made only at and as of such date.

Survival of Representations and Warranties. All representations and warranties of Borrowers contained in this Agreement or any of the other Credit Documents shall survive the execution, delivery and acceptance thereof by Agents, Lenders and the parties thereto and the closing of the transactions described therein or related thereto.

SECTION 9. COVENANTS AND CONTINUING AGREEMENTS

Affirmative Covenants. For so long as there are any Commitments outstanding and thereafter until Payment in Full of the Obligations, each Borrower covenants that, unless the Required Lenders have otherwise consented in writing, it shall and shall cause each Subsidiary to:

Visits and Inspections. Permit representatives of Agents, from time to time, as often as may be reasonably requested, but only during normal business hours and (except when a Default or Event of Default exists) upon reasonable prior notice to a Borrower, to visit and inspect the Properties of such Borrower and each of its Subsidiaries, inspect, audit and make extracts from such Borrower’s and each Subsidiary’s books and records, and discuss with its officers, its employees and its independent accountants (not to exceed five (5) billable hours for such accountants unless an Event of Default exists), such Borrower’s and each Subsidiary’s business, financial condition, business prospects and results of operations. Representatives of each Lender shall be authorized to accompany Agents on each such visit and inspection and to participate with Agents therein, or in any such discussion with the accountants, but at their own expense, unless a Default or Event of Default exists. Neither any Agent nor any Lender shall have any duty to make any such inspection and shall not incur any liability by reason of its failure to conduct or delay in conducting any such inspection.

Notices. Notify Agents in writing, promptly after a Borrower’s obtaining knowledge thereof, (i) of the commencement of any litigation affecting any Borrower or any of its Subsidiaries or any of their Properties, whether or not the claims asserted in such litigation are considered by Borrowers to be covered by insurance, and of the institution of any administrative proceeding, to the extent that such litigation or proceeding, if determined adversely to such Borrower or any of its Subsidiaries, could reasonably be expected to have a Material Adverse Effect; (ii) of any labor dispute to which any Borrower or any of its Subsidiaries may become a party, any pending or threatened strikes or walkouts relating to any of its plants or other facilities, which could reasonably be expected to have a Material Adverse Effect; (iii) of any material default by any Borrower under, or termination of, any Material Contract or any note, indenture, loan agreement, mortgage, lease, deed, guaranty or other similar agreement relating to any Debt of such Borrower exceeding $500,000; (iv) of the existence of any Default or Event of Default; (v) of any default by any Person under any note or other evidence of Debt payable to a Borrower in an amount exceeding $500,000; (vi) of any judgment against any Borrower or any of its Subsidiaries in an amount exceeding $500,000; (vii) of the assertion by any Person of any Intellectual Property Claim, the adverse resolution of which could reasonably be expected to have a Material Adverse Effect; (viii) of any violation or Governmental Authority assertion of violation by any Borrower or any of its Subsidiaries of any Applicable Law (including ERISA, OSHA, FLSA, or any Environmental Laws), the adverse resolution of which could reasonably be expected to have a Material Adverse Effect; (ix) of any Environmental Release by a Borrower or on any Property owned or occupied by a Borrower; (x) of the discharge of Borrowers’ independent accountants or any withdrawal of resignation by such independent accountants from their acting in such capacity; (xi) of any Borrower or any of its Subsidiaries being required to file reports under Section 15(b) of the Securities Exchange Act of 1934, registering securities under Section 12 of the Securities Exchange Act of 1934 or filing a registration statement under the Securities Act of 1933; (xii) within ten (10) Business Days after Borrowers, or any Person for which any Borrower may have any direct or indirect liability for an ERISA Event or a non-exempt prohibited transaction, knows that an ERISA Event or a non-exempt prohibited transaction (as defined in Sections 406 of ERISA and 4975 of the Internal Revenue Code) has occurred, and, when known, any action taken or threatened by the IRS, the DOL or the PBGC with respect thereto; (xiii) upon request, or, in the event that such filing reflects a significant change with respect to the matters covered thereby, within five (5) Business Days after the filing thereof with the PBGC, the DOL or the IRS, as applicable, copies of the following: (i) each annual report (form 5500 series), including Schedule B thereto, filed with the PBGC, the DOL or the IRS with respect to each Plan, (ii) a copy of each funding waiver request filed with the PBGC, the DOL or the IRS with respect to any Plan and all communications received by Borrowers, or any Person for which any Borrower may have any direct or indirect liability to such Plan, from the PBGC, the DOL or the IRS with respect to such request, and (iii) a copy of each other filing or notice filed with the PBGC, the DOL or the IRS, with respect to each Plan by any Borrower or any Person for which any Borrower may have any direct or indirect liability to such Plan; (xiv) upon request, copies of each actuarial report for any Plan or Multi-employer Plan and annual report for any Multi-employer Plan; and within five (5) Business Days after receipt thereof by Borrower, or any Person for which any Borrower may have any direct or indirect liability to such Plan or Multi-employer Plan, copies of the following: (i) any notices of the PBGC’s intention to terminate a Plan or to have a trustee appointed to administer such Plan; (ii) any unfavorable determination letter from the IRS regarding the qualification of a Plan under Section 401(a) of the Internal Revenue Code; or (iii) any notice from a Multi-employer Plan regarding the imposition of withdrawal liability; (xv) within five (5) Business Days after the occurrence thereof: (i) any changes in the benefits of any existing Plan which increase Borrowers’ annual costs with respect thereto by an amount in excess of $1,000,000, or the establishment of any new Plan or the commencement of contributions to any Plan to which any Borrower, or any Person for which any Borrower may have any direct or indirect liability to such Plan, was not previously contributing; or (ii) any failure by any Borrower, or any Person for which any Borrower may have any direct or indirect liability to such Plan or Multi-employer Plan, to make a required installment or any other required payment under Section 412 of the Code on or before the due date for such installment or payment; and (xvi) within five (5) Business Days after any Borrower, or any Person for which any Borrower may have direct or indirect liability to such Multi-employer Plan, knows or has reason to know that any of the following events has or will occur: (i) a Multi-employer Plan has been or will be terminated; (ii) the administrator or plan sponsor of a Multi-employer Plan intends to terminate a Multi-employer Plan; or (iii) the PBGC has instituted or will institute proceedings under Section 4042 of ERISA to terminate a Multi-employer Plan. In addition, Borrowers shall give Administrative Agent at least thirty (30) Business Days prior written notice of any Borrower’s opening of any new office or place of business.

Financial and Other Information. Keep adequate records and books of account with respect to its business activities and ensure that proper entries are made in accordance with GAAP reflecting all its financial transactions; and cause to be prepared and to be furnished to Agents and Lenders the following (all to be prepared in accordance with GAAP applied on a consistent basis, unless Borrowers’ certified public accountants concur in any change therein, such change is disclosed to Administrative Agent and is consistent with GAAP and the financial covenants set forth in Section 10.3 are amended to take into account the effects of such change to the extent permitted by Section 1.2):

(i) as soon as available, and in any event within ninety (90) days after the close of each Fiscal Year audited balance sheets of Borrowers and their respective Subsidiaries as of the end of such Fiscal Year and the related statements of income, Shareholders’ equity and cash flow, on a Consolidated and consolidating basis (and so long as PropertyCo is a Borrower hereunder, audited balance sheets of New Parent and its Subsidiaries as of the end of such Fiscal Year and the related statements of income, Shareholders’ equity and cash flow on a Consolidated and consolidating basis), certified without material qualification by a firm of independent certified public accountants of recognized national standing selected by Borrowers but reasonably acceptable to Agents (except for a qualification for a change in accounting principles with which the accountant concurs), and setting forth in each case in comparative form the corresponding Consolidated and consolidating figures for the preceding Fiscal Year;

(ii) as soon as available, and in any event within thirty (30) days after the end of each month hereafter, including the last month of Borrowers’ Fiscal Year, unaudited balance sheets of Borrowers and its Subsidiaries as of the end of such month and the related unaudited statements of income and cash flow for such month and for the portion of Borrowers’ Fiscal Year then elapsed, on a Consolidated and consolidating basis (and so long as PropertyCo is a Borrower hereunder, unaudited balance sheets of New Parent and its Subsidiaries as of the end of such month and the related statements of income and cash flow on a Consolidated and consolidating basis), setting forth in each case in comparative form the corresponding figures for the preceding Fiscal Year and certified by the principal financial officer of Borrowers as prepared in accordance with GAAP and fairly presenting the Consolidated financial position and results of operations of Borrowers and their Subsidiaries for such month and period subject only to changes from audit and year-end adjustments and except that such statements need not contain notes;

(iii) as soon as available, and in any event within forty-five (45) days after the end of each Fiscal Quarter hereafter, including the last Fiscal Quarter of Borrowers’ Fiscal Year, unaudited balance sheets of Borrowers and its Subsidiaries as of the end of such Fiscal Quarter and the related unaudited statements of income and cash flow for such Fiscal Quarter and for the portion of Borrowers’ Fiscal Year then elapsed, on a Consolidated and consolidating basis (and so long as PropertyCo is a Borrower hereunder, unaudited balance sheets of New Parent and its Subsidiaries as of the end of such Fiscal Quarter and the related statements of income and cash flow on a Consolidated and consolidating basis), setting forth in each case in comparative form the corresponding figures for the preceding Fiscal Year and certified by the principal financial officer of Borrowers as prepared in accordance with GAAP and fairly presenting the Consolidated financial position and results of operations of Borrowers and their Subsidiaries for such Fiscal Quarter and period subject only to changes from audit and year-end adjustments and except that such statements need not contain notes;

(iv) at Administrative Agent’s request, a summary of all of each Borrower’s trade payables as of the last Business Day of each month, specifying the name of and balance due each trade creditor, and, at any Agent’s request, monthly detailed trade payable agings in form acceptable to Administrative Agent; and

(v) at Administrative Agent’s request, copies of any regular, periodic and special reports or registration statements which any Borrower files with the SEC or any Governmental Authority which may be substituted therefor, or any national securities exchange.

Concurrently with the delivery of the financial statements described in clause (i) of this Section 10.1.3, Borrowers shall deliver to Agents and Lenders a copy of the accountants’ letter to Borrowers’ management that is prepared in connection with such financial statements. Concurrently with the delivery of the financial statements described in clauses (i), (ii) and (iii) of this Section 10.1.3 and within forty-five (45) days after the end of each Fiscal Quarter, or more frequently if requested by any Agent or any Lender during any period that a Default or Event of Default exists, Borrowers shall cause to be prepared and furnished to Agents and Lenders a Compliance Certificate executed by the chief financial officer of Borrowers.

Promptly after the sending or filing thereof, Borrowers shall also provide to Administrative Agent copies of any annual report to be filed in accordance with ERISA in connection with each Plan and such other data and information (financial and otherwise) as Administrative Agent, from time to time, may reasonably request, bearing upon or related to the Collateral or any Borrower’s and any of its Subsidiaries’ financial condition or results of operations.

Landlord and Storage Agreements. Upon the request of Administrative Agent, provide Administrative Agent with copies of all existing agreements, and promptly after execution thereof provide Administrative Agent with copies of all future agreements, between any Borrower and any landlord, warehouseman or bailee which owns any premises at which any Collateral in excess of $2,000,000 of value may, from time to time, be kept.

Projections. No later than thirty (30) days after the end of each Fiscal Year of Borrowers, deliver to Agents and Lenders the Projections of Borrowers for the forthcoming Fiscal Year, month by month.

Taxes. Pay and discharge all Taxes prior to the date on which such Taxes become delinquent or penalties attach thereto, except and to the extent only that such Taxes are being Properly Contested.

Compliance with Laws. Comply with all Applicable Law, including ERISA, all Environmental Laws, FLSA, OSHA, and all laws, statutes, regulations and ordinances regarding the collection, payment and deposit of Taxes, and obtain and keep in force any and all Governmental Approvals necessary to the ownership of its Properties or to the conduct of its business, to the extent that any such failure to comply, obtain or keep in force could be reasonably expected to have a Material Adverse Effect. Without limiting the generality of the foregoing, if any material Environmental Release shall occur at or on any of the Properties of any Borrower or any of its Subsidiaries, Borrowers shall, or shall cause the applicable Subsidiary to, act promptly and diligently to investigate and report to Administrative Agent and all appropriate Governmental Authorities the extent of, and to make appropriate remedial action to eliminate, such Environmental Release, whether or not ordered or otherwise directed to do so by any Governmental Authority.

Insurance. In addition to the insurance required herein with respect to the Collateral, maintain with its current insurers or with other financially sound and reputable insurers, (i) insurance with respect to its Properties and business against such casualties and contingencies of such type (including product liability, workers’ compensation, larceny, embezzlement, or other criminal misappropriation insurance) and in such amounts and with such coverages, limits and deductibles as is customary in the business of such Borrower or such Subsidiary and (ii) business interruption insurance existing on the Closing Date.

Intellectual Property. Promptly after applying for or otherwise acquiring any Intellectual Property, deliver to Administrative Agent, in form and substance acceptable to Administrative Agent and in recordable form, all documents necessary for Administrative Agent to perfect its Lien on such Intellectual Property.

Interest Rate Protection. As promptly as practicable, and in any event within ninety (90) days after the Closing Date, enter into, and thereafter for a period reasonably satisfactory to Agents, one or more Interest Rate Contracts in a notional amount of not less than fifty percent (50%) of the anticipated Borrowings under the Revolver Facility on such terms and with such parties as shall be satisfactory to Agents, the effect of which shall be to fix or limit the interest costs to Borrowers.

Disbursement Accounts. Use reasonable efforts to maintain their disbursement accounts at Bank or at another Lender or Affiliate of another Lender.

Renewal of Indiana Lease. Promptly, but in no event later than one hundred fifty (150) days prior to the end of the original term thereof, cause the Indiana Lease to be renewed for an additional 5-year period in accordance with the terms of the Indiana Lease as in effect on the Closing Date.

Environmental Audits. Within ninety (90) days after the Closing Date, Borrowers shall have delivered environmental audits with respect to the Real Estate located in Decatur, Alabama; Huger, South Carolina; Houston, Texas; Portage, Indiana; and Stockton, California.

Surveys. Within sixty (60) days after the Closing Date, Borrowers shall have delivered to Administrative Agent surveys prepared in accordance with the survey requirements heretofore furnished by Administrative Agent to Borrowers with respect to each parcel of Real Estate encumbered by a Mortgage, and prior to the receipt of such surveys, Administrative Agent may elect to establish an Availability Reserve equal to 50% of the appraised value of any such Real Estate for which a survey has not been received and approved by Administrative Agent. If Borrowers fail to deliver any survey within such sixty-day period, then such failure shall not constitute an Event of Default, but Administrative Agent may establish an Availability Reserve equal to 100% of the appraised value of any Real Estate for which a survey has not been received and approved by Administrative Agent.

Negative Covenants. For so long as there are any Commitments outstanding and thereafter until Payment in Full of the Obligations, each Borrower covenants that, unless the Required Lenders have otherwise consented in writing, it shall not and shall not permit any Subsidiary to:

Fundamental Changes. Merge, reorganize, consolidate or amalgamate with any Person, or liquidate, wind up its affairs or dissolve itself, in each case whether in a single transaction or in a series of related transactions, except for mergers, consolidations or liquidations of any Borrower with another Borrower; change a Borrower’s name or conduct business under any new fictitious name; change a Borrower’s FEIN, organizational identification number or state of organization; or cease to be an Obligor under the Credit Documents except for the release of PropertyCo as an Obligor under the Credit Documents so long as each of the PropCo Release Conditions is satisfied as determined by Administrative Agent.

Loans. Make any loans or other advances of money to any Person other than (i) Affiliate Loans and Permitted Investments, (ii) loans or other advances of money to an officer or employee of a Borrower or a Subsidiary for salary, travel advances, advances against commissions and other similar advances in the Ordinary Course of Business, (iii) extension of normal trade credit on customary terms in the Ordinary Course of Business of Borrowers with respect to accounts receivable owing by Account Debtors to Borrowers and (iv) the prepayment of operating expenses or deposits made in connection therewith in the Ordinary Course of Business.

Permitted Debt. Create, incur, assume, guarantee or suffer to exist any Debt for Money Borrowed except:

(i) the Obligations;

(ii) Subordinated Debt owing to Seller on the Closing Date pursuant to the Seller Note so long as such Subordinated Debt is subject at all times to the Seller Subordination Agreement;

(iii) Permitted Purchase Money Debt;

(iv) Permitted Contingent Obligations;

(v) unsecured Debt owing by Borrowers to Permitted Affiliates and Subsidiaries, not to exceed $5,000,000 in the aggregate at any time unless an Availability Reserve in the amount of any excess over $5,000,000 has been established by Administrative Agent and no Out-of-Formula Condition exists as a result thereof;

(vi) Debt for Money Borrowed that is not included in any of the preceding paragraphs of this Section 10.2.3, is not secured by a Lien (unless such Lien is a Permitted Lien) and does not exceed at any time, in the aggregate, the sum of $3,000,000 as to all Borrowers; and

(vii) Debt for Money Borrowed that is not included in any of the preceding paragraphs of this Section 10.2.3, has a stated maturity that is at least one hundred eighty (180) days after the Term, does not amortize during the Term, has covenants no more restrictive than those contained in this Agreement and does not exceed at any time, in the aggregate, the sum of $250,000,000 as to all Borrowers and their Subsidiaries.

None of the provisions of this Section 10.2.3 that authorize any Borrower to incur any Debt for Money Borrowed shall be deemed to override, modify or waive any of the provisions of Section 10.3, which shall constitute an independent and separate covenant and obligation of each Borrower.

Affiliate Transactions. Enter into, or be a party to any transaction with any Affiliate or stockholder, except: (i) the transactions contemplated by the Credit Documents; (ii) payment of reasonable compensation to officers and employees for services actually rendered to Borrowers or their respective Subsidiaries; (iii) payment of customary directors’ fees and indemnities; (iv) transactions with Affiliates that were consummated prior to the date hereof and have been disclosed to Agents prior to the Closing Date; and (v) Affiliate Loans at a time when all of the Affiliate Loan Conditions are satisfied; (vi) Permitted Investments; (vii) leases of the Real Estate among Obligors or in connection with the satisfaction of the PropCo Release Conditions so long as such lease arrangements are arms-length transactions and are upon fair and reasonable terms that are no less favorable than those that would be obtained in a non-affiliate transaction; and (viii) transactions with Affiliates in the Ordinary Course of Business and pursuant to the reasonable requirements of such Borrower’s or such Subsidiary’s business and upon fair and reasonable terms that are no less favorable to such Borrower or such Subsidiary than such Borrower or such Subsidiary would obtain in a comparable arm’s length transaction with a Person not an Affiliate or stockholder of such Borrower or such Subsidiary and if requested by Administrative Agent, the terms of which are disclosed to Administrative Agent in writing.

Limitation on Liens. Create or suffer to exist any Lien upon any of its Property, income or profits, whether now owned or hereafter acquired, except the following (collectively, “Permitted Liens”):

(i) Liens at any time granted in favor of Administrative Agent;

(ii) Liens for Taxes (excluding any Lien imposed pursuant to any of the provisions of ERISA) not yet due or being Properly Contested;

(iii) statutory Liens (excluding any Lien for Taxes, including any Lien imposed pursuant to any of the provisions of ERISA) arising in the Ordinary Course of Business of a Borrower or a Subsidiary, but only if and for so long as (x) payment in respect of any such Lien is not at the time required or the Debt secured by any such Liens is being Properly Contested and (y) such Liens do not materially detract from the value of the Property of such Borrower or such Subsidiary and do not materially impair the use thereof in the operation of such Borrower’s or such Subsidiary’s business;

(iv) Purchase Money Liens securing Permitted Purchase Money Debt;

(v) Liens securing Debt of a Subsidiary of a Borrower to another Borrower or to another such Subsidiary;

(vi) Liens arising by virtue of the rendition, entry or issuance against such Borrower or any of its Subsidiaries, or any Property of such Borrower or any of its Subsidiaries, of any judgment, writ, order, or decree for so long as each such Lien (a) is in existence for less than twenty (20) consecutive days after it first arises or is being Properly Contested and (b) is at all times junior in priority to any Liens in favor of Administrative Agent;

(vii) easements, rights-of-way, restrictions, covenants or other agreements of record and other similar charges or encumbrances on real Property of such Borrower or a any of its Subsidiaries that do not secure any monetary obligation and do not interfere with the ordinary conduct of the business of such Borrower or such Subsidiary;

(viii) normal and customary rights of setoff upon deposits of cash in favor of banks and other depository institutions and Liens of a collecting bank arising under the UCC on Payment Items in the course of collection;

(ix) Liens in existence immediately prior to the Closing Date that are satisfied in full and released on the Closing Date as a result of the application of such Borrower’s cash on hand at the Closing Date or the proceeds of Loans to be made on the Closing Date;

(x) such other Liens as appear on Schedule 10.2.5 hereto, to the extent provided therein;

(xi) Liens incurred or deposits made in the Ordinary Course of Business to secure the performance of tenders, bids, leases, contracts (other than for the repayment of Money Borrowed), statutory obligations and other similar obligations or arising as a result of progress payments under government contracts;

(xii) Leases of Real Estate among Borrowers in the Ordinary Course of Business and that are subordinate to the rights and Lien of Administrative Agent in such Real Estate to the extent that Administrative Agent has a Lien in such Real Estate;

(xiii) Liens in favor of a Custom Broker for goods in its possession (but such goods shall not constitute Eligible In-Transit Inventory unless such Custom Broker has executed an Imported Inventory Agreement in favor of Administrative Agent);

(xiv) Liens securing Debt referenced in Section 10.2.3(vii) hereof to the extent subordinated to the Lien of Administrative Agent’s Lien in the Collateral pursuant to an intercreditor agreement in form and substance satisfactory to Administrative Agent in all respects; and

(xv) such other Liens as Administrative Agent and the Required Lenders in their sole discretion may hereafter approve in writing.

The foregoing negative pledge shall not apply to any Margin Stock to the extent that the application of such negative pledge to such Margin Stock would require filings or other actions by any Lender under Regulation U or other regulations of the Federal Reserve Board, or otherwise result in a violation of any such regulations.

Subordinated Debt. Make any payment of all or any part of any Subordinated Debt or take any other action or omit to take any other action in respect of any Subordinated Debt, except (i) in accordance with the Subordination Agreement relative thereto and (ii) prepayments of the Seller Note with funds received by New Parent from Platinum or one of its Affiliates after the Closing Date for the purpose of prepaying such Seller Note and not with proceeds of the Loans; or amend or modify the terms of any agreement applicable to any Subordinated Debt, other than to extend the time of payment thereof or to reduce the rate of interest payable in connection therewith. To the extent that any payment (other than scheduled payments of interest thereunder that are due on the same day of each month and that are known in amount and frequency to Administrative Agent) is permitted to be made with respect to any Subordinated Debt pursuant to the provisions of the Subordination Agreement relative thereto, as a condition precedent to Borrowers’ authorization make any such payment, Borrowers shall provide to Administrative Agent, not less than five (5) Business Days prior to the scheduled payment, a certificate from a Senior Officer of Borrower Agent stating that no Default or Event of Default is in existence as of the date of the certificate or will be in existence as of the date of such payment (both with and without giving effect to the making of such payment), and specifying the amount of principal and interest to be paid.

Distributions. Declare or make any Distributions, except for:

(i) Upstream Payments;

(ii) Permitted Level I Distributions so long as each of the Permitted Level I Distribution Conditions is satisfied as determined by Administrative Agent;

(iii) Permitted Level II Distributions so long as each of the Permitted Level II Distribution Conditions is satisfied as determined by Administrative Agent; and

(iv) A Distribution within ten (10) days after the Closing Date for payment of the Initial Management Fee.

Upstream Payments. Create or suffer to exist any encumbrance or restriction on the ability of a Subsidiary to make any Upstream Payment, except for encumbrances or restrictions (i) pursuant to the Credit Documents, (ii) existing under Applicable Law and (iii) identified and fully disclosed in Schedule 10.2.8.

Capital Expenditures. Make Capital Expenditures (including expenditures by way of capitalized leases) which in the aggregate, as to all Borrowers and their Subsidiaries, exceed $15,000,000 during any Fiscal Year; provided, however, that, to the extent the amount of Capital Expenditures permitted to be made in any Fiscal Year pursuant to this section exceeds the aggregate amount of Capital Expenditures actually made during such Fiscal Year under this section (other than Capital Expenditures permitted pursuant to any amount carried forward from the prior Fiscal Year pursuant to this proviso), such excess may be carried forward to (but only to) the next succeeding Fiscal Year (any such amount to be certified by Borrowers to Administrative Agent in the Compliance Certificate delivered for the last Fiscal Quarter of such Fiscal Year, and any such amount carried forward to a succeeding Fiscal Year shall be deemed to be used prior to Borrowers and their Subsidiaries using the amount of Capital Expenditures permitted by this section without giving effect to such carry-forward).

Disposition of Assets. Sell, assign, lease, consign or otherwise dispose of any of its Properties or any interest therein, including any disposition of Property as part of a sale and leaseback or synthetic lease transaction, to or in favor of any Person, except (i) sales of Inventory in the Ordinary Course of Business, (ii) dispositions of Equipment to the extent authorized by Section 8.4.2 hereof, (iii) a transfer of Property to a Borrower by another Borrower or a Subsidiary, (iv) non-exclusive licenses of technology and other Intellectual Property by and among any Borrowers or any of their Subsidiaries, (v) dispositions of Property (other than Equipment) that is not necessary to the business of Borrowers, not to exceed $1,000,000 in the aggregate per Fiscal Year, so long as Borrowers have given Administrative Agent written notice thereof and have either reinvested the proceeds thereof in other assets to be used in the business of such entity having a value of not less than $1,000,000 in the aggregate within sixty (60) days after such disposition or remitted proceeds thereof to Administrative Agent for application to the Revolver Loans and then to the other Obligations; (vi) the sale of the Real Estate and Equipment of Borrowers located in Cleveland, Ohio so long as no Event of Default exists and the proceeds thereof are concurrently remitted to Administrative Agent for application to the Revolver Loans; and (vii) other dispositions expressly authorized by other provisions of the Credit Documents.

Subsidiaries. Form or acquire any Subsidiary after the Closing Date or permit any existing Subsidiary to issue any additional Equity Interests except (i) director’s qualifying shares or (ii) Equity Interests pledged to Administrative Agent.

Bill-and-Hold Sales and Consignments. Make a sale to any customer on a bill-and-hold, guaranteed sale, sale and return, sale on approval or consignment basis, or any sale on a repurchase or return basis except for sales on consignment not to exceed $5,000,000 in the aggregate.

Restricted Investments. Make or have any Restricted Investment other than (i) Affiliate Loans at a time when all of the Affiliate Loan Conditions are satisfied, (ii) investments existing on the Closing Date in Subsidiaries and Permitted Affiliates that have been disclosed to Administrative Agent and (iii) additional investments after the date hereof made in Subsidiaries and Permitted Affiliates not to exceed $5,000,000 in the aggregate at any time so long as the Consolidated Fixed Charge Coverage Ratio is not less than 1.20 to 1.0 at the time of and after giving effect thereto and the purpose of such investment is not for the purpose of a loan, investment or distribution by such Permitted Affiliate to another Person (a “Permitted Investment”).

9.1.1. Reserved.

Tax Consolidation. File or consent to the filing of any consolidated income tax return with any Person other than a Subsidiary and New Parent.

Accounting Changes. Make any significant change in accounting treatment or reporting practices, except as may be required by GAAP, or establish a fiscal year different from the Fiscal Year.

Organization Documents. Amend, modify or otherwise change any of the terms or provisions in any of its Organization Documents as in effect on the date hereof, except for changes that do not affect in any way such Borrower’s or any of its Subsidiaries’ rights and obligations to enter into and perform the Credit Documents to which it is a party and to pay all of the Obligations and that do not otherwise have a Material Adverse Effect.

Restrictive Agreements. Enter into or become a party to any Restrictive Agreement; provided that the foregoing shall not apply to (i) Restrictive Agreements existing on the date hereof and identified on Schedule 9.1.18 (but shall apply to any amendment or modification expanding the scope of any restriction or condition contained in any such Restrictive Agreement), (ii) restrictions or conditions imposed by any Restrictive Agreement evidencing or governing secured Debt that is permitted by this Agreement if such restrictions or conditions apply only to the Properties securing such Debt, (iii) customary provisions in leases and other contracts restricting the assignment thereof, and (iv) provisions in agreements relating to assets to be sold in transactions permitted by this Agreement restricting the transfer thereof or the grant of liens therein pending the closing of such transactions.

Hedging Agreements. Enter into any Hedging Agreement, other than (a) Interest Rate Contracts required by Section 10.1.10 hereof and (b) Hedging Agreements entered into in the Ordinary Course of Business to hedge or mitigate risks to which any Borrower or any Subsidiary is exposed in the conduct of its business or the management of its liabilities and not for any speculative purpose.

Cancellation of Claim. Cancel any claim or debt owing to it involving an amount in excess of $100,000, except for any claim or debt (a) canceled for reasonable consideration negotiated on an arms-length basis and (b) compromised or written off in the Ordinary Course of Business.

Conduct of Business. Engage in any business other than the business engaged in by it on the Closing Date and any business or activities which are substantially similar, related or incidental thereto.

Anti-Terrorism Laws. Engage in, or permit any of its Subsidiaries, to engage in any of the following activities: (i) conduct any business or engage in any transaction or dealing with any Blocked Person, including the making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person; (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224; or (iii) engage in on conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order No. 13224 or the USA PATRIOT Act. Borrowers shall deliver to Agents and Lenders any certification or other evidence requested from time to time by Agents or any Lender, in their sole discretion, confirming Borrowers’ compliance with this Section 10.2.22.

Financial Covenants. For so long as there are any Commitments outstanding and thereafter until Payment in Full of the Obligations, Borrowers covenant that, unless otherwise consented to by the Required Lenders in writing, they shall:

Consolidated Fixed Charge Coverage Ratio. Maintain a Consolidated Fixed Charge Coverage Ratio to be tested and applicable as follows:

Covenant Testing. If a Trigger Event occurs and no Cure Period is then in effect, then Borrowers and their Subsidiaries shall be required to maintain a Consolidated Fixed Charge Coverage Ratio of at least 1.10 to 1.0, calculated as of the last day of the most recent fiscal month for which Borrowers were required to deliver financial statements under the terms of this Agreement, for the Applicable Test Period.

Trigger Events. A Trigger Event shall occur if either of the following events occurs (each a “Trigger Event”):

(a) if Average Availability during a consecutive five (5) Business Day period is less than the greater of: (A) $35,000,000 or (B) fifty percent (50%) of the outstanding amounts of the Term Loans (the “Formula Test”), or

(b) if Availability is less than $30,000,000 at the close of business on any Business Day (the “Floor Test”).

(ii) Cure Periods.

(a) Failure to Satisfy Formula Test. If Borrowers and their Subsidiaries fail to meet the Formula Test, a Trigger Event shall not occur if Platinum or one of its Affiliates makes a Subordinated Loan to PNA within thirteen (13) Business Days after notice from Administrative Agent of such failure (the “Cure Period”). Such Subordinated Loan shall be in an amount equal to the greater of:

1. the amount by which Availability is less than the Formula Test at the close of business on the Business Day immediately prior to the date of such Subordinated Loan, or

2. the difference between the Average Availability and the Formula Test measured (at the close of business) over the period beginning on (and including) the first day of the five (5) Business Days related to such failure to meet the Formula Test through (and including) the Business Day prior to the date of such Subordinated Loan.

If such Subordinated Loan is to be funded by Platinum or one of its Affiliates from capital calls on its partners, then Platinum shall provide written evidence to Administrative Agent of such capital calls no later than two (2) Business Days after the commencement of the Cure Period.

(b) Failure to Satisfy Floor Test. If Borrowers and their Subsidiaries fail to meet the Floor Test, a Trigger Event shall not occur if Platinum or one of its Affiliates makes a Subordinated Loan to PNA within the Cure Period. Such Subordinated Loan shall be in an amount equal to the greater of:

1. the amount by which the Floor Test exceeds Availability at the close of business on the Business Day prior to the date of such Subordinated Loan, or

2. the difference between the Floor Test and the average shortfall between the Average Availability and the Floor Test measured over the period beginning on (and including) the day of such failure to meet the Floor Test through (and including) the close of business on the Business Day prior to the date of such Subordinated Loan.

If such Subordinated Loan is to be funded by Platinum or one of its Affiliates from capital calls on its partners, then Platinum shall provide written evidence to Administrative Agent of such capital calls no later than two (2) Business Days after the commencement of the Cure Period.

(c) Limitation on Number of Cure Periods. Notwithstanding anything to the contrary contained herein, in no event shall Platinum and Borrowers be entitled to more than three (3) Cure Periods during any Loan Year (the “Cure Period Cap”). If a Trigger Event occurs but Borrowers and their Subsidiaries are in compliance with the Consolidated Fixed Charge Coverage Ratio as of the immediately preceding prior fiscal month end, then no Cure Period shall be deemed to have been used for purposes of the Cure Period Cap.

SECTION 10. CONDITIONS PRECEDENT

Conditions Precedent to Initial Credit Extensions. Initial Lenders shall not be required to fund any Loan requested by Borrowers or otherwise extend credit to Borrowers, and Issuing Bank shall not be required to issue any Letter of Credit, unless, on or before May 9, 2006, each of the following conditions has been satisfied:

Credit Documents. Each of the Credit Documents shall have been duly executed and delivered to Administrative Agent by each of the signatories thereto (and, with the exception of the Notes, in sufficient counterparts for each Lender) and accepted by Agents and Initial Lenders and each Obligor shall be in compliance with all of the terms thereof.

Availability. Administrative Agent shall have determined, and Initial Lenders shall be satisfied that, immediately after Initial Lenders have made the initial Revolver Loans to be made on the Closing Date, Issuing Bank has issued the Letters of Credit to be issued on the Closing Date and Borrowers have paid (or made provision for payment of) all closing costs incurred in connection with the Commitments, Availability is not less than $40,000,000.

Evidence of Perfection and Priority of Liens. Administrative Agent shall have received copies of all filing receipts or acknowledgments issued by any Governmental Authority to evidence any filing or recordation necessary to perfect the Liens of Administrative Agent in the Collateral and evidence in form satisfactory to Agents and Initial Lenders that such Liens constitute valid and perfected security interests and Liens, and that there are no other Liens upon any Collateral except for Permitted Liens.

Organization Documents. Administrative Agent shall have received copies of the Organization Documents of each Obligor and each of its Subsidiaries, and all amendments thereto, certified by the Secretary of State or other appropriate official of the jurisdiction of organization of such Obligor or its Subsidiary.

Good Standing Certificates. Administrative Agent shall have received good standing certificates for each Obligor and each of its Subsidiaries, issued by the Secretary of State or other appropriate official of the jurisdiction of organization of such Obligor or Subsidiary and each jurisdiction where the conduct of such Obligor’s or Subsidiary’s business activities or ownership of its Property necessitates qualification.

Opinion Letters. Administrative Agent shall have received a favorable, written opinion of Kilpatrick Stockton LLP, in-house counsel to Platinum and the respective local counsel to Obligors and Administrative Agent, covering, to Administrative Agent’s satisfaction, the matters set forth on Exhibit F attached hereto.

Insurance. Administrative Agent shall have received certified copies of the property and casualty insurance policies of Obligors with respect to the Collateral, and certificates of insurance with respect to such policies in form acceptable to Administrative Agent, and loss payable endorsements on Administrative Agent’s standard form of loss payee endorsement naming Administrative Agent as lender’s loss payee and mortgagee with respect to each such policy and certified copies of Obligors’ liability insurance policies, including product liability coverage, together with endorsements naming Administrative Agent as an additional insured, all as required by the Credit Documents.

Lockbox; Dominion and Concentration Accounts. Administrative Agent shall have received the duly executed agreements establishing the lockbox and each Dominion Account, in each case with a financial institution acceptable to Administrative Agent for the collection or servicing of the Accounts.

Lien Waivers. Administrative Agent shall have received Lien Waivers with respect to all premises at which any Collateral in excess of $2,000,000 may be located or shall have instituted a rent reserve acceptable to Administrative Agent in all respects for such premises.

Solvency Certificates. Administrative Agent and Initial Lenders shall have received certificates satisfactory to them from one or more knowledgeable Senior Officers of Borrowers and New Parent that, after giving effect to the financing under this Agreement and the issuance of the Letters of Credit, Borrowers and New Parent are Solvent.

No Labor Disputes. Administrative Agent shall have received assurances satisfactory to them that there are no threats of strikes or work stoppages by any employees, or organization of employees, of any Borrower which Administrative Agent reasonably determine may have a Material Adverse Effect.

Compliance with Laws and Other Agreements. Administrative Agent shall have determined or received assurances satisfactory to them that none of the Credit Documents or any of the transactions contemplated thereby violate any Applicable Law, court order or agreement binding upon any Obligor.

No Material Adverse Change. No material adverse change in the financial condition of any Obligor or in the quality, quantity or value of any Collateral shall have occurred since February 28, 2006.

Accounts Payable. Administrative Agent shall have reviewed and found acceptable Borrowers’ accounts payable and vendor arrangements.

Payment of Fees. Borrowers shall have paid, or made provision for the payment on the Closing Date of, all fees and expenses to be paid hereunder to Agents and Lenders on the Closing Date.

Due Diligence. Administrative Agent shall have completed its business and legal due diligence, including appraisals of the Inventory, Equipment and Real Estate and a roll forward of Administrative Agent’s previous Collateral audit, with results acceptable to Administrative Agent.

Syndication Market. There shall not have occurred any material adverse change or material disruption in the financial, banking or capital markets which would have a material adverse effect on the syndication of the credit facilities evidenced by this Agreement.

Title Insurance Policies. Administrative Agent shall have received, had at least seven (7) days to review and found acceptable fully paid mortgagee title insurance policies (or binding commitments to issue title insurance policies, marked to Administrative Agent’s satisfaction to evidence the form of such policies to be delivered after the Closing Date), in standard ALTA form, issued by a title insurance company satisfactory to Administrative Agent, each in an amount equal to not less than the fair market value of the Real Estate subject to the Mortgages, insuring the Mortgages to create a valid Lien on the Real Estate with no exceptions which Administrative Agent shall not have approved in writing and no survey exceptions.

Reserved.

Environmental Matters. Administrative Agent shall have received, reviewed and found satisfactory the representations, warranties and disclosures in the Environmental Agreement and environmental audits of the Real Estate conducted by an environmental consulting firm acceptable to Administrative Agent.

LC Conditions. With respect to the issuance of any Letter of Credit on the Closing Date, each of the LC Conditions is satisfied.

Seller Subordinated Debt. Seller have executed the Seller Subordination Agreement in favor of Administrative Agent, in form and substance satisfactory to Administrative Agent in all respects; and Administrative Agent shall have reviewed and found acceptable in all respects each of the Seller Subordinated Debt Documents.

Acquisition by Platinum. Administrative Agent shall have reviewed and found acceptable Obligors’ capital structure, projection model and sources and uses on the Closing Date, and shall have received written confirmation that Platinum has made an equity contribution to Borrowers in immediately available funds in an amount no less than $60,000,000 (the “Equity Contribution”).

Financial Information. Administrative Agent shall have received and found acceptable in all respects historical financial statements, pro forma financial statements and projections with respect to Borrower’s as Administrative Agent and BAS deem appropriate all in form and substance satisfactory to Administrative Agent and BAS.

Conditions Precedent to All Credit Extensions. Lenders shall not be required to fund any Loans or otherwise extend any credit to or for the benefit of Borrowers, and Issuing Bank shall not be required to issue any Letter of Credit, unless and until each of the following conditions has been and continues to be satisfied, or waived by Agents and Lenders in accordance with the provisions of Section 13.9 hereof:

No Defaults. No Default or Event of Default exists at the time, or would result from the funding, of any Loan or other extension of credit.

Satisfaction of Conditions in Other Credit Documents. Each of the conditions precedent set forth in any other Credit Document shall have been and shall remain satisfied.

No Litigation. No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any court, governmental agency or legislative body to enjoin, restrain or prohibit, or to obtain damages in respect of, or which is related to or arises out of, this Agreement or any of the other Credit Documents or the consummation of the transactions contemplated hereby or thereby.

No Material Adverse Effect. No event shall have occurred and no condition shall exist which has or could be reasonably expected to have a Material Adverse Effect.

Borrowing Base Certificate. Administrative Agent shall have received each Borrowing Base Certificate required by the terms of this Agreement or otherwise requested by Administrative Agent.

LC Conditions. With respect to the procurement of any Letter of Credit after the Closing Date, each of the LC Conditions is satisfied.

Inapplicability of Conditions. None of the conditions precedent set forth in Sections 11.1 or 11.2 shall be conditions to the obligation of (i) each Participating Lender to make payments to Issuing Bank pursuant to Section 2.3.2, (ii) each Lender to deposit with Administrative Agent such Lender’s Pro Rata share of a Borrowing in accordance with Section 4.1.2, (iii) each Lender to fund its Pro Rata share of a Revolver Loan to repay outstanding Settlement Loans to Bank as provided in Section 5.1.3(ii), (iv) each Lender to pay any amount payable to Administrative Agent or any other Lender pursuant to this Agreement or (v) Administrative Agent to pay any amount payable to any Lender pursuant to this Agreement.

Limited Waiver of Conditions Precedent. If Lenders shall make any Loan, procure any Letter of Credit, or otherwise extend any credit to Borrowers under this Agreement at a time when any of the foregoing conditions precedent are not satisfied or waived in accordance with Section 13.9 hereof (regardless of whether the failure of satisfaction of any such conditions precedent was known or unknown to Agents or Lenders), the funding of such Loan shall not operate as a waiver of the right of Agent and Lenders to insist upon the satisfaction of all conditions precedent with respect to each subsequent Borrowing requested by Borrowers or a waiver of any Default or Event of Default as a consequence of the failure of any such conditions to be satisfied, unless Administrative Agent, with the prior written consent of the Required Lenders, in writing waives the satisfaction of any condition precedent, in which event such waiver shall only be applicable for the specific instance given and only to the extent and for the period of time expressly stated in such written waiver.

SECTION 11. EVENTS OF DEFAULT; RIGHTS AND REMEDIES ON DEFAULT

Events of Default. The occurrence or existence of any one or more of the following events or conditions shall constitute an “Event of Default” (each of which Events of Default shall be deemed to exist unless and until waived by Agents and Lenders in accordance with the provisions of Section 13.9 hereof):

Payment of Obligations. Borrowers shall fail to pay (or shall fail to have had paid on its behalf) any of the Obligations on the due date thereof (whether due at stated maturity, on demand, upon acceleration or otherwise).

Misrepresentations. Any representation, warranty or other written statement to any Agent or any Lender by or on behalf of any Obligor, whether made in or furnished in compliance with or in reference to any of the Credit Documents (including any representation made in any Borrowing Base Certificate), proves to have been false or misleading in any material respect when made or furnished or when reaffirmed pursuant to Section 9.2 hereof.

Breach of Specific Covenants. Any Obligor shall fail or neglect to perform, keep or observe (i) any covenant contained in Sections 7.6, 8.1.1, 8.2.4, 8.2.5, 8.2.6, 8.5, 10.1.1, 10.1.9, 10.2 or 10.3 hereof on the date that such Obligor is required to perform, keep or observe such covenant, (ii) any covenant contained in Section 10.1.3 hereof within two (2) Business Days after the date that such Obligor is required to perform, keep and observe, and (iii) any covenant contained in Section 10.1.6 within three (3) Business Days after the date that such Obligor is required to perform, keep and observe.

Breach of Other Covenants. Any Obligor shall fail or neglect to perform, keep or observe any covenant contained in this Agreement (other than a covenant which is dealt with specifically elsewhere in Section 12.1 hereof) and the breach of such other covenant is not cured within twenty (20) days after the sooner to occur of any Senior Officer’s receipt of notice of such breach from Administrative Agent or the date on which such failure or neglect first becomes known to any Senior Officer; provided, however, that such notice and opportunity to cure shall not apply in the case of any failure to perform, keep or observe any covenant which is not capable of being cured at all or within such 20-day period or which is a willful and knowing breach by any Obligor.

Default Under Security Documents/Other Agreements. Any Obligor shall default in the due and punctual observance or performance (after the expiration of any applicable grace period) of any liability or obligation to be observed or performed by it under any of the Other Agreements or Security Documents.

Other Defaults. There shall occur any default or event of default on the part of any Obligor (other than New Parent) or any Subsidiary under any agreement, document or instrument to which such Obligor (other than New Parent) or such Subsidiary is a party or by which such Obligor (other than New Parent) or such Subsidiary or any of their respective Properties is bound, creating or relating to any Debt (other than the Obligations) in excess of $1,000,000 if the payment or maturity of such Debt may be accelerated in consequence of such event of default or demand for payment of such Debt may be made; or there shall occur any default or event of default on the part of New Parent under any agreement, document or instrument to which New Parent is a party or by which New Parent or any of its Property is bound, creating or relating to Debt (other than the Obligations but including the Seller Note) in excess of $1,000,000, and the holder of such Debt shall have commenced any enforcement action against New Parent to collect such Debt.

Uninsured Losses. Any loss, theft, damage or destruction of any of the Collateral (excluding Accounts) not fully covered (subject to such deductibles as Administrative Agent shall have permitted) by insurance if the amount not covered by insurance exceeds $2,000,000.

Material Adverse Effect. There shall occur any event or condition that has a Material Adverse Effect.

Solvency. Any Borrower shall cease to be Solvent.

Insolvency Proceedings. Any Insolvency Proceeding shall be commenced by any Obligor or any of its Subsidiaries; an Insolvency Proceeding is commenced against any Obligor or any of its Subsidiaries and any of the following events occur: such Obligor or such Subsidiary consents to the institution of the Insolvency Proceeding against it, the petition commencing the Insolvency Proceeding is not timely controverted by such Obligor or such Subsidiary, the petition commencing the Insolvency Proceeding is not dismissed within sixty (60) days after the date of the filing thereof (provided that, in any event, during the pendency of any such period, Lenders shall be relieved from their obligation to make Loans or otherwise extend credit to or for the benefit of Obligors hereunder), an interim trustee is appointed to take possession all or a substantial portion of the Properties of such Obligor or such Subsidiary or to operate all or any substantial portion of the business of such Obligor or such Subsidiary or an order for relief shall have been issued or entered in connection with such Insolvency Proceeding; or any Obligor or any of its Subsidiaries shall make an offer of settlement extension or composition to its unsecured creditors generally.

Business Disruption; Condemnation. There shall occur a cessation of a substantial part of the business of any Obligor for a period which may be reasonably expected to have a Material Adverse Effect; or any Obligor shall suffer the loss or revocation of any license or permit now held or hereafter acquired by such Obligor which is necessary to the continued or lawful operation of its business; or any Obligor shall be enjoined, restrained or in any way prevented by court, governmental or administrative order from conducting all or any material part of its business affairs; or any material lease or agreement pursuant to which any Obligor leases or occupies any premises on which any Collateral is located shall be canceled or terminated prior to the expiration of its stated term and such cancellation or termination has a Material Adverse Effect or results in an Out-of-Formula Condition; or any material part of the Collateral shall be taken through condemnation or the value of such Collateral shall be materially impaired through condemnation.

Change of Ownership. New Parent shall cease to own beneficially and of record at least 100% of the Equity Interest of PNA and PropertyCo (except to the extent that PropertyCo is released as an Obligor under the Credit Documents upon the satisfaction of the PropCo Release Conditions as determined by Administrative Agent); PNA shall cease to own beneficially and of record at least 100% of the Equity Interests of Infra-Metals, Feralloy, Delta GP and Delta LP; Delta GP and Delta LP shall cease to own beneficially and of record at least 100% of the Equity Interests of Delta Steel; or Delta Steel shall cease to own beneficially and of record at least 100% of the Equity Interests of Smith and Delnor.

ERISA. An ERISA Event or any other event shall occur with respect to a Pension Plan or Multi-employer Plan which has resulted or could reasonably be expected to have a Material Adverse Effect or result in a Lien on a portion of the Collateral having a value greater than $1,000,000.

Challenge to Credit Documents. Any Obligor or any of its Subsidiaries or Affiliates shall challenge or contest in any action, suit or proceeding the validity or enforceability of any of the Credit Documents, the legality or enforceability of any of the Obligations or the perfection or priority of any Lien granted to Administrative Agent, or any of the Credit Documents ceases to be in full force or effect for any reason other than a full or partial waiver or release by Agents and Lenders in accordance with the terms thereof.

Judgment. One or more judgments or orders for the payment of money in an amount that exceeds, individually or in the aggregate, $1,000,000 (net of any insurance coverage applicable thereto acknowledged by the insurer) shall be entered against any Borrower or any of its Subsidiaries and (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order, (ii) there shall be any period of thirty (30) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect or (iii) results in the creation or imposition of a Lien upon any of the Collateral that is not a Permitted Lien.

Repudiation of or Default Under Guaranty. Any Guarantor shall revoke or attempt to revoke the Guaranty signed by such Guarantor, shall repudiate such Guarantor’s liability thereunder, or shall be in default under the terms thereof, or shall fail to confirm in writing, promptly after receipt of Administrative Agent’s written request therefor, such Guarantor’s ongoing liability under the Guaranty in accordance with the terms thereof.

Criminal Forfeiture. Any Obligor shall be convicted under any criminal law that could lead to a forfeiture of any Property of such Obligor or there is filed against any Obligor or any of its Subsidiaries any action, suit or proceeding under any federal or state racketeering statute (including the Racketeer Influenced and Corrupt Organization Act of 1970), which could reasonably be expected to have a Material Adverse Effect.

Acceleration of Obligations; Termination of Commitments. Without in any way limiting the right of Administrative Agent to demand payment of any portion of the Obligations payable on demand in accordance with this Agreement:

11.1.1. Upon or at any time after the occurrence of an Event of Default (other than pursuant to Section 12.1.10 hereof) and for so long as such Event of Default shall exist, Administrative Agent may in its discretion (and, upon receipt of written instructions to do so from the Required Lenders, shall) (a) declare the principal of and any accrued interest on the Loans and all other Obligations owing under any of the Credit Documents to be, whereupon the same shall become without further notice or demand (all of which notice and demand each Borrower expressly waives), forthwith due and payable and Borrowers shall forthwith pay to Administrative Agent the entire principal of and accrued and unpaid interest on the Loans and other Obligations plus reasonable attorneys’ fees and court costs if such principal and interest are collected by or through an attorney-at-law and (b) terminate the Commitments.

11.1.2. Upon the occurrence of an Event of Default specified in Section 12.1.10 hereof, all of the Obligations shall become automatically due and payable without declaration, notice or demand by Administrative Agent to or upon any Borrower and the Commitments shall automatically terminate as if terminated by Administrative Agent pursuant to Section 6.2.1 hereof and with the effects specified in Section 6.2.4 hereof; provided, however, that, if Agents or Lenders shall continue to make Loans or otherwise extend credit to Borrowers pursuant to this Agreement after an automatic termination of the Commitments by reason of the commencement of an Insolvency Proceeding by or against Borrowers, such Loans and other credit shall nevertheless be governed by this Agreement and enforceable against and recoverable from each Borrower as if such Insolvency Proceeding had never been instituted.

Other Remedies. Upon and after the occurrence of an Event of Default and for so long as such Event of Default shall exist, Administrative Agent may in its discretion (and, upon receipt of written direction of the Required Lenders, shall) exercise from time to time the following rights and remedies (without prejudice to the rights of any Agent or any Lender to enforce its claim against any or all Borrowers):

11.1.3. All of the rights and remedies of a secured party under the UCC or under other Applicable Law, and all other legal and equitable rights to which Administrative Agent may be entitled under any of the Credit Documents, all of which rights and remedies shall be cumulative and shall be in addition to any other rights or remedies contained in this Agreement or any of the other Credit Documents, and none of which shall be exclusive.

11.1.4. The right to collect all amounts at any time payable to a Borrower from any Account Debtor or other Person at any time indebted to such Borrower.

11.1.5. The right to take immediate possession of any of the Collateral, and to (i) require Borrowers to assemble the Collateral, at Borrowers’ expense, and make it available to Administrative Agent at a place designated by Administrative Agent which is reasonably convenient to both parties, and (ii) enter any premises where any of the Collateral shall be located and to keep and store the Collateral on said premises until sold (and if said premises be the Property of a Borrower, then such Borrower agrees not to charge Administrative Agent for storage thereof).

11.1.6. The right to sell or otherwise dispose of all or any Collateral in its then condition, or after any further manufacturing or processing thereof, at public or private sale or sales, with such notice as may be required by Applicable Law, in lots or in bulk, for cash or on credit, all as Administrative Agent, in its sole discretion, may deem advisable. Each Borrower agrees that any requirement of notice to any Borrower of any proposed public or private sale or other disposition of Collateral by Administrative Agent shall be deemed reasonable notice thereof if given at least ten (10) days prior thereto, and such sale may be at such locations as Administrative Agent may designate in said notice. Administrative Agent shall have the right to conduct such sales on any Borrower’s premises, without charge therefor, and such sales may be adjourned from time to time in accordance with Applicable Law. Administrative Agent shall have the right to sell, lease or otherwise dispose of the Collateral, or any part thereof, for cash, credit or any combination thereof, and Administrative Agent may purchase all or any part of the Collateral at public or, if permitted by law, private sale and, in lieu of actual payment of such purchase price, may set off the amount of such price against the Obligations. The proceeds realized from the sale or other disposition of any Collateral may be applied, after allowing two (2) Business Days for collection, first to any Extraordinary Expenses incurred by Administrative Agent, second to interest accrued with respect to any of the Obligations; and third, to the principal balance of the Obligations. If any deficiency shall arise, Borrowers shall remain jointly and severally liable to Agents and Lenders therefor.

11.1.7. The right to the appointment of a receiver, without notice of any kind whatsoever, to take possession of all or any portion of the Collateral and to exercise such rights and powers as the court appointing such receiver shall confer upon such receiver.

11.1.8. The right to exercise all of Administrative Agent’s rights and remedies under the Mortgages with respect to any Real Estate.

11.1.9. The right to require Borrowers to deposit with Administrative Agent funds equal to 105% of the aggregate amount of the LC Obligations and, if Borrowers fail promptly to make such deposit, Lenders may (and shall upon the direction of the Required Lenders) advance such amount as a Revolver Loan (whether or not an Out-of-Formula Condition exists or is created thereby). Any such deposit or advance shall be held by Administrative Agent as a reserve to fund future payments on any Letter of Credit. At such time as all Letters of Credit have been drawn upon or expired, any amounts remaining in such reserve shall be applied against any outstanding Obligations, or, after full and final payment of all Obligations have been Paid in Full, returned to Borrowers.

With respect to each arrangement contemplated by this paragraph to the extent of any Borrower’s interest therein, Administrative Agent is hereby granted an irrevocable, non-exclusive license or other right to use, license or sub-license (exercisable without payment of royalty or other compensation to any Borrower or any other Person) any or all of each Borrower’s Intellectual Property and all of each Borrower’s computer hardware and software trade secrets, brochures, customer lists, promotional and advertising materials, labels, and packaging materials, and any Property of a similar nature, in advertising for sale, marketing, selling and collecting and in completing the manufacturing of any Collateral, and each Borrower’s rights under all licenses and all franchise agreements shall inure to Administrative Agent’s benefit.

Setoff. In addition to any Liens granted under any of the Credit Documents and any rights now or hereafter available under Applicable Law, each Agent and each Lender (and each of their respective Affiliates) is hereby authorized by Borrowers at any time that an Event of Default exists, without notice to Borrowers or any other Person (any such notice being hereby expressly waived), to set off and to appropriate and apply any and all deposits, general or special (including Debt evidenced by certificates of deposit whether matured or unmatured (but not including trust accounts)) and any other Debt at any time held or owing by such Lender or any of their Affiliates to or for the credit or the account of any Borrower against and on account of the Obligations of Borrowers arising under the Credit Documents to such Agent, such Lender or any of their Affiliates, including all Loans and LC Obligations and all claims of any nature or description arising out of or in connection with this Agreement, irrespective of whether or not (i) such Agent or such Lender shall have made any demand hereunder, (ii) Administrative Agent, at the request or with the consent of the Required Lenders, shall have declared the principal of and interest on the Loans and other amounts due hereunder to be due and payable as permitted by this Agreement and even though such Obligations may be contingent or unmatured or (iii) the Collateral for the Obligations is adequate. Notwithstanding the foregoing, each of Agents and Lenders agree with each other that it shall not, without the express consent of the Required Lenders, exercise its setoff rights hereunder against any accounts of any Borrower now or hereafter maintained with such Agent, such Lender or any Affiliate of any of them, but no Borrower shall have any claim or cause of action against any Agent or any Lender for any setoff made without the consent of the Required Lenders and the validity of any such setoff shall not be impaired by the absence of such consent. If any party (or its Affiliate) exercises the right of setoff provided for hereunder, such party shall be obligated to share any such setoff in the manner and to the extent required by Section 13.5.

11.2. Remedies Cumulative; No Waiver.

11.2.1. All covenants, conditions, provisions, warranties, guaranties, indemnities, and other undertakings of Borrowers contained in this Agreement and the other Credit Documents, or in any document referred to herein or contained in any agreement supplementary hereto or in any schedule or in any Guaranty given to any Agent or any Lender or contained in any other agreement between any Agent or any Lender and Borrowers, heretofore, concurrently, or hereafter entered into, shall be deemed cumulative to and not in derogation or substitution of any of the terms, covenants, conditions, or agreements of Borrowers herein contained. The rights and remedies of Agents and Lenders under this Agreement and the other Credit Documents shall be cumulative and not exclusive of any rights or remedies that any Agent or any Lender would otherwise have. The rights and remedies of Borrowers under this Agreement and the other Credit Documents also shall be cumulative and not exclusive of any rights or remedies that Borrowers would otherwise have.

11.2.2. The failure or delay of any Agent or any Lender to require strict performance by Borrowers of any provision of any of the Credit Documents or to exercise or enforce any rights, Liens, powers or remedies under any of the Credit Documents or with respect to any Collateral shall not operate as a waiver of such performance, Liens, rights, powers and remedies, but all such requirements, Liens, rights, powers, and remedies shall continue in full force and effect until all Loans and all other Obligations owing or to become owing from Borrowers to Agents and Lenders shall have been fully satisfied. None of the undertakings, agreements, warranties, covenants and representations of Borrowers contained in this Agreement or any of the other Credit Documents and no Event of Default by any Borrower under this Agreement or any other Credit Documents shall be deemed to have been suspended or waived by any Agent or any Lender, unless such suspension or waiver is by an instrument in writing specifying such suspension or waiver and is signed by a duly authorized representative of such Agent or such Lender and directed to Borrowers. The failure or delay of Borrowers to require strict performance by any Agent or any Lender of any provision of any of the Credit Documents or to exercise or enforce any rights, powers or remedies under any of the Credit Documents or at Applicable Law shall not operate as a waiver of such rights, powers and remedies.

11.2.3. If any Agent or any Lender shall accept performance by a Borrower, in whole or in part, of any obligation that a Borrower is required by any of the Credit Documents to perform only when a Default or Event of Default exists, or if any Agent or any Lender shall exercise any right or remedy under any of the Credit Documents that may not be exercised other than when a Default or Event of Default exists, such Agent’s or Lender’s acceptance of such performance by a Borrower or such Agent’s or Lender’s exercise of any such right or remedy shall not operate to waive any such Event of Default or to preclude the exercise by any Agent or any Lender of any other right or remedy, unless otherwise expressly agreed in writing by such Agent or such Lender, as the case may be.

SECTION 12. AGENTS

12.1. Appointment, Authority and Duties of Agents.

Each Lender hereby irrevocably appoints and designates Bank as Administrative Agent to act as herein specified. Administrative Agent may, and each Lender by its acceptance of a Note shall be deemed irrevocably to have authorized Administrative Agent to, enter into all Credit Documents to which Administrative Agent is or is intended to be a party and all amendments hereto and all Security Documents at any time executed by any Borrower, for its benefit and the Pro Rata benefit of Lenders and, except as otherwise provided in this Section 13, to exercise such rights and powers under this Agreement and the other Credit Documents as are specifically delegated to Administrative Agent by the terms hereof and thereof, together with such other rights and powers as are reasonably incidental thereto. Each Lender hereby appoints Wells Fargo Foothill, LLC as Syndication Agent and The CIT Group/Business Credit, Inc., LaSalle Bank National Association and Wachovia Capital Finance Corporation (Central) as Co-Documentation Agents under this Agreement; provided, however, that neither Syndication Agent nor Co-Documentation Agents shall have any right, power, obligation, liability, responsibility or duty under this Agreement or any of the other Credit Documents other than as expressly provided for herein. Each Lender agrees that any action taken by any Agent or the Required Lenders in accordance with the provisions of this Agreement or the other Credit Documents, and the exercise by any Agent or the Required Lenders of any of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all Lenders. Without limiting the generality of the foregoing, Administrative Agent shall have the sole and exclusive right and authority to (a) act as the disbursing and collecting agent for Lenders with respect to all payments and collections arising in connection with this Agreement and the other Credit Documents; (b) execute and deliver as Administrative Agent each Credit Document and accept delivery of each such agreement delivered by any or all Borrowers; (c) act as collateral agent for Lenders for purposes of the perfection of all security interests and Liens created by this Agreement or the Security Documents with respect to all material items of the Collateral and, subject to the direction of the Required Lenders, for all other purposes stated therein, provided that Administrative Agent hereby appoints, authorizes and directs each Lender to act as a collateral sub-agent for Administrative Agent and the other Lenders for purposes of the perfection of all security interests and Liens with respect to a Borrower’s Deposit Accounts maintained with, and all cash and Cash Equivalents held by, such Lender; (d) subject to the direction of the Required Lenders, manage, supervise or otherwise deal with the Collateral; and (e) except as may be otherwise specifically restricted by the terms of this Agreement and subject to the direction of the Required Lenders, exercise all remedies given to Administrative Agent with respect to any of the Collateral under the Credit Documents relating thereto, Applicable Law or otherwise. The duties of each Agent shall be ministerial and administrative in nature, and neither Agent shall have by reason of this Agreement or any other Credit Document a fiduciary relationship with any Lender (or any Lender’s participants). Unless and until its authority to do so is revoked in writing by Required Lenders, Administrative Agent alone shall be authorized to determine whether any Accounts or Inventory constitute Eligible Accounts or Eligible Inventory (basing such determination in each case upon the meanings given to such terms in Section 1 hereof), or whether to impose or release any reserve, and to exercise its own credit judgment in connection therewith, which determinations and judgments, if exercised in good faith, shall exonerate Administrative Agent from any liability to Lenders or any other Person for any errors in judgment.

12.1.1. Neither Agent (which term, as used in this sentence, shall include reference to each Agent’s officers, directors, employees, attorneys, agents and Affiliates and to the officers, directors, employees, attorneys and agents of each Agent’s Affiliates) shall: (a) have any duties or responsibilities except those expressly set forth in this Agreement and the other Credit Documents or (b) be required to take, initiate or conduct any litigation, foreclosure or collection proceedings hereunder or under any of the other Credit Documents except to the extent directed to do so by the Required Lenders during the continuance of any Event of Default. The conferral upon any Agent of any right hereunder shall not imply a duty on any Agent’s part to exercise any such right unless instructed to do so by the Required Lenders in accordance with this Agreement.

12.1.2. Each Agent may perform any of its duties by or through its agents and employees and may employ one or more Agent Professionals and shall not be responsible for the negligence or misconduct of any such Agent Professionals selected by it with reasonable care. Borrowers shall promptly (and in any event, on demand) reimburse each Agent acting in its capacity as such for all reasonable expenses (including all Extraordinary Expenses) incurred by such Agent pursuant to and in accordance with any of the provisions hereof or of any of the other Credit Documents or in the execution of any of each Agent’s duties hereby or thereby created or in the exercise of any right or power herein or therein imposed or conferred upon it or Lenders (excluding, however, general overhead expenses), and each Lender agrees promptly to pay to each Agent, on demand, such Lender’s Pro Rata share of any such reimbursement for expenses (including Extraordinary Expenses) that is not timely made by Borrowers to such Agent.

12.1.3. The rights, remedies, powers and privileges conferred upon Agents hereunder and under the other Credit Documents may be exercised by Agents without the necessity of the joinder of any other parties unless otherwise required by Applicable Law. If an Agent shall request instructions from the Required Lenders with respect to any act or action (including the failure to act) in connection with this Agreement or any of the other Credit Documents, such Agent shall be entitled to refrain from such act or taking such action unless and until such Agent shall have received instructions from the Required Lenders; and such Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, no Lender shall have any right of action whatsoever against any Agent as a result of such Agent acting or refraining from acting hereunder or under any of the Credit Documents pursuant to or in accordance with the instructions of the Required Lenders except for such Agent’s own gross negligence or willful misconduct in connection with any action taken by it. Notwithstanding anything to the contrary contained in this Agreement, neither Agent shall be required to take any action that is in its opinion contrary to Applicable Law or the terms of any of the Credit Documents or that would in its reasonable opinion subject it or any of its officers, employees or directors to personal liability; provided, however, that if an Agent shall fail or refuse to take action that is not contrary to Applicable Law or to any of the terms of any of the Credit Documents even if such action in such Agent’s opinion would subject it to potential liability, the Required Lenders may remove such Agent and appoint a successor agent in the same manner and with the same effects as is provided in this Agreement with respect to such Agent’s resignation.

12.1.4. Administrative Agent shall promptly, upon receipt thereof, forward to each Lender (i) copies of any significant written notices, reports, certificates and other information received by Administrative Agent from any Borrower (but only if and to the extent such Borrower is not required by the terms of the Credit Documents to supply such information directly to Lenders) and (ii) copies of the results of any field audits by Administrative Agent with respect to Borrowers. Administrative Agent shall have no liability to any Lender for any errors in or omissions from any field audit or other examination of Borrowers or the Collateral, unless such error or omission was the direct result of Administrative Agent’s willful misconduct. Administrative Agent shall conduct not less than 1 Inventory Appraisal per calendar year, but shall have no liability to any Lender for any delays in conducting or errors in or omissions from any such appraisal or other examination of Borrowers or the Collateral, unless such delay or error or omission is a direct result of Agent’s willful misconduct.

12.2. Agreements Regarding Collateral and Examination Reports.

12.2.1. Lenders hereby irrevocably authorize Administrative Agent, at its option and in its discretion, to release any Lien upon any Collateral (or, as provided in clause (iii), to subordinate any Lien upon certain Equipment referenced therein) (i) upon the termination of the Commitments and Payment in Full of the Obligations, (ii) constituting assets sold or disposed of in accordance with the terms of this Agreement, including the release of the Real Estate that is subject to the Mortgages so long as each of the PropCo Release Conditions is satisfied as determined by Administrative Agent, if Borrowers certify to Administrative Agent that the disposition is made in compliance with the terms of this Agreement (and Administrative Agent may rely conclusively on any such certificate, without further inquiry), (iii) subordinate the Liens granted hereby in certain Equipment financed with Permitted Purchase Money Debt in favor of the holders of Permitted Purchase Money Debt, or (iv) if approved or ratified by the Lenders; provided, however, that Administrative Agent shall, if directed to do so by the Required Lenders, release any Lien upon any Collateral having a value of less than $2,000,000 in the aggregate during any 12-month period. Except as expressly authorized or required by this Agreement or Applicable Law, Administrative Agent shall not execute any release or termination of any Lien upon any of the Collateral without the prior written authorization of all Lenders. Administrative Agent shall have no obligation whatsoever to any of the Lenders to assure that any of the Collateral exists or is owned by a Borrower or is cared for, protected or insured or has been encumbered, or that Administrative Agent’s Liens have been properly, sufficiently or lawfully created, perfected, protected or enforced or entitled to any particular priority or to exercise any duty of care with respect to any of the Collateral.

12.2.2. Administrative Agent shall furnish each Lender, promptly after the same becomes available, a copy of each field audit or examination report (each a “Report” and collectively, “Reports”) prepared by or on behalf of Administrative Agent. Each Lender agrees that neither Bank nor Administrative Agent makes any representation or warranty as to the accuracy or completeness of any Report and shall not be liable for any information contained in or omitted from any such Report; agrees that the Reports are not intended to be comprehensive audits or examinations, that Bank or Administrative Agent or any other Person performing any audit or examination will inspect only specific information regarding Borrowers or the Collateral and will rely significantly upon Borrowers’ books and records as well as upon representations of Borrowers’ officers and employees; agrees to keep all Reports confidential and strictly for its internal use and not to distribute the Reports to any Person (except to its Participants, attorneys, accountants and other Persons with whom such Lender has a confidential relationship) or use any Report in any other manner; and, without limiting the generality of any other indemnification contained herein, agrees to hold Administrative Agent and any other Person preparing a Report harmless from any action that the indemnifying Lender may take or conclusion the indemnifying Lender may reach or draw from any Report in connection with any Loans or other credit accommodations that the indemnifying Lender has made or may make to Borrowers, or the indemnifying Lender’s participation in, or its purchase of, a loan or loans of Borrowers, and to pay and protect, and indemnify, defend and hold Administrative Agent and each other such Person preparing a Report harmless from and against all claims, actions, proceedings, damages, costs, expenses and other amounts (including attorneys’ fees incurred by Administrative Agent and any such other Person preparing a Report as the direct or indirect result of any third parties who might obtain all or any part of any Report through the indemnifying Lender.

Reliance By Agents. Each Agent shall be entitled to rely, and Lenders acknowledge and agree that Agents shall be fully protected in so relying, upon any certification, notice or other communication (including any thereof by telephone, telex, telegram, telecopier message or cable) believed by it to be genuine and correct and to have been signed, sent or made by or on behalf of the proper Person or Persons, and upon advice and statements of Agent Professionals selected by such Agent. As to any matters not expressly provided for by this Agreement or any of the other Credit Documents, each Agent shall in all cases be fully protected in acting or refraining from acting hereunder and thereunder in accordance with the instructions of the Required Lenders, and such instructions of the Required Lenders and any action taken or failure to act pursuant thereto shall be binding upon Lenders.

Action Upon Default. Administrative Agent shall not be deemed to have knowledge of the occurrence of a Default or an Event of Default unless it has received written notice from a Lender or any or all Borrowers specifying the occurrence and nature of such Default or Event of Default. If Administrative Agent shall receive such a notice of a Default or an Event of Default or shall otherwise acquire actual knowledge of any Default or Event of Default, Administrative Agent shall promptly notify Lenders in writing and Administrative Agent shall take such action and assert such rights under this Agreement and the other Credit Documents, or shall refrain from taking such action and asserting such rights, as the Required Lenders shall direct from time to time. If any Lender shall receive a notice of a Default or an Event of Default or shall otherwise acquire actual knowledge of any Default or Event of Default, such Lender shall promptly notify Administrative Agent and the other Lenders in writing. As provided in Section 13.3 hereof, Lenders acknowledge and agree that Administrative Agent shall not be subject to any liability by reason of acting or refraining to act pursuant to any request of the Required Lenders except for its own willful misconduct or gross negligence in connection with any action taken by it. Before directing Administrative Agent to take or refrain from taking any action or asserting any rights or remedies under this Agreement and the other Credit Documents on account of any Event of Default, the Required Lenders, through the Administrative Agent, shall consult with and seek the advice of (but without having to obtain the consent of) each other Lender, and promptly after directing Administrative Agent to take or refrain from taking any such action or asserting any such rights, the Required Lenders will so advise each other Lender of the action taken or refrained from being taken and, upon request of any Lender, will supply information concerning actions taken or not taken. In no event shall the Required Lenders, without the prior written consent of each Lender, direct Administrative Agent to accelerate and demand payment of the Loans held by one Lender without accelerating and demanding payment of all other Loans or to terminate the Commitments of one or more Lenders without terminating the Commitments of all Lenders. Each Lender agrees that, except as otherwise provided in any of the Credit Documents or with the written consent of the Required Lenders, it will not take any legal action or institute any action or proceeding against any Borrower with respect to any of the Obligations or Collateral or accelerate or otherwise enforce its portion of the Obligations. Without limiting the generality of the foregoing, none of Lenders may exercise any right that it might otherwise have under Applicable Law to credit bid at foreclosure sales, UCC sales or other similar sales or dispositions of any of the Collateral except as authorized by the Required Lenders. Notwithstanding anything to the contrary set forth in this Section 13.4 or elsewhere in this Agreement, each Lender shall be authorized to take such action to preserve or enforce its rights against any Borrower where a deadline or limitation period is otherwise applicable and would, absent the taken of specified action, bar the enforcement of Obligations held by such Lender against such Borrower, including the filing of proofs of claim in any Insolvency Proceeding.

Ratable Sharing. If any Lender shall obtain any payment or reduction (including any amounts received as adequate protection of a bank account deposit treated as cash collateral under the Bankruptcy Code) of any Obligation of Borrowers hereunder (whether voluntary, involuntary, through the exercise of any right of set-off or otherwise) in excess of its Pro Rata share of payments or reductions on account of such Obligations obtained by all of the Lenders, such Lender shall forthwith (i) notify the other Lenders and Agents of such receipt and (ii) purchase from the other Lenders such participations in the affected Obligations as shall be necessary to cause such purchasing Lender to share the excess payment or reduction, net of costs incurred in connection therewith, on a Pro Rata basis, provided that if all or any portion of such excess payment or reduction is thereafter recovered from such purchasing Lender or additional costs are incurred, the purchase shall be rescinded and the purchase price restored to the extent of such recovery or such additional costs, but without interest. Each Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 13.5 may, to the fullest extent permitted by Applicable Law, exercise all of its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of Borrowers in the amount of such participation.

12.3. Indemnification of Agent Indemnitees.

12.3.1. Each Lender agrees to indemnify and defend the Agent Indemnitees acting in their capacities as Agent Indemnitees (to the extent not reimbursed by Borrowers under this Agreement, but without limiting the indemnification obligation of Borrowers under this Agreement), on a Pro Rata basis, and to hold each of the Agent Indemnitees harmless from and against, any and all Indemnified Claims which may be imposed on, incurred by or asserted against any of the Agent Indemnitees in any way related to or arising out of this Agreement or any of the other Credit Documents or any other document contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby (including the costs and expenses which Borrowers are obligated to pay under Section 15.2 hereof or amounts any Agent may be called upon to pay in connection with any lockbox or Dominion Account arrangement contemplated hereby or under any indemnity, guaranty or other assurance of payment or performance given by any Agent with respect to Letters of Credit) or the enforcement of any of the terms hereof or thereof or of any such other documents, provided that no Lender shall be liable to an Agent Indemnitee for any of the foregoing to the extent that they result solely from the willful misconduct or gross negligence of such Agent Indemnitee.

12.3.2. Without limiting the generality of the foregoing provisions of this Section 13.6, if an Agent should be sued by any receiver, trustee in bankruptcy, debtor-in-possession or other Person on account of any alleged preference or fraudulent transfer received or alleged to have been received from any Borrower as the result of any transaction under the Credit Documents, then in such event any monies paid by such Agent in settlement or satisfaction of such suit, together with all Extraordinary Expenses incurred by such Agent in the defense of same, shall be promptly reimbursed to such Agent by Lenders to the extent of each Lender’s Pro Rata share.

12.3.3. Without limiting the generality of the foregoing provisions of this Section 13.6, if at any time (whether prior to or after the Commitment Termination Date) any action or proceeding shall be brought against any of the Agent Indemnitees by a Borrower or by any other Person claiming by, through or under a Borrower, to recover damages for any act taken or omitted by any Agent under any of the Credit Documents or in the performance of any rights, powers or remedies of any Agent against any Borrower, any Account Debtor, the Collateral or with respect to any Loans, or to obtain any other relief of any kind on account of any transaction involving any Agent Indemnitees under or in relation to any of the Credit Documents, each Lender agrees to indemnify, defend and hold the Agent Indemnitees harmless with respect thereto and to pay to the Agent Indemnitees such Lender’s Pro Rata share of such amount as any of the Agent Indemnitees shall be required to pay by reason of a judgment, decree, or other order entered in such action or proceeding or by reason of any compromise or settlement agreed to by the Agent Indemnitees, including all interest and costs assessed against any of the Agent Indemnitees in defending or compromising such action, together with attorneys’ fees and other legal expenses paid or incurred by the Agent Indemnitees in connection therewith; provided, however, that no Lender shall be liable to any Agent Indemnitee for any of the foregoing to the extent that they arise solely from the willful misconduct or gross negligence of such Agent Indemnitee. In Administrative Agent’s discretion, Administrative Agent may also reserve for or satisfy any such judgment, decree or order from proceeds of Collateral prior to any distributions therefrom to or for the account of Lenders.

Limitation on Responsibilities of Agents. Agents shall in all cases be fully justified in failing or refusing to act hereunder unless they shall have received further assurances to their satisfaction from Lenders of their indemnification obligations under Section 13.6 hereof against any and all Indemnified Claims which may be incurred by Agents by reason of taking or continuing to take any such action. Neither Agent shall be liable to Lenders (or any Lender’s participants) for any action taken or omitted to be taken under or in connection with this Agreement or the other Credit Documents except as a result of actual gross negligence or willful misconduct on the part of such Agent. Neither Agent assumes any responsibility for any failure or delay in performance or breach by any Borrower or any Lender of its obligations under this Agreement or any of the other Credit Documents. Neither Agent makes to Lenders, and no Lender makes to any Agent or the other Lenders, any express or implied warranty, representation or guarantee with respect to the Loans, the Collateral, the Credit Documents or any Borrower. Neither any Agent nor any of its officers, directors, employees, attorneys or agents shall be responsible to Lenders, and no Lender nor any of its agents, attorneys or employees shall be responsible to any Agent or the other Lenders, for: (i) any recitals, statements, information, representations or warranties contained in any of the Credit Documents or in any certificate or other document furnished pursuant to the terms hereof; (ii) the execution, validity, genuineness, effectiveness or enforceability of any of the Credit Documents; (iii) the validity, genuineness, enforceability, collectibility, value, sufficiency or existence of any Collateral, or the perfection or priority of any Lien therein; or (iv) the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any Borrower or any Account Debtor. Neither any Agent nor any of its officers, directors, employees, attorneys or agents shall have any obligation to any Lender to ascertain or inquire into the existence of any Default or Event of Default, the observance or performance by any Borrower of any of the duties or agreements of such Borrower under any of the Credit Documents or the satisfaction of any conditions precedent contained in any of the Credit Documents. Agents may consult with and employ legal counsel, accountants and other experts and shall be entitled to act upon, and shall be fully protected in any action taken in good faith reliance upon, any advice given by such experts.

12.4. Successor Agent and Co-Agents.

12.4.1. Subject to the appointment and acceptance of a successor Agent as provided below, an Agent may resign at any time by giving at least thirty (30) days written notice thereof to each Lender and Borrowers. Upon receipt of any notice of such resignation, the Required Lenders, after prior consultation with (but without having to obtain consent of) each Lender, shall have the right to appoint a successor Agent which shall be (i) a Lender, (ii) a United States based affiliate of a Lender, or (iii) a commercial bank that is organized under the laws of the United States or of any State thereof and has a combined capital surplus of at least $200,000,000 and, provided no Default or Event of Default then exists, is reasonably acceptable to Borrowers (and for purposes hereof, any successor to Bank or Bank shall be deemed acceptable to Borrowers). Upon the acceptance by a successor Agent of an appointment to serve as Administrative Agent hereunder, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent without further act, deed or conveyance, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and shall have no further liability hereunder after such date (except to the extent of its gross negligence or willful misconduct prior to such date). After any retiring Agent’s resignation hereunder as an Agent, the provisions of this Section 13 (including the provisions of Section 13.6 hereof) shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as an Agent. Notwithstanding anything to the contrary contained in this Agreement, any successor by merger or acquisition of the stock or assets of Bank shall continue to be an Agent hereunder without further act on the part of the parties hereto unless such successor shall resign in accordance with the provisions hereof.

12.4.2. It is the purpose of this Agreement that there shall be no violation of any Applicable Law denying or restricting the right of financial institutions to transact business as agent or otherwise in any jurisdiction. It is recognized that, in case of litigation under any of the Credit Documents, or in case Administrative Agent deems that by reason of present or future laws of any jurisdiction Administrative Agent might be prohibited from exercising any of the powers, rights or remedies granted to Administrative Agent or Lenders hereunder or under any of the Credit Documents or from holding title to or a Lien upon any Collateral or from taking any other action which may be necessary hereunder or under any of the Credit Documents, Administrative Agent may appoint an additional Person as a separate collateral agent or co-collateral agent. Such separate collateral agent or co-collateral agent shall be selected by Administrative Agent with reasonable care. Administrative Agent shall appoint an additional Person as a separate collateral agent or co-collateral agent as provided above, each and every remedy, power, right, claim, demand or cause of action intended by any of the Credit Documents to be exercised by or vested in or conveyed to Administrative Agent with respect thereto shall be exercisable by and vested in such separate collateral agent or co-collateral agent, but only to the extent necessary to enable such separate collateral agent or co-collateral agent to exercise such powers, rights and remedies, and every covenant and obligation necessary to the exercise thereof by such separate collateral agent or co-collateral agent shall run to and be enforceable by either of them. Should any instrument from Lenders be required by the separate collateral agent or co-collateral agent so appointed by Administrative Agent in order more fully and certainly to vest in and confirm to him or it such rights, powers, duties and obligations, any and all of such instruments shall, on request, be executed, acknowledged and delivered by Lenders whether or not a Default or Event of Default then exists. In case any separate collateral agent or co-collateral agent, or a successor to either, shall die, become incapable of acting, resign or be removed, all the estates, properties, rights, powers, duties and obligations of such separate collateral agent or co-collateral agent, so far as permitted by Applicable Law, shall vest in and be exercised by the Administrative Agent until the appointment of a new collateral agent or successor to such separate collateral agent or co-collateral agent.

12.5. Consents, Amendments and Waivers; Out-of-Formula Loans.

12.5.1. No amendment or modification of any provision of this Agreement shall be effective without the prior written agreement of the Required Lenders and Borrowers, and no waiver of any Default or Event of Default shall be effective without the prior written consent of the Required Lenders; provided, however, that (i) without the prior written consent of Agents, no amendment or waiver shall be effective with respect to any provision in any of the Credit Documents (including this Section 13) to the extent such provision relates to the rights, duties, immunities or discretion of such Agent; (ii) without the prior written consent of Bank, no amendment or waiver with respect to the provisions of

Sections 2.3 or 4.1.3 shall be effective; (iii) without the prior written consent of all Lenders, no waiver of any Default or Event of Default shall be effective if the Default or Event of Default relates to any Borrower’s failure to observe or perform any covenant that may not be amended without the unanimous written consent of Lenders (and, where so provided hereinafter, the written consent of Agents) as hereinafter set forth in this Section 13.9.1; and (iv) written agreement of all Lenders (except a defaulting Lender as provided in Section 4.2 of this Agreement) shall be required to effectuate any amendment, modification or waiver that would (a) alter the provisions of Sections 2.1.7, 2.1.8, 3.2, 3.4, 3.6, 3.7, 3.8, 3.10, 5.6, 5.7, 5.9, 5.10, 6.1, 13.2.1, 13.9, 15.2, 15.3 or 15.16, (b) amend the definitions of “Pro Rata,” “Required Lenders,” “Availability Reserve” or “Borrowing Base” (and the other defined terms used in such definitions), or any provision of this Agreement obligating Administrative Agent to take certain actions at the direction of the Required Lenders, or any provision of any of the Credit Documents regarding the Pro Rata treatment or obligations of Lenders, (c) increase or otherwise modify any of the Commitments (other than to reduce proportionately each Lender’s Commitment in connection with any overall reduction in the amount of the Commitments), except as expressly provided in Section 2.1.8, (d) alter or amend (other than to increase) the rate of interest payable in respect of the Loans (except as may be expressly authorized by the Credit Documents or as may be necessary, in Agents’ judgment, to comply with Applicable Law), (e) waive or agree to defer collection of any fee, termination charge or other charge provided for under any of the Credit Documents or the unused line fee in Section 3.2.2 hereof, (f) subordinate the payment of any of the Obligations to any other Debt or the priority of any Liens granted to Administrative Agent under any of the Credit Documents to Liens granted to any other Person, except as currently provided in or contemplated by the Credit Documents in connection with Borrowers’ incurrence of Permitted Purchase Money Debt, and except for Liens granted by a Borrower to financial institutions with respect to amounts on deposit with such financial institutions to cover returned items, processing and analysis charges and other charges in the Ordinary Course of Business that relate to deposit accounts with such financial institutions, (g) alter the time or amount of repayment of any of the Loans (except a moratorium or deferral of payment pursuant to a forbearance agreement entered into by Agent and the Required Lenders with Borrowers at any time an Event of Default exists but in no event for more than ninety (90) days without the consent of all Lenders and without any further extensions thereof without the consent of all Lenders) or waive any Event of Default resulting from nonpayment of the Loans on the due date thereof (or within any applicable period of grace), (h) forgive any of the Obligations, except any portion of the Obligations held by a Lender who consents in writing to such forgiveness, or (i) release any Borrower from liability for any of the Obligations (except for the release of Property Company as an Obligor hereunder so long as each of the PropCo Release Conditions is satisfied as determined by Administrative Agent) (j) release any Guarantor, or (k) amend the Seller Subordination Agreement. No Lender shall be authorized to amend or modify any Note held by it, unless such amendment or modification is consented to in writing by all Lenders; provided, however, that the foregoing shall not be construed to prohibit an amendment or modification to any provision of this Agreement that may be effected pursuant to this Section 13.9.1 by agreement of Borrowers and the Required Lenders even though such an amendment or modification results in an amendment or modification of the Notes by virtue of the incorporation by reference in each of the Notes of this Agreement. The making of any Loans hereunder by any Lender during the existence of a Default or Event of Default shall not be deemed to constitute a waiver of such Default or Event of Default. Any waiver or consent granted by Lenders hereunder shall be effective only if in writing and then only in the specific instance and for the specific purpose for which it was given.

12.5.2. No Borrower will, directly or indirectly, pay or cause to be paid any remuneration or other thing of value, whether by way of supplemental or additional interest, fee or otherwise, to any Lender (in its capacity as a Lender hereunder) as consideration for or as an inducement to the consent to or agreement by such Lender with any waiver or amendment of any of the terms and provisions of this Agreement or any of the other Credit Documents to the extent that the agreement of all Lenders to any such waiver or amendment is required, unless such remuneration or thing of value is concurrently paid, on the same terms, on a Pro Rata basis to all Lenders who consent or agree to such waiver or amendment.

12.5.3. Unless otherwise directed in writing by the Required Lenders, Administrative Agent may require Lenders to honor requests by Borrowers for Out-of-Formula Loans (in which event, and notwithstanding anything to the contrary set forth in Section 2.1.1 or elsewhere in this Agreement, Lenders shall continue to make Revolver Loans up to their Pro Rata share of the Commitments) and to forbear from requiring Borrowers to cure an Out-of-Formula Condition, (1) when no Event of Default exists (or if an Event of Default exists, when the existence of such Event of Default is not known by Administrative Agent), if and for so long as (i) such Out-of-Formula Condition does not continue for a period of more than fifteen (15) consecutive days, following which no Out-of-Formula Condition exists for at least fifteen (15) consecutive days before another Out-of-Formula Condition exists, (ii) the amount of the Revolver Loans outstanding at any time does not exceed the aggregate of the Revolver Commitments at such time, and (iii) the Out-of-Formula Condition is not known by Administrative Agent at the time in question to exceed $5,000,000; and (2) regardless of whether or not an Event of Default exists, if Administrative Agent discovers the existence of an Out-of-Formula Condition not previously known by it to exist, but Lenders shall be obligated to continue making such Revolver Loans as directed by Administrative Agent only (A) if the amount of the Out-of-Formula Condition is not increased by more than $2,000,000 above the amount determined by Agent to exist on the date of discovery thereof and (B) for a period not to exceed five (5) Business Days and (C) the amount of the Revolver Loans outstanding at any time does not exceed the aggregate of the Revolver Commitments at such time. In no event shall any Borrower be deemed to be a beneficiary of this Section 13.9.3 or authorized to enforce any of the provisions of this Section 13.9.3.

12.5.4. If, in connection with any proposed amendment, waiver or consent (a “Proposed Change”) requiring the consent of all Lenders, the consent of Required Lenders is obtained, but the consent of other Lenders is not obtained (any such Lender whose consent is not obtained being referred to as a “Non-Consenting Lender”), then, so long as Administrative Agent is not a Non-Consenting Lender, at Borrowers’ request, Administrative Agent or an Eligible Assignee shall have the right (but not the obligation) with Administrative Agent’s approval, to purchase from the Non-Consenting Lenders, and the Non-Consenting Lenders agree that they shall sell within thirty (30) days after such request, all the Non-Consenting Lenders’ Commitments for an amount equal to the principal balances thereof and all accrued interest and fees with respect thereto through the date of sale pursuant to Assignment and Acceptance Agreement(s), without premium or discount.

Due Diligence and Non-Reliance. Each Lender hereby acknowledges and represents that it has, independently and without reliance upon any Agent or the other Lenders, and based upon such documents, information and analyses as it has deemed appropriate, made its own credit analysis of each Borrower and its own decision to enter into this Agreement and to fund the Loans to be made by it hereunder and to purchase participations in the LC Obligations pursuant to Section 2.3.2 hereof, and each Lender has made such inquiries concerning the Credit Documents, the Collateral and each Borrower as such Lender feels necessary and appropriate, and has taken such care on its own behalf as would have been the case had it entered into the other Credit Documents without the intervention or participation of the other Lenders or Agents. Each Lender hereby further acknowledges and represents that the other Lenders and Agents have not made any representations or warranties to it concerning any Borrower, any of the Collateral or the legality, validity, sufficiency or enforceability of any of the Credit Documents. Each Lender also hereby acknowledges that it will, independently and without reliance upon the other Lenders or Agents, and based upon such financial statements, documents and information as it deems appropriate at the time, continue to make and rely upon its own credit decisions in making Loans and in taking or refraining to take any other action under this Agreement or any of the other Credit Documents. Except for notices, reports and other information expressly required to be furnished to Lenders by

Administrative Agent hereunder, Administrative Agent shall not have any duty or responsibility to provide any Lender with any notices, reports or certificates furnished to Administrative Agent by any Borrower or any credit or other information concerning the affairs, financial condition, business or Properties of any Borrower (or any of its Affiliates) which may come into possession of Administrative Agent or any of Administrative Agent’s Affiliates.

Representations and Warranties of Lenders. By its execution of this Agreement, each Lender hereby represents and warrants to each Borrower and the other Lenders that it has the power to enter into and perform its obligations under this Agreement and the other Credit Documents, and that it has taken all necessary and appropriate action to authorize its execution and performance of this Agreement and the other Credit Documents to which it is a party, each of which will be binding upon it and the obligations imposed upon it herein or therein will be enforceable against it in accordance with the respective terms of such documents.

The Required Lenders. As to any provisions of this Agreement or the other Credit Documents under which action may or is required to be taken upon direction or approval of the Required Lenders, the direction or approval of the Required Lenders shall be binding upon each Lender to the same extent and with the same effect as if each Lender had joined therein.

Several Obligations. The obligations and commitments of each Lender under this Agreement and the other Credit Documents are several and neither any Agent nor any Lender shall be responsible for the performance by the other Lenders of its obligations or commitments hereunder or thereunder. Notwithstanding any liability of Lenders stated to be joint and several to third Persons under any of the Credit Documents, such liability shall be shared, as among Lenders, Pro Rata according to the respective Commitments of Lenders.

Agents in their Individual Capacities. With respect to its obligation to lend under this Agreement, the Loans made by it and each Note issued to it, each Agent shall have the same rights and powers hereunder and under the other Credit Documents as any other Lender or holder of a Note and may exercise the same as though it were not performing the duties specified herein; and the terms “Lenders,” “Required Lenders,” or any similar term shall, unless the context clearly otherwise indicates, include each Agent in its capacity as a Lender. Each Agent and its Affiliates may each accept deposits from, maintain deposits or credit balances for, invest in, lend money to, act as trustee under indentures of, serve as financial advisor to, and generally engage in any kind of business with any Borrower, or any Affiliate of any Borrower, as if it were any other bank and without any duty to account therefor (or for any fees or other consideration received in connection therewith) to the other Lenders. Bank or its affiliates may receive information regarding any Borrower or any of such Borrower’s Affiliates and account debtors (including information that may be subject to confidentiality obligations in favor of Borrowers or any of their Affiliates) and Lenders acknowledge that neither Administrative Agent nor Bank shall be under any obligation to provide such information to Lenders to the extent acquired by Bank in its individual capacity and not as Administrative Agent hereunder.

No Third Party Beneficiaries. This Section 13 is not intended to confer any rights or benefits upon Borrowers or any other Person except Lenders and Agents, and no Person (including any or all Borrowers) other than Lenders and Agents shall have any right to enforce any of the provisions of this Section 13 except as expressly provided in Section 13.17 hereof. As between Borrowers and Agents, any action that Agents may take or purport to take on behalf of Lenders under any of the Credit Documents shall be conclusively presumed to have been authorized and approved by Lenders as herein provided.

Notice of Transfer. Administrative Agent may deem and treat a Lender party to this Agreement as the owner of such Lender’s portion of the Revolver Loans for all purposes, unless and until a written notice of the assignment or transfer thereof executed by such Lender has been received by Administrative Agent.

Replacement of Certain Lenders. In addition to the provisions of Section 13.9.4 hereof, if a Lender (“Affected Lender”) shall have (i) failed to fund its Pro Rata share of any Loan or LC Obligation requested (or deemed requested) by Borrowers which such Lender is obligated to fund under the terms of this Agreement and which such failure has not been cured, (ii) requested compensation from Borrowers under Sections 3.7 or 3.8 to recover increased costs incurred by such Lender (or its parent or holding company) which are not being incurred generally by the other Lenders (or their respective parents or holding companies), (iii) delivered a notice pursuant to Section 3.6 hereof claiming that such Lender is unable to extend LIBOR Loans to Borrowers for reasons not generally applicable to the other Lenders, or (iv) is otherwise in default under any of its obligations hereunder, then, in any such case and in addition to any other rights and remedies that any Agent, any other Lender or any Borrower may have against such Affected Lender, any Borrower or Administrative Agent may make written demand on such Affected Lender (with a copy to Administrative Agent in the case of a demand by Borrowers and a copy to Borrowers in the case of a demand by Administrative Agent) for the Affected Lender to assign, and such Affected Lender shall assign pursuant to one or more duly executed Assignment and Acceptances within five (5) Business Days after the date of such demand, to one or more Lenders willing to accept such assignment or assignments, or to one or more Eligible Assignees designated by Agents or Borrowers, all of such Affected Lender’s rights and obligations under this Agreement (including its Commitments and all Loans owing to it) in accordance with Section 14 hereof. Administrative Agent is hereby irrevocably authorized to execute one or more Assignment and Acceptances as attorney-in-fact for any Affected Lender which fails or refuses to execute and deliver the same within five (5) Business Days after the date of such demand. The Affected Lender shall be entitled to receive, in cash and concurrently with execution and delivery of each such Assignment and Acceptance, all amounts owed to the Affected Lender hereunder or under any other Credit Document, including the aggregate outstanding principal amount of the Revolver Loans owed to such Lender, together with accrued interest thereon through the date of such assignment. Upon the replacement of any Affected Lender pursuant to this Section 13.17, such Affected Lender shall cease to have any participation in, entitlement to, or other right to share in the Liens of Administrative Agent in any Collateral and such Affected Lender shall have no further liability to any Agent, any Lender or any Obligor under any of the Credit Documents (except as provided in Section 13.6 hereof as to events or transactions which occur prior to the replacement of such Affected Lender), including any commitment to make Loans or purchase participations in LC Obligations. Administrative Agent shall have the right at any time, but shall not be obligated to, upon written notice to any Lender and with the consent of such Lender (which may be granted or withheld in such Lender’s sole discretion), to purchase for Administrative Agent’s own account all of such Lender’s right, title and interest in and to this Agreement, the other Credit Documents and the Obligations (together with such Lender’s interest in the Commitments), for the face amount of the Obligations owed to such Lender (or such greater or lesser amount as Administrative Agent and Lender may mutually agree upon).

12.6. Remittance of Payments and Collections.

12.6.1. All payments by any Lender to Administrative Agent shall be made not later than the time set forth elsewhere in this Agreement on the Business Day such payment is due; provided, however, that if such payment is due on demand by Administrative Agent and such demand is made on the paying Lender after 11:00 a.m. on such Business Day, then payment shall be made by 11:00 a.m. on the next Business Day. Payment by Administrative Agent to any Lender shall be made by wire transfer, promptly following Administrative Agent’s receipt of funds for the account of such Lender and in the type of funds received by Administrative Agent; provided, however, that if Administrative Agent receives such funds at or prior to 12:00 noon, Administrative Agent shall pay such funds to such Lender by 2:00 p.m. on such Business Day, but if Administrative Agent receives such funds after 12:00 noon, Administrative Agent shall pay such funds to such Lender by 2:00 p.m. on the next Business Day.

12.6.2. With respect to the payment of any funds from Administrative Agent to a Lender or from a Lender to Administrative Agent, the party failing to make full payment when due pursuant to the terms hereof shall, on demand by the other party, pay such amount together with interest thereon at the Federal Funds Rate. In no event shall Borrowers be entitled to receive any credit for any interest paid by Administrative Agent to any Lender, or by any Lender to Administrative Agent, at the Federal Funds Rate as provided herein.

12.6.3. If Administrative Agent pays any amount to a Lender in the belief or expectation that a related payment has been or will be received by Administrative Agent from a Borrower and such related payment is not received by Administrative Agent, then Administrative Agent shall be entitled to recover such amount from each Lender that receives such amount. If Administrative Agent determines at any time that any amount received by it under this Agreement or any of the other Credit Documents must be returned to a Borrower or paid to any other Person pursuant to any Applicable Law, court order or otherwise, then, notwithstanding any other term or condition of this Agreement or any of the other Credit Documents, Administrative Agent shall not be required to distribute such amount to any Lender.

No Reliance on Agents’ Customer Identification Program. Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, Participants, Transferees or assignees, may rely on any Agent to carry out such Lender’s, Affiliate’s, Participant’s, Transferee’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the USA PATRIOT Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other Anti-Terrorism Law, including any programs involving any of the following items relating to or in connection with any Borrower, its Subsidiaries, Affiliates or its agents, the Credit Documents or the transactions hereunder: (1) any identity verification procedures, (2) any recordkeeping, (3) any comparisons with government lists, (4) any customer notices or (5) any other procedures required under the CIP Regulations or such other laws.

USA PATRIOT Act. Each Lender or Transferee or Participant or assignee of a Lender that is not incorporated under the laws of the United States of America or a state thereof (and is not excepted from the certification requirement contained in Section 313 of the USA PATRIOT Act and the applicable regulations because it is both (i) an affiliate of a depository institution or foreign bank that maintains a physical presence in the United States or foreign country, and (ii) subject to supervision by a banking authority regulating such affiliated depository institution or foreign bank) shall deliver to Administrative Agent the certification, or, if applicable, recertification, certifying that such Lender is not a “shell” and certifying to other matters as required by Section 313 of the USA PATRIOT Act and the applicable regulations: (1) within ten (10) days after the Closing Date and (2) at such other times as are required under the USA PATRIOT Act.

Hedging Arrangements. Each Lender shall notify Administrative Agent if such Lender or any of its Affiliates enters into a Hedging Agreement with any Borrower within 5 Business Days after consummation of such transaction, and at Administrative Agent’s request from time to time, shall provide such information as Administrative Agent may request regarding such Hedging Agreement, including a mark to market value on each hedging arrangement. If any Lender shall fail to notify Administrative Agent of its Hedging Agreement or if requested by Administrative Agent, its mark to market value on such hedging arrangement, then amounts owing to such Lender or its Affiliate under such Hedging Agreement shall be paid last in order under Section 5.6.1.

SECTION 13. BENEFIT OF AGREEMENT; ASSIGNMENTS AND PARTICIPATIONS

Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of Borrowers, Agents and Lenders and their respective successors and assigns (which, in the case of Agent, shall include any successor Agent appointed pursuant to Section 13.8 hereof), except that (i) no Borrower shall have the right to assign its rights or delegate performance of any of its obligations under any of the Credit Documents and (ii) any assignment by any Lender must be made in compliance with Section 14.3 hereof. Administrative Agent may treat the payee of any Note as the owner thereof for all purposes hereof unless and until such payee complies with Section 14.3 in the case of an assignment thereof or, in the case of any other transfer, a written notice of the transfer is filed with Administrative Agent. Any assignee or transferee of a Note agrees by acceptance thereof to be bound by all the terms and provisions of the Credit Documents. Any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the holder of a Note, shall be conclusive and binding on any subsequent holder, transferee or assignee of such Note or of any Note or Notes issued in exchange therefor.

13.1. Participations.

Permitted Participants; Effect. Any Lender may, in the ordinary course of its business and in accordance with Applicable Law, at any time sell to one or more banks or other financial institutions (each a “Participant”) a participating interest in any of the Obligations owing to such Lender, any Commitment of such Lender or any other interest of such Lender under any of the Credit Documents. In the event of any such sale by a Lender of participating interests to a Participant, such Lender’s obligations under the Credit Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, such Lender shall remain the holder of any Note for all purposes under the Credit Documents, all amounts payable by Borrowers under this Agreement and any of the Notes shall be determined as if such Lender had not sold such participating interests, and Borrowers and Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under the Credit Documents. If a Lender sells a participation to a Person other than an Affiliate of such Lender, then such Lender shall give prompt written notice thereof to Borrowers and the other Lenders. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 5.9 unless Borrowers are notified of the participation sold to Participant and such Participant agrees, for the benefit of Borrowers, to comply with Section 5.10 as though such Participant were a Lender.

Voting Rights. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Credit Documents.

Reserved.

Notices. Each Lender shall be solely responsible for notifying its Participants of any matters relating to the Credit Documents to the extent that any such notice may be required, and neither any Agent nor any other Lender shall have any obligation, duty or liability to any Participant of any other Lender. Without limiting the generality of the foregoing, neither any Agent nor any Lender shall have any obligation to give notices or to provide documents or information to a Participant of another Lender.

13.2. Assignments.

Permitted Assignments. Subject to its compliance with Section 14.3.2, a Lender may, in accordance with Applicable Law, at any time assign to any Eligible Assignee all or any part of its rights and obligations under the Credit Documents, so long as (i) each assignment is of a constant, and not a varying, ratable percentage of all of the transferor Lender’s rights and obligations under the Credit Documents with respect to the Loans and the LC Obligations and, in the case of a partial assignment, is in a minimum principal amount of $5,000,000 (unless otherwise agreed by Agents in their reasonable credit judgment) and integral multiples of $5,000,000 in excess of that amount; (ii) except in the case of an assignment in whole of a Lender’s rights and obligations under the Credit Documents or an assignment by one original signatory to this Agreement to another such signatory, immediately after giving effect to any assignment, the aggregate amount of the Commitments retained by the transferor Lender shall in no event be less than $10,000,000 (unless otherwise agreed by Agents in their reasonable credit judgment); and (iii) the parties to each such assignment shall execute and deliver to Administrative Agent, for its acceptance and recording, an Assignment and Acceptance. Nothing contained herein shall limit in any way the right of a Lender to assign all or any portion of the Obligations owing to it to any Federal Reserve Bank or the United States Treasury as collateral security pursuant to Regulation A of the Board of Governors and any Operating Circular issued by such Federal Reserve Bank, provided that any payment by Borrowers to the assigning Lender in respect of such assigned Obligations in accordance with the terms of this Agreement shall satisfy Borrowers’ obligations hereunder in respect of such assigned Obligations to the extent of such payment, and no such assignment shall release the assigning Lender from its obligations hereunder.

Effect; Effective Date. Upon (i) delivery to Administrative Agent of a notice of assignment substantially in the form attached as Exhibit I hereto, together with any consents required by Section 14.3.1, and (ii) payment of a $3,500 fee to Administrative Agent for processing any assignment to an Eligible Assignee that is not an Affiliate of the transferor Lender, such assignment shall become effective on the effective date specified in such notice of assignment. On and after the effective date of such assignment, such Eligible Assignee shall for all purposes be a Lender party to this Agreement and any other Credit Document executed by the Lenders and shall have all the rights and obligations of the Lender under the Credit Documents to the same extent as if it were an original party thereto, and no further consent or action by Borrowers, Lenders or Agents shall be required to release the transferor Lender with respect to the Commitment (or portion thereof) of such Lender and Obligations assigned to such Eligible Assignee. Upon the consummation of any assignment to an Eligible Assignee pursuant to this Section 14.3, the transferor Lender, Administrative Agent and Borrowers shall make appropriate arrangements so that replacement Notes are issued to such transferor Lender and new Notes or, as appropriate, replacement Notes, are issued to such Eligible Assignee, in each case in principal amounts reflecting their respective Commitments, as adjusted pursuant to such assignment. If the transferor Lender shall have assigned all of its interests, rights and obligations under this Agreement pursuant to Section 14.3.1 hereof, such transferor Lender shall no longer have any obligation to indemnify any Agent Indemnitee with respect to any transactions, events or occurrences that transpire after the effective date of such assignment, and each Eligible Assignee to which such transferor shall make an assignment shall be responsible to Agents to indemnify Agents in accordance with this Agreement with respect to transactions, events and occurrences transpiring on and after the effective date of such assignment to it.

Dissemination of Information. Each Borrower authorizes each Lender and Agents to disclose to any Participant, any Eligible Assignee or any other Person acquiring an interest in the Credit Documents by operation of law (each a “Transferee”), and any prospective Transferee, any and all information in such Agent’s or such Lender’s possession concerning each Borrower, the Subsidiaries of each Borrower or the Collateral, subject to appropriate confidentiality undertakings on the part of such Transferee which are reasonably approved by Borrowers and of which Borrowers are a beneficiary.

Tax Treatment. If any interest in any Credit Document is transferred to any Transferee that is organized under the laws of any jurisdiction other than the United States or any State thereof, the transferor Lender shall cause such Transferee, concurrently with the effectiveness of such transfer, to comply with the provisions of Section 5.10 hereof.

SECTION 14. MISCELLANEOUS

Power of Attorney. Each Borrower hereby irrevocably designates, makes, constitutes and appoints Administrative Agent (and all Persons designated by Administrative Agent) as such Borrower’s true and lawful attorney (and agent-in-fact) and Administrative Agent, or Administrative Agent’s designee, may, without notice to such Borrower and in either such Borrower’s or Administrative Agent’s name, but at the cost and expense of Borrowers:

14.1.1. At such time or times as Administrative Agent or said designee may determine, endorse such Borrower’s name on any Payment Item or proceeds of the Collateral which come into the possession of Administrative Agent or under Administrative Agent’s control and deposit the same for application to the Obligations as set forth in this Agreement.

At any time that an Event of Default exists: (i) demand payment of the Accounts from the Account Debtors, enforce payment of the Accounts by legal proceedings or otherwise, and generally exercise all of such Borrower’s rights and remedies with respect to the collection of the Accounts; (ii) settle, adjust, compromise, discharge or release any of the Accounts or other Collateral or any legal proceedings brought to collect any of the Accounts or other Collateral; (iii) sell or assign any of the Accounts and other Collateral upon such terms, for such amounts and at such time or times as Administrative Agent deems advisable; (iv) take control, in any manner, of any item of payment or proceeds relating to any Collateral; (v) prepare, file and sign such Borrower’s name to a proof of claim in bankruptcy or similar document against any Account Debtor or to any notice of Lien, assignment or satisfaction of Lien or similar document in connection with any of the Collateral; (vi) receive, open and deal with all mail addressed to such Borrower and to notify postal authorities to change the address for delivery thereof to such address as Administrative Agent may designate; (vii) endorse the name of such Borrower upon any of the items of payment or proceeds relating to any Collateral and deposit the same to the account of Administrative Agent on account of the Obligations; (viii) endorse the name of such Borrower upon any chattel paper, document, instrument, invoice, freight bill, bill of lading or similar document or agreement relating to any Accounts or Inventory of any Borrower and any other Collateral; (ix) use such Borrower’s stationery and sign the name of such Borrower to verifications of the Accounts and notices thereof to Account Debtors; (x) use the information recorded on or contained in any data processing equipment and computer hardware and software relating to the Accounts, Inventory, Equipment or any other Collateral; (xi) make and adjust claims under policies of insurance; (xii) sign the name of such Borrower on any proof of claim in bankruptcy against Account Debtors and on notices of Liens, claims of mechanic’s Liens or assignments or releases of mechanic’s Liens securing any Accounts; (xiii) take all action as may be necessary to obtain the payment of any letter of credit or banker’s acceptance of which such Borrower is a beneficiary; and (xiv) do all other acts and things necessary, in Administrative Agent’s determination, to fulfill such Borrower’s obligations under this Agreement.

General Indemnity. Each Borrower hereby agrees to indemnify and defend the Indemnitees against and to hold the Indemnitees harmless from any Indemnified Claim that may be instituted or asserted against any of the Indemnitees and that either (i) arises out of or relates to this Agreement or any of the other Credit Documents (including any transactions entered into pursuant to any of the Credit Documents, Administrative Agent’s Lien upon the Collateral, or the performance by Agents or Lenders of their duties or the exercise of any of their rights or remedies under this Agreement or any of the other Credit Documents), or (ii) results from a Borrower’s failure to observe, perform or discharge any of such Borrower’s covenants or duties hereunder. Without limiting the generality of the foregoing, this indemnity shall extend to any Indemnified Claims instituted or asserted against or incurred by any of the Indemnitees by any Person under any Environmental Laws or similar laws by reason of any Borrower’s failure to comply with laws applicable to solid or hazardous waste materials or other toxic substances. Additionally, without duplication of Section 3.7, if any Taxes (excluding Taxes imposed upon or measured solely by the net income of Agents and Lenders, but including any intangibles tax, stamp tax, recording tax or franchise tax) shall be payable by any Agent or any Borrower on account of the extension of the Loans and other Obligations by Agent or any Lender or the repayment of any of the Obligations hereunder or the granting of a Lien in favor of Agent, for the benefit of Secured Parties, by reason of any Applicable Law now or hereafter in effect, Borrowers will pay (or will promptly reimburse Agents and Lenders for the payment of) all such Taxes, including any interest and penalties thereon, and will indemnify and hold Indemnitees harmless from and against all liability in connection therewith. The foregoing indemnities shall not apply to Indemnified Claims incurred by any Indemnitee as a result of its own gross negligence or willful misconduct or that arise solely out of any disputes between Lenders or Lenders and Agents. The foregoing indemnity shall not extend to or preclude any claim, demand, suit, allegation or other proceeding by any Borrower against any Indemnitee on account of any damages, losses, liabilities and expenses that may be suffered or incurred by any Borrower by a breach of this Agreement or the other Credit Documents by any Indemnified Party.

Survival of All Indemnities. Notwithstanding anything to the contrary in this Agreement or any of the other Credit Documents, the obligation of each Borrower and each Lender with respect to each indemnity given by it in this Agreement, whether given by any or all Borrowers to Agent Indemnitees, Lender Indemnitees or Bank Indemnitees or by any Lender to any Agent Indemnitees or Bank Indemnitees, shall survive the Payment in Full of the Obligations and the termination of any of the Commitments.

Modification of Agreement. This Agreement may not be modified, altered or amended, except by an agreement in writing signed by Borrowers and Agents and Lenders (or, where otherwise expressly allowed by Section 13 hereof, the Required Lenders in lieu of Agents and Lenders); provided, however, that no consent, written or otherwise, of Borrowers shall be necessary or required in connection with any amendment of any of the provisions of Sections 2.3.2, 4.1.3, 5.5, or 13 (other than Section 13.17), or any other provision of this Agreement that affects only the rights, duties and responsibilities of Lenders and Agents as among themselves so long as no such amendment imposes any additional obligations on Borrowers.

Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under Applicable Law, but if any provision of this Agreement shall be prohibited by or invalid under Applicable Law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

Cumulative Effect; Conflict of Terms. The provisions of the Other Agreements and the Security Documents are hereby made cumulative with the provisions of this Agreement. Without limiting the generality of the foregoing, the parties acknowledge that this Agreement and the other Credit Documents may use several different limitations, tests or measurements to regulate the same or similar matters and that such limitations, tests and measures are cumulative and each must be performed, except as may be expressly stated to the contrary in this Agreement. Except as otherwise provided in any of the other Credit Documents by specific reference to the applicable provision of this Agreement, if any provision contained in this Agreement is in direct conflict with, or inconsistent with, any provision in any of the other Credit Documents, the provision contained in this Agreement shall govern and control.

Execution in Counterparts. This Agreement and any amendments hereto may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument.

Consent. Whenever an Agent’s, Lenders’ or Required Lenders’ consent is required to be obtained under this Agreement or any of the other Credit Documents as a condition to any action, inaction, condition or event, each Agent and each Lender shall be authorized to give or withhold its consent in its sole and absolute discretion and to condition its consent upon the giving of additional collateral security for the Obligations, the payment of money or any other matter; provided, that when an Agent’s consent alone is required, such Agent may give or withhold its consent in its reasonable discretion.

Notices. All notices, requests and demands to or upon a party hereto shall be in writing and shall be sent by certified or registered mail, return receipt requested, personal delivery against receipt or by telecopier or other facsimile transmission and shall be deemed to have been validly served, given or delivered when delivered against receipt or, in the case of facsimile transmission, when received (if on a Business Day and, if not received on a Business Day, then on the next Business Day after receipt) at the office where the noticed party’s telecopier is located, in each case addressed to the noticed party at the address shown for such party on the signature page hereof or on Schedule 2 hereof, or in the case of a Person who becomes a Lender after the date hereof, at the address shown on the Assignment and Acceptance by which such person became a Lender. Notwithstanding the foregoing, no notice to or upon Administrative Agent pursuant to Sections 2.3, 3.1.2, 4.1 or 6.2.2 shall be effective until after actually received by the individual to whose attention at Administrative Agent such notice is required to be sent. Any written notice, request or demand that is not sent in conformity with the provisions hereof shall nevertheless be effective on the date that such notice, request or demand is actually received by the individual to whose attention at the noticed party such notice, request or demand is required to be sent.

Performance of Borrowers’ Obligations. If any Borrower shall fail to discharge any covenant, duty or obligation hereunder or under any of the other Credit Documents, Administrative Agent may, in its sole discretion at any time or from time to time, for such Borrower’s account and at Borrowers’ expense, pay any amount or do any act required of Borrowers hereunder or under any of the other Credit Documents or otherwise lawfully requested by Administrative Agent to (i) enforce any of the Credit Documents or collect any of the Obligations, (ii) preserve, protect, insure or maintain or realize upon any of the Collateral, or (iii) preserve, defend, protect or maintain the validity or priority of Administrative Agent’s Liens in any of the Collateral, including the payment of any judgment against any Borrower, any insurance premium, any warehouse charge, any finishing or processing charge, any landlord claim, any other Lien upon or with respect to any of the Collateral (whether or not a Permitted Lien). All payments that Administrative Agent may make under this Section and all out-of-pocket costs and expenses (including Extraordinary Expenses) that Administrative Agent pays or incurs in connection with any action taken by it hereunder shall be reimbursed to Administrative Agent by Borrowers on demand with interest from the date such payment is made or such costs or expenses are incurred to the date of payment thereof at the Default Rate applicable for Revolver Loans that are Base Rate Loans. Any payment made or other action taken by Administrative Agent under this Section shall be without prejudice to any right to assert, and without waiver of, an Event of Default hereunder and to without prejudice to Administrative Agent’s right proceed thereafter as provided herein or in any of the other Credit Documents.

Credit Inquiries. Each Borrower hereby authorizes and permits Agents and Lenders (but Agents and Lenders shall have no obligation) to respond to usual and customary credit inquiries from third parties concerning such Borrower or any of its Subsidiaries.

Time of Essence. Time is of the essence of this Agreement, the Other Agreements and the Security Documents.

Indulgences Not Waivers. Any party’s failure at any time or times hereafter, to require strict performance of any provision of this Agreement shall not waive, affect or diminish any right of such party thereafter to demand strict compliance and performance therewith.

Entire Agreement; Exhibits and Schedules. This Agreement and the other Credit Documents, together with all other instruments, agreements and certificates executed by the parties in connection therewith or with reference thereto, embody the entire understanding and agreement between the parties hereto and thereto with respect to the subject matter hereof and thereof and supersede all prior agreements, understandings and inducements, whether express or implied, oral or written. Each of the Exhibits and each of the Schedules attached hereto are incorporated into this Agreement and by this reference made a part hereof.

Interpretation. No provision of this Agreement or any of the other Credit Documents shall be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party having, or being deemed to have, structured, drafted or dictated such provision.

Obligations of Lenders Several. The obligations of each Lender hereunder are several, and no Lender shall be responsible for the obligations or Commitment of any other Lender. Nothing contained in this Agreement and no action taken by Lenders pursuant hereto shall be deemed to constitute the Lenders to be a partnership, association, joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled, to the extent not otherwise restricted hereunder, to protect and enforce its rights arising out of this Agreement and any of the other Credit Documents and it shall not be necessary for any Agent or any other Lender to be joined as an additional party in any proceeding for such purpose.

Advertising and Publicity. With the prior consent of Borrowers (which shall not be unreasonably withheld or delayed), Administrative Agent, on behalf of Lenders, may issue and disseminate to the public (by advertisement or otherwise) information describing the credit accommodations made available by Lenders pursuant to this Agreement, including the name and address of each Borrower, the amount and security for the credit accommodations and the general nature of each Borrower’s business, provided that detail regarding terms (such as interest rate) may be provided only to industry publications, such as the “LPC Gold Sheets.”

Disclosure. Notwithstanding anything herein to the contrary, any party subject to confidentiality obligations hereunder or under any other related document (and any employee, representative or other agent of such party) may disclose to any Governmental Authority, without limitation of any kind, the U.S. federal income tax treatment of the U.S. federal income tax structure of the transactions contemplated herein and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure. Borrowers acknowledge that one or more of the Lenders may treat its Loans as part of a transaction that is subject to Treasury Regulation Section 1.6011-4 or Section 301.6112-1, and the Administrative Agent and such Lender or Lenders, as applicable, may file such IRS forms or maintain such lists and other records as they may determine is required by such Treasury Regulations.

Governing Law; Consent to Forum. This Agreement has been negotiated, executed and delivered at and shall be deemed to have been made in Atlanta, Georgia. This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia (without giving effect to the conflict of law principles thereof); provided, however, that, if any of the Collateral shall be located in any jurisdiction other than Georgia, the laws of such jurisdiction shall govern the method, manner and procedure for foreclosure of Administrative Agent’s Lien upon such Collateral and the enforcement of Administrative Agent’s other remedies in respect of such Collateral to the extent that the laws of such jurisdiction are different from or inconsistent with the laws of the State of Georgia. As part of the consideration for new value received, and regardless of any present or future domicile or principal place of business of any Borrower, any Lender or any

Agent, each Borrower hereby consents and agrees that the Superior Court of Cobb County, Georgia, or, at Agent’s option, the United States District Court for the Northern District of Georgia, Atlanta Division, shall have jurisdiction to hear and determine any claims or disputes among any or all Borrowers, Agents and Lenders pertaining to this Agreement or to any matter arising out of or related to this Agreement. Each Borrower expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such Court, and each Borrower hereby waives any objection that such Borrower may have based upon lack of personal jurisdiction, improper venue or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such Court. Each Borrower hereby waives personal service of the summons, complaint and other process issued in any such action or suit and agrees that service of such summons, complaint and other process may be made by certified mail addressed to such Borrower at the address set forth in this Agreement and that service so made shall be deemed completed upon the earlier of such Borrower’s actual receipt thereof or four (4) Business Days after deposit in the U.S. mails, proper postage prepaid. Nothing in this Agreement shall be deemed or operate to affect the right of Administrative Agent to serve legal process in any other manner permitted by law, or to preclude the enforcement by Administrative Agent of any judgment or order obtained in such forum or the taking of any action under this Agreement to enforce same in any other appropriate forum or jurisdiction.

Waivers by Borrowers. To the fullest extent permitted by Applicable Law, each Borrower waives (i) the right to trial by jury (which each Agent and each Lender hereby also waives) in any action, suit, proceeding or counterclaim of any kind arising out of or related to any of the Credit Documents, the Obligations or the Collateral; (ii) presentment, demand and protest and notice of presentment, protest, default, non payment, maturity, release, compromise, settlement, extension or renewal of any or all commercial paper, accounts, contract rights, documents, instruments, chattel paper and guaranties at any time held by Administrative Agent on which such Borrower may in any way be liable and hereby ratifies and confirms whatever Agent may do in this regard; (iii) notice prior to taking possession or control of the Collateral or any bond or security which might be required by any court prior to allowing Administrative Agent to exercise any of Administrative Agent’s remedies; (iv) the benefit of all valuation, appraisement and exemption laws; and (v) notice of acceptance hereof. Each Borrower acknowledges that the foregoing waivers are a material inducement to Agents’ and Lenders’ entering into this Agreement and that Agents and Lenders are relying upon the foregoing waivers in its future dealings with Borrowers. Each Borrower warrants and represents that it has reviewed the foregoing waivers with its legal counsel and has knowingly and voluntarily waived its jury trial rights following consultation with legal counsel. In the event of litigation, this Agreement may be filed as a written consent to a trial by the Court.

Waiver of Consumer Rights. Each Borrower waives its rights under the Texas Deceptive Trade Practices-Consumer Protection Act, Section 17.41 et seq., Business & Commerce Code, a law that gives consumers special rights and protections. After consultation with an attorney of each Borrower’s selection, each Borrower voluntarily consents to this waiver.

Limitation of Liability. NO CLAIM MAY BE MADE BY ANY AGENT, ANY BORROWER, ANY LENDER OR OTHER PERSON AGAINST ANY AGENT, ANY BORROWER, ANY LENDER, OR THE AFFILIATES, DIRECTORS, OFFICERS, EMPLOYEES, COUNSEL, REPRESENTATIVES, AGENTS OR ATTORNEYS-IN-FACT OF ANY OF THEM FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES IN RESPECT OF ANY CLAIM FOR BREACH OF CONTRACT OR ANY OTHER THEORY OF LIABILITY ARISING OUT OF OR RELATED TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT, OR ANY

ACT, OMISSION OR EVENT OCCURRING IN CONNECTION THEREWITH, AND EACH BORROWER, EACH AGENT AND EACH LENDER HEREBY WAIVES, RELEASES AND AGREES NOT TO SUE UPON ANY CLAIM FOR SUCH DAMAGES, WHETHER OR NOT ACCRUED AND WHETHER OR NOT KNOWN OR SUSPECTED TO EXIST IN ITS FAVOR.

14.2. Amendment and Restatement.

This Agreement and the other Credit Documents amend and restate the Existing Credit Agreement and the “Credit Documents” (as defined in the Existing Credit Agreement). All rights, benefits, indebtedness, interests, liabilities and obligations of the parties to the Existing Credit Agreement and the agreements, documents and instruments executed and delivered in connection with the Existing Credit Agreement (collectively, the “Existing Credit Documents”) are hereby renewed, amended, restated and superseded in their entirety according to the terms and provisions set forth herein and in the other Credit Documents. This Agreement does not constitute, nor shall it result in, a waiver of or release, discharge or forgiveness of any amount payable pursuant to the Existing Credit Documents or any indebtedness, liabilities or obligations of the Borrowers or the other Obligors thereunder, all of which are renewed and continued and are hereafter payable and to be performed in accordance with this Agreement and the other Credit Documents. Neither this Agreement nor any other Credit Document extinguishes the indebtedness or liabilities outstanding in connection with the Existing Credit Documents, nor do they constitute a novation with respect thereto.

All security interests, pledges, assignments, hypothecs and other Liens previously granted by any Obligor pursuant to the Existing Credit Documents are hereby renewed and continued, and all such security interests, pledges, assignments and other Liens shall remain in full force and effect as security for the Obligations.

Amounts in respect of interest, fees, and other amounts payable to or for the account of the Agents and the Lenders shall be calculated (i) in accordance with the provisions of the Existing Credit Agreement with respect to any period (or a portion of any period) ending prior to the Closing Date, and (ii) in accordance with the provisions of this Agreement with respect to any period (or a portion of any period) commencing on or after the Closing Date.

Upon the effectiveness of this Agreement, none of the Existing Lenders party to the Existing Credit Agreement shall have a Commitment except as expressly set forth opposite such Lender’s name in Schedule 1 attached hereto or the signature page of the Assignment and Acceptance by which it became a Lender, as modified from time to time pursuant to the terms of this Agreement or to give effect to any applicable Assignment and Acceptance, as any such Commitments may hereafter be increased, adjusted and modified as described in this Agreement.

IN WITNESS WHEREOF, this Agreement has been duly executed in Atlanta, Georgia, on the day and year specified at the beginning of this Agreement.

BORROWERS:

ATTEST:	SMITH PIPE & STEEL COMPANY

/s/ Sally A. Ward	By:	/s/ Eva M. Kalawski
Assistant Secretary	Name:	Eva M. Kalawski
	Title:	Vice President and Secretary

[CORPORATE SEAL]	Address:
c/o Travel Holding Corporation 360 North Crescent Drive, South Bldg. Beverly Hills, California, 90210 Attention: Eva M. Kalawski, Esq. Telecopier No.: (310) 712-1863 (the “Borrowers’ Notice Address”)

ATTEST:	INFRA-METALS CO. (formerly known as Preussag International Steel Corporation)

/s/ Sally A. Ward	By:	/s/ Eva M. Kalawski
Assistant Secretary	Name:	Eva M. Kalawski
	Title:	Vice President and Secretary

[CORPORATE SEAL]	Address:
c/o Travel Holding Corporation at the Borrowers’ Notice Address indicated above

ATTEST:	FERALLOY CORPORATION

/s/ Sally A. Ward	By:	/s/ Eva M. Kalawski
Assistant Secretary	Name:	Eva M. Kalawski
	Title:	Vice President and Secretary

[CORPORATE SEAL]	Address:
c/o Travel Holding Corporation at the Borrowers’ Notice Address indicated above

[Signatures continued on following page]

ATTEST:	DELTA STEEL L.P., as successor-by- conversion to Delta Steel, Incorporated

By: Delta GP, L.L.C., its general partner

/s/ Sally A. Ward		By:	/s/ Eva M. Kalawski
Assistant Secretary		Name:	Eva M. Kalawski
		Title:	Vice President and Secretary

By: Delta LP, L.L.C., its limited partner

		By:	/s/ Eva M. Kalawski
		Name:	Eva M. Kalawski
		Title:	Vice President and Secretary

[CORPORATE SEAL]	Address:
c/o Travel Holding Corporation at the Borrowers’ Notice Address indicated above

ATTEST:	DELTA GP, L.L.C.

/s/ Sally A. Ward		By:	/s/ Eva M. Kalawski
Assistant Secretary		Name:	Eva M. Kalawski
		Title:	Vice President and Secretary

[CORPORATE SEAL]	Address:
c/o Travel Holding Corporation at the Borrowers’ Notice Address indicated above

ATTEST:	DELTA LP, L.L.C.

/s/ Sally A. Ward	By:	/s/ Eva M. Kalawski
Assistant Secretary	Name:	Eva M. Kalawski
	Title:	Vice President and Secretary

[CORPORATE SEAL]	Address:
c/o Travel Holding Corporation at the Borrowers’ Notice Address indicated above

[Signatures continued on following page]

ATTEST:	PNA GROUP, INC.

/s/ Sally A. Ward	By:	/s/ Eva M. Kalawski
Assistant Secretary	Name:	Eva M. Kalawski
	Title:	Vice President and Secretary

[CORPORATE SEAL]	Address:
c/o Travel Holding Corporation at the Borrowers’ Notice Address indicated above

ATTEST:	DELNOR CORPORATION

/s/ Sally A. Ward	By:	/s/ Eva M. Kalawski
Assistant Secretary	Name:	Eva M. Kalawski
	Title:	Vice President and Secretary

[CORPORATE SEAL]	Address:
c/o Travel Holding Corporation at the Borrowers’ Notice Address indicated above

ATTEST:	TRAVEL MERGER CORPORATION

/s/ Sally A. Ward	By:	/s/ Eva M. Kalawski
Assistant Secretary	Name:	Eva M. Kalawski
	Title:	Vice President and Secretary

[CORPORATE SEAL]	Address:
c/o Travel Holding Corporation at the Borrowers’ Notice Address indicated above

ATTEST:	TRAVEL MAIN CORPORATION

/s/ Sally A. Ward	By:	/s/ Eva M. Kalawski
Assistant Secretary	Name:	Eva M. Kalawski
	Title:	Vice President and Secretary

[CORPORATE SEAL]	Address:
c/o Travel Holding Corporation at the Borrowers’ Notice Address indicated above

[Signatures continued on following page]

LENDERS:

BANK OF AMERICA, N.A.

By:	/s/ Dennis S. Losin
Name:	Dennis S. Losin
Title:	Senior Vice President

WELLS FARGO FOOTHILL, LLC

By:	/s/ Dennis King
Name:	Dennis King
Title:	Vice President

THE CIT GROUP/BUSINESS CREDIT, INC.

By:	/s/ Carl Giordano
Name:	Carl Giordano
Title:	Vice President

LASALLE BANK NATIONAL ASSOCIATION

By:	/s/ Oscar D. Johnson, Jr.
Name:	Oscar D. Johnson, Jr.
Title:	Senior Vice President

WACHOVIA CAPITAL FINANCE CORPORATION (CENTRAL)

By:	/s/ Laura Wheeland
Name:	Laura Wheeland
Title:	Vice President

CITIZENS BANK OF MASSACHUSETTS

By:	/s/ Stephen D. Metts
Name:	Stephen D. Metts
Title:	Vice President

[Signatures continued on following page]

NATIONAL CITY BUSINESS CREDIT, INC.

By:	/s/ Jason Hanes
Name:	Jason Hanes
Title:	Senior Associate

PNC BANK, NATIONAL ASSOCIATION

By:	/s/ Alex M. Council
Name:	Alex M. Council
Title:	Vice President

TEXTRON FINANCIAL CORPORATION

By:	/s/ Brian R. O’Fallon
Name:	Brian R. O’Fallon
Title:	Senior Account Executive

E*TRADE BANK

By:	/s/ Sam Crow
Name:	Sam Crow
Title:	Senior Manager, Commercial Lending

[Signatures continued on following page]